                                                                     EXHIBIT 4.1

================================================================================

                      AMENDED AND RESTATED CREDIT AGREEMENT

                                   $90,000,000

                                      among

                                BWAY CORPORATION,
                            BWAY MANUFACTURING, INC.
                                       and
                           ARMSTRONG CONTAINERS, INC.
                                  as Borrowers

                                      with

                                BWAY CORPORATION,
                             as Funds Administrator,

                                   the Lenders

                                       and

                      DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                    as Agent

                          Dated as of February 7, 2003

================================================================================

                                TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
ARTICLE 1 DEFINITIONS...........................................................   1

   1.1    General Definitions...................................................   1
   1.2    Amendment and Restatement of Original Credit Agreement; No Novation...  34
   1.3    Reaffirmation of Original Credit Documents............................  35
   1.4    Accounting Terms and Determinations...................................  35
   1.5    Other Interpretive Provisions.........................................  36

ARTICLE 2 LOANS.................................................................  36

   2.1    Commitments; Delivery of Notes........................................  36
   2.2    Borrowing Mechanics...................................................  37
   2.3    Settlements Among the Agents and the Lenders..........................  39
   2.4    Mandatory Repayments: Mandatory Reduction of Commitments..............  40
   2.5    Payments and Computations.............................................  41
   2.6    Maintenance of Account................................................  42
   2.7    Statement of Account..................................................  43
   2.8    Withholding and Other Taxes...........................................  43
   2.9    Affected Lenders......................................................  46
   2.10   Sharing of Payments...................................................  47
   2.11   Allocation of Loans and Expenses......................................  48

ARTICLE 3 LETTERS OF CREDIT.....................................................  49

   3.1    Letters of Credit.....................................................  49
   3.2    Maximum Letter of Credit Outstandings; Final Maturities...............  50
   3.3    Letter of Credit Requests; Minimum Stated Amount......................  50
   3.4    Letter of Credit Participations.......................................  51
   3.5    Agreement to Repay Letter of Credit Drawings..........................  53
   3.6    Increased Costs.......................................................  53

ARTICLE 4 INTEREST, FEES AND EXPENSES...........................................  54

   4.1    Interest on LIBOR Rate Loans..........................................  54
   4.2    Interest on Prime Rate Loans..........................................  55
   4.3    Notice of Continuation and Notice of Conversion.......................  55
   4.4    Interest After Event of Default.......................................  57
   4.5    Unused Line Fee.......................................................  57
   4.6    Letter of Credit Fees.................................................  57
   4.7    Reimbursement of Expenses.............................................  58
   4.8    Authorization to Charge Borrowers' Account............................  58

   4.9    Indemnification in Certain Events.....................................  59
   4.10   Calculations and Determinations.......................................  59
   4.11   Mitigation............................................................  60

ARTICLE 5 CONDITIONS PRECEDENT..................................................  60

   5.1    Conditions to Initial Credit Event....................................  60
   5.2    Conditions to Each Credit Event.......................................  62

ARTICLE 6 REPRESENTATIONS AND WARRANTIES........................................  62

   6.1    Organization and Qualification........................................  62
   6.2    Solvency..............................................................  62
   6.3    Priority of Liens.....................................................  63
   6.4    No Conflict...........................................................  63
   6.5    Enforceability........................................................  63
   6.6    Consents..............................................................  63
   6.7    Financial Data........................................................  63
   6.8    Jurisdictions of Organization; Locations of Collateral................  64
   6.9    Fictitious Business Names.............................................  64
   6.10   Subsidiaries..........................................................  64
   6.11   No Judgments or Litigation............................................  64
   6.12   No Defaults...........................................................  64
   6.13   Labor Matters.........................................................  65
   6.14   Compliance with Laws..................................................  65
   6.15   ERISA.................................................................  66
   6.16   Intellectual Property.................................................  66
   6.17   Licenses and Permits..................................................  66
   6.18   Title to Collateral...................................................  66
   6.19   Investment Company....................................................  66
   6.20   Borrowers' Taxes and Tax Returns......................................  66
   6.21   Status of Accounts....................................................  67
   6.22   Material Contracts....................................................  67
   6.23   Affiliate Transactions................................................  67
   6.24   Accuracy and Completeness of Information..............................  68
   6.25   No Adverse Change or Event............................................  68

ARTICLE 7 AFFIRMATIVE COVENANTS.................................................  68

   7.1    Financial Information.................................................  68
   7.2    Certain Collateral....................................................  71
   7.3    Corporate Existence...................................................  71
   7.4    ERISA.................................................................  71
   7.5    Books and Records.....................................................  72
   7.6    Collateral Records....................................................  72
   7.7    Security Interests....................................................  72
   7.8    Insurance; Casualty Loss..............................................  73

   7.9    Taxes.................................................................  74
   7.10   Compliance With Laws..................................................  74
   7.11   Use of Proceeds.......................................................  75
   7.12   Fiscal Year...........................................................  75
   7.13   Notification of Certain Events........................................  75
   7.14   Intellectual Property.................................................  76
   7.15   Maintenance of Property...............................................  76
   7.16   Further Assurances....................................................  76

ARTICLE 8 NEGATIVE COVENANTS....................................................  77

   8.1    Consolidated Fixed Charge Coverage Ratio..............................  77
   8.2    Capital Expenditures..................................................  77
   8.3    No Additional Indebtedness............................................  77
   8.4    No Liens; Judgments...................................................  79
   8.5    No Sale of Assets.....................................................  81
   8.6    No Corporate Changes..................................................  82
   8.7    No Guaranties.........................................................  82
   8.8    No Restricted Payments................................................  83
   8.9    No Investments........................................................  84
   8.10   No Affiliate Transactions.............................................  86
   8.11   Limitation on Transactions Under ERISA................................  87
   8.12   No Additional Bank Accounts...........................................  87
   8.13   Amendments of Related Transactions Documents..........................  87
   8.14   Additional Restrictive Covenants......................................  87
   8.15   No Additional Subsidiaries............................................  88
   8.16   Designated Senior Debt................................................  88
   8.17   Limitation on Derivative Transactions.................................  88

ARTICLE 9 EVENTS OF DEFAULT AND REMEDIES........................................  88

   9.1    Events of Default.....................................................  88
   9.2    Acceleration and Cash Collateralization...............................  90
   9.3    Remedies..............................................................  91

ARTICLE 10 THE AGENT............................................................  92

   10.1   Appointment of Agent..................................................  92
   10.2   Nature of Duties of Agent.............................................  93
   10.3   Lack of Reliance on the Agent.........................................  93
   10.4   Certain Rights of the Agent...........................................  93
   10.5   Reliance by the Agent.................................................  94
   10.6   Indemnification of Agent..............................................  94
   10.7   The Agent in its Individual Capacity..................................  94
   10.8   Holders of Notes......................................................  95
   10.9   Successor Agent.......................................................  95
   10.10  Collateral Matters....................................................  95

   10.11  Actions with Respect to Defaults......................................  97
   10.12  Delivery of Information...............................................  97

ARTICLE 11 MISCELLANEOUS........................................................  97

   11.1   SUBMISSION TO JURISDICTION............................................  97
   11.2   JURY TRIAL............................................................  98
   11.3   GOVERNING LAW.........................................................  98
   11.4   Delays; Partial Exercise of Remedies..................................  98
   11.5   Notices...............................................................  98
   11.6   Assignability.........................................................  99
   11.7   Confidentiality....................................................... 102
   11.8   Indemnification....................................................... 102
   11.9   Entire Agreement; Successors and Assigns.............................. 103
   11.10  Amendments, Etc....................................................... 103
   11.11  Nonliability of Agent and Lenders..................................... 104
   11.12  Counterparts.......................................................... 104
   11.13  Effectiveness......................................................... 105
   11.14  Severability.......................................................... 105
   11.15  Headings Descriptive.................................................. 105
   11.16  Maximum Rate.......................................................... 105
   11.17  Right of Setoff....................................................... 105
   11.18  Defaulting Lender..................................................... 106
   11.19  Rights Cumulative..................................................... 107
   11.20  Third Party Beneficiaries............................................. 107
   11.21  Joint and Several Liability of Borrowers.............................. 107
   11.22  Appointment and Authorization of Funds Administrator.................. 108

                                     ANNEXES

ANNEX I                    Closing Document List
ANNEX II                   Lenders; Commitments; Lending Offices

                                    EXHIBITS

EXHIBIT A                  Form of Assignment and Assumption Agreement
EXHIBIT B                  Form of Note
EXHIBIT C                  Form of Notice of Borrowing
EXHIBIT C-1                Form of Notice of Continuation
EXHIBIT C-2                Form of Notice of Conversion
EXHIBIT D                  Form of Letter of Credit Request
EXHIBIT E                  Form of Compliance Certificate
EXHIBIT F                  Form of Borrowing Base Certificate

                                    SCHEDULES

SCHEDULE B, PART 1.1-A     Additional BCO Acquisition Merger Documents
SCHEDULE B, PART 1.1-B     Additional BWAY Finance Merger Documents
SCHEDULE B, PART 1.1-C     Employment Agreements
SCHEDULE B, PART 1.1-D     Equity Financing Documents
SCHEDULE B, PART 1.1-E     Existing Note Repurchase Documents
SCHEDULE B, PART 1.1-F     Kelso Agreements
SCHEDULE B, PART 1.1-G     Management Agreements
SCHEDULE B, PART 1.1-H     Additional Permitted Dispositions
SCHEDULE B, PART 1.1-I     Additional Permitted Restrictive Covenants
SCHEDULE B, PART 1.1-J     Additional Subordinated Note Documents
SCHEDULE B, PART 1.2(b)    Existing Letters of Credit
SCHEDULE B, PART 6.1       Jurisdictions Qualified to Do Business
SCHEDULE B, PART 6.4       Conflicts
SCHEDULE B, PART 6.6       Consents
SCHEDULE B, PART 6.8       Jurisdictions of Organization; Locations of
                           Collateral
SCHEDULE B, PART 6.9       Fictitious Names
SCHEDULE B, PART 6.10      Subsidiaries
SCHEDULE B, PART 6.11      Outstanding Judgments; Orders; Waivers
SCHEDULE B, PART 6.12      Existing Defaults
SCHEDULE B, PART 6.13      Labor Matters
SCHEDULE B, PART 6.14      Violations and Failures to Comply with Requirements
                           of Law; Environmental Matters
SCHEDULE B, PART 6.15      ERISA Matters
SCHEDULE B, PART 6.18      Real Estate
SCHEDULE B, PART 6.20      Tax Matters
SCHEDULE B, PART 6.22      Material Contracts
SCHEDULE B, PART 6.23      Affiliate Transactions
SCHEDULE B, PART 8.3(e)    Existing Indebtedness

SCHEDULE B, PART 8.4(b)    Existing Liens
SCHEDULE B, PART 8.9       Existing Investments
SCHEDULE B, PART 8.10      Existing Affiliate Transactions
SCHEDULE B, PART 8.12      Payroll and Petty Cash Accounts

                      AMENDED AND RESTATED CREDIT AGREEMENT

                          DATED AS OF FEBRUARY 7, 2003

        The Borrowers, the Funds Administrator, the Lenders and the Agent, agree as follows (with certain terms used herein having the respective meanings ascribed thereto in Article 1):

                             PRELIMINARY STATEMENTS:

        1. The Borrowers, the Funds Administrator, the Lenders and the Agent are parties to that certain Credit Agreement dated as of May 22, 2001, as amended (such Credit Agreement, as amended prior to the date hereof, being hereinafter referred to as the "Original Credit Agreement").

        2. The Borrowers, the Funds Administrator, the Lenders and the Agent have agreed to enter into this Credit Agreement in order to, among other things, (a) amend and restate the Original Credit Agreement in its entirety; (b) re-evidence, ratify and reaffirm the "Original Obligations" (as such term is defined in Section 1.2(b) herein below); (c) reflect the consummation of the Related Transactions; and (d) set forth the terms and conditions under which the Agent and the Lenders will from time to time hereafter make further loans and other extensions of credit to or for the account of the Borrowers.

        3. The Borrowers, the Funds Administrator, the Lenders and the Agent do not intend that this Credit Agreement shall constitute a novation of the Original Credit Agreement.

        4. Accordingly, in consideration of the mutual agreements set forth herein, and subject to the terms and provisions hereof, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

        1.1     GENERAL DEFINITIONS.

        As used herein, the following terms shall have the meanings herein specified:

        "ACI" shall mean Armstrong Containers, Inc., a Delaware corporation and a Wholly-Owned Subsidiary of BMI.

        "Acceptance Date" shall have the meaning ascribed to that term in
Section 11.6(c).

        "Account Debtor Act of Bankruptcy" shall have the meaning ascribed to that term in clause (g) of the definition of the term "Eligible Accounts Receivable."

        "Accounts" shall have the meaning ascribed to that term in the Borrower Security Agreement.

        "Accumulated Funding Deficiency" shall have the meaning ascribed to that term in Section 302 of ERISA.

        "Acquisition" shall mean, with respect to any Borrower, any transaction or series of related transactions resulting in (a) the acquisition by such Borrower of all or substantially all of the assets of any other Person, or of any business or division of any other Person, (b) the acquisition by such Borrower of all of the issued and outstanding Capital Securities of any other Person, including, without limitation, by means of a merger of such other Person with and into such Borrower (or a Wholly-Owned Subsidiary of such or any other Borrower formed solely for the purpose of consummating such acquisition) or otherwise causing any Person (other than any Person that is at such time a Borrower) to become a Wholly-Owned Subsidiary of such Borrower, or (c) a merger, consolidation or any other combination of such Borrower with any other Person (other than any Person that is at such time a Borrower), provided that such Borrower is the surviving Person.

        "Acquisition Target" shall mean a Person whose Capital Securities or assets, as the case may be, are acquired in an Acquisition permitted under
Section 8.9(d).

        "Adjusted LIBOR Rate" shall mean, for any Interest Period, the rate obtained by dividing (a) the LIBOR Rate for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against "Eurocurrency liabilities" as specified in Regulation D (or any successor category of liabilities under Regulation D).

        "Affiliate" shall mean, with respect to any Person, any Person which directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such Person, or any Person who is a director or executive officer of such Person or any Subsidiary of such Person.

        "Agent" shall mean DBTCo, acting in its capacity as contractual representative for the Lenders hereunder and any successor Agent appointed pursuant to Section 10.9.

        "Applicable Lending Office" shall mean, with respect to each Lender, such Lender's LIBOR Lending Office in the case of a LIBOR Rate Loan, and such Lender's Domestic Lending Office in the case of a Prime Rate Loan.

        "Applicable Margin" shall mean, at any time with respect to any LIBOR Rate Loan or Prime Rate Loan, as the case may be, a percentage per annum equal to the applicable percentage amount set forth below for such Loan with respect to Level II, provided that from and after any Start Date to and including the corresponding End Date, the Applicable Margin with respect to LIBOR Rate Loans and Prime Rate Loans, respectively, shall be a percentage per annum equal to the applicable percentage per annum set forth below if, in each case as determined as of the Test Date for such Start Date, the Consolidated Entity shall have the applicable ratio set forth below of (x) Consolidated Total Indebtedness to (y)Consolidated EBITDA for the twelve (12) Fiscal Month period ending on such Test Date:

                                                                       APPLICABLE
                                                                        MARGIN
----------------------------------------------------------------------------------------------
                   RATIO OF CONSOLIDATED TOTAL                    PRIME             LIBOR
               INDEBTEDNESS TO CONSOLIDATED EBITDA             RATE LOANS         RATE LOANS
----------------------------------------------------------------------------------------------
  I     Equal to or greater than 4.50 to 1.00                     1.25%             3.00%
 II     Equal to or greater than 3.25 to 1.00
         but less than 4.50 to 1.00                               1.25%             2.75%
 III    Equal to or greater than 2.50 to 1.00
         but less than 3.25 to 1.00                               1.25%             2.50%
 IV     Less than 2.50 to 1.00                                    1.25%             2.25%
----------------------------------------------------------------------------------------------

Notwithstanding the foregoing, if the Borrowers shall fail to deliver the Financial Statements that are required to be delivered pursuant to Section 7.1(b), and the Agent in its sole discretion shall so elect, from the date which is three (3) Business Days after the date on which such Financial Statements were so required to be delivered until the date of actual delivery thereof, the Applicable Margin shall be a percentage per annum equal to the applicable percentage amount set forth above with respect to Level I.

        "Applicable Margin Period" shall mean each period which shall commence on a date on which the Financial Statements are delivered pursuant to Section 7.1(b) and which shall end on the earlier of (i) the date of actual delivery of the next Financial Statements pursuant to Section 7.1(b) and (ii) the latest date on which the next Financial Statements are required to be delivered pursuant to Section 7.1(b), provided that the first Applicable Margin Period shall commence with the delivery of the Financial Statements in respect of the Test Period ending on the last day of the third Fiscal Quarter of Fiscal Year 2003.

        "Approved Secured Derivative Transaction Liabilities" shall mean, with respect to any Lender, Liabilities of the Borrowers to such Lender in respect of a Derivative Transaction permitted pursuant to Section 8.3(f); provided, that, prior to entering into any such Derivative Transaction, (a) such Lender shall have delivered written notice thereof to the Agent stating the maximum amount of the Borrowers' Liabilities in respect thereof which are to constitute secured Obligations of the Borrowers to such Lender hereunder, and (b) such Lender shall have received written approval from the Agent confirming such amount; provided, further, that, in no event shall the Agent be required to approve at any time as secured Obligations hereunder aggregate Liabilities of the Borrowers in respect of Derivative Transactions with Lenders in an amount greater than $3,000,000 for all such Derivative Transactions combined.

        "Assignment and Assumption Agreement" shall mean an assignment and assumption agreement entered into by an assigning Lender and an assignee Lender, and accepted by the Agent, in accordance with Section 11.6, substantially in the form of Exhibit A.

        "Assumption Agreement" shall mean that certain Assumption Agreement dated as of February 7, 2003, among BWAY Finance, BWAY and BMI, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time, to the extent permitted hereunder.

        "Auditors" shall mean a nationally-recognized firm of independent certified public accountants selected by the Borrowers and reasonably satisfactory to the Agent. For purposes of this Credit Agreement, the Borrowers' current firm of independent certified public accountants, Deloitte & Touche LLP, shall be deemed to be satisfactory to the Agent.

        "BCO Acquisition" shall mean BCO Acquisition, Inc., a Delaware corporation and, prior to consummation of the BCO Acquisition Merger, a Wholly-Owned Subsidiary of BCO Holding.

        "BCO Acquisition Merger" shall mean the merger of BCO Acquisition with and into BWAY, with BWAY as the surviving corporation, pursuant to the BCO Acquisition Merger Agreement.

        "BCO Acquisition Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of September 30, 2002, among BCO Holding, BCO Acquisition and BWAY, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time, to the extent permitted hereunder.

        "BCO Acquisition Merger Documents" shall mean, collectively, the BCO Acquisition Merger Agreement and all of the other agreements, instruments and documents set forth on Schedule B, Part 1.1-A, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time, to the extent permitted hereunder.

        "BCO Holding" shall mean BCO Holding Company, a Delaware corporation.

        "BCO Holding Guaranty" shall mean the Guaranty of even date herewith, executed by BCO Holding in favor of the Agent for the benefit of the Agent and Lenders.

        "BCO Holding Pledge Agreement" shall mean the Stock Pledge Agreement of even date herewith, executed by BCO Holding in favor of the Agent for the benefit of the Agent and Lenders, evidencing the pledge by BCO Holding to the Agent of one hundred percent (100%) of the issued and outstanding Capital Securities of BWAY.

        "BCO Holding Related Taxes" shall mean (a) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed on payments made by BCO Holding), required to be paid by BCO Holding by virtue of its being incorporated or having Capital

Securities outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than BWAY Finance, BWAY or any of its Subsidiaries), or being a holding company parent of BWAY Finance or BWAY or receiving dividends from or other distributions in respect of the Capital Securities of BWAY Finance or BWAY, or having guaranteed any obligations of BWAY Finance, BWAY or any Subsidiary thereof, or having made any payment in respect of any of the items for which BWAY Finance or BWAY is permitted to make payments to BCO Holding pursuant to Section 8.8, or (b) any other federal, state, foreign, provincial or local taxes measured by income for which BCO Holding is liable up to an amount not to exceed with respect to any such taxes the total amount of such taxes that BWAY and BWAY Finance would have each been required to pay on a separate company basis or on a consolidated basis if BWAY had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code, or an analogous provision of state, local or foreign law) of which it were the common parent and that included BWAY Finance, or with respect to state and local taxes, on a combined basis if BWAY had filed a combined return on behalf of an affiliated group consisting only of BWAY Finance, BWAY and its Subsidiaries.

        "BMI" shall mean BWAY Manufacturing, Inc., a Delaware corporation, a successor by merger to Milton Can Company, Inc., a Delaware corporation, and a Wholly-Owed Subsidiary of BWAY.

        "BMI Pledge Agreement" shall mean the Stock Pledge Agreement dated May 22, 2001, executed by BMI in favor of the Agent for the benefit of the Agent and Lenders, evidencing the pledge by BMI to the Agent of one hundred percent (100%) of the issued and outstanding Capital Securities of ACI.

        "Bankruptcy Default" shall mean a Default which is such by virtue of
Section 9.1(e).

        "Benefit Plan" shall mean an employee pension benefit plan as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan) for which the funding requirements under Section 412 of the Code or Section 302 of ERISA is, or within the immediately preceding six (6) years was, in whole or in part, the responsibility of any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate.

        "Borrowers" shall mean ACI, BMI and BWAY, and all other Persons joined as parties hereto pursuant to Section 8.15.

        "Borrowers' Account" shall have the meaning ascribed to that term in
Section 2.6.

        "Borrower Security Agreement" shall mean the Amended and Restated General Security Agreement of even date herewith, executed by each of the Borrowers in favor of the Agent for the benefit of the Agent and Lenders.

        "Borrowing" shall mean a borrowing consisting of Loans of the same Type made on the same day by the Lenders.

        "Borrowing Base" shall mean:

        (a) Subject to clause (b) below, at any time, the amount equal at such time to:

                (i)     the Fixed Asset Sublimit, plus

                (ii) eighty-five percent (85%) of the Eligible Accounts Receivable, plus

                (iii) the lesser of $25,000,000 or sixty percent (60%) of the Eligible Inventory consisting of raw materials and finished goods, including, without limitation, Eligible Inventory consisting of slit steel and blank steel, plus

                (iv) the lesser of $6,000,000 or fifty percent (50%) of the Eligible Inventory consisting of work-in-progress; minus

                (v) the aggregate amount of all Approved Secured Derivative Transaction Liabilities; minus

                (vi) the amount of any reserves established by the Agent pursuant to clause (b) below or any other term or provision of this Credit Agreement, including, without limitation, reserves in connection with Net Disposition Proceeds established pursuant to Section 7.8(b) and clause (c) of the definition of the term Fixed Asset Sublimit; minus

                (vii) one hundred five percent (105.125%) of the aggregate outstanding principal amount of Indebtedness permitted pursuant to Section 8.3(d) in excess of $200,000,000, the repurchase or redemption of which is permitted pursuant to Section 8.8(d).

        (b) The Agent at any time in its discretion (which discretion shall be exercised in a commercially reasonable manner in accordance with the customary business and credit practices of asset based lenders in comparable asset based transactions) shall be entitled to (i) establish and increase or decrease reserves against Eligible Accounts Receivable, Eligible Inventory and the Fixed Asset Sublimit; (ii) reduce the advance rates under clauses (a)(ii),
(iii) and (iv) above or, following any such reduction, restore such advance rates to any level equal to or below the advance rates stated in clauses
(a)(ii), (iii) and (iv) above; (iii) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the respective definitions of "Eligible Accounts Receivable" and "Eligible Inventory"; and (iv) establish and increase or decrease a reserve in the amount of interest payable by the Borrowers hereunder, including interest on Loans and Unpaid Drawings, provided, that the Agent shall provide notice to the Funds Administrator in general terms concurrently with (and advise the Funds Administrator in general terms as to the reasons for) any action taken pursuant to this clause (b), to the extent that such action results in a material reduction in the Borrowing Base. The Agent may but shall not be required to rely on each Borrowing Base Certificate and any other schedules or reports delivered to it in connection herewith in determining the then eligibility of Accounts and Inventory. Reliance thereon by the Agent from time to time shall not be deemed to limit the right of the Agent to revise advance rates or standards of eligibility as provided herein above in this clause (b).

        "Borrowing Base Certificate" shall have the meaning ascribed to that term in Section 7.1(f).

        "Business Day" shall mean any day other than a Saturday, Sunday or legal holiday on which commercial banks in Chicago, Illinois or New York, New York, are generally closed or are authorized to close. When used in connection with LIBOR Rate Loans, this definition will also exclude any day on which commercial banks are not open for dealing in Dollar deposits in the London (England, U.K.) interbank market. When used in connection with any Letter of Credit, this definition will also exclude any day on which the applicable Issuing Lender is not open for the general conduct of its business.

        "BWAY" shall mean BWAY Corporation, a Delaware corporation and, after giving effect to the Mergers, a Wholly-Owed Subsidiary of BCO Holding and the successor by merger to BCO Acquisition and BWAY Finance, respectively.

        "BWAY Finance" shall mean BWAY Finance Corp., a Delaware corporation and a Wholly-Owned Subsidiary of BCO Holding.

        "BWAY Finance Merger" shall mean the merger of BWAY Finance with and into BWAY, with BWAY as the surviving corporation.

        "BWAY Finance Merger Documents" shall mean all of the agreements, instruments and documents set forth on Schedule B, Part 1.1-B, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time, to the extent permitted hereunder.

        "BWAY Pledge Agreement" shall mean the Stock Pledge Agreement dated May 22, 2001, executed by BWAY in favor of the Agent for the benefit of the Agent and Lenders, evidencing the pledge by BWAY to the Agent of one hundred percent (100%) of the issued and outstanding Capital Securities of BMI.

        "Capital Expenditures" shall mean, of any Person for any period, the aggregate of all expenditures by such Person during such period (whether paid in cash or accrued as liabilities and including in any event Capital Lease Obligations) which are or are required to be included in the property, plant or equipment reflected in the balance of such Person in accordance with GAAP; provided that (a) Capital Expenditures of any Borrower shall not include the purchase price paid by such Person in connection with any Acquisition permitted pursuant to Section 8.9(d), to the extent allocable to property, plant or equipment; and (b) Capital Expenditures of any Borrower made with Net Disposition Proceeds shall not constitute Capital Expenditures of such Borrower for any purposes of this Credit Agreement, to the extent (but only for so long as) the Fixed Asset Sublimit (pursuant to clause (c) or (d) of the definition thereof) is not required to be reduced by the amount of such Net Disposition Proceeds.

        "Capital Lease" shall mean, with respect to any Person, any lease that is capitalized by such Person for financial statement purposes in accordance with GAAP.

        "Capital Lease Obligations" shall mean, with respect to any Person, the obligations under Capital Leases of such Person, in each case taken at the capitalized amount thereof for financial statement purposes in accordance with GAAP.

        "Capital Security" shall mean, with respect to any Person, (a) any share of capital stock of or any membership, partnership or other unit of ownership interest in such Person and (b) any security convertible into, or any option, warrant or other right to acquire, any share of capital stock of or other unit of ownership interest in such Person.

        "Cash Equivalents" shall mean (a) securities issued, guarantied or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired, (b) certificates of deposit, time deposits and bankers' acceptances with maturities of not more than one year from the date acquired issued or guaranteed by a U.S. federal or state chartered commercial bank of recognized standing, which has capital and unimpaired surplus in excess of $500,000,000 or which bank or its holding company has a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor's Corporation, or any successor rating agency, or at least P-1 or the equivalent by Moody's Investors Services, Inc., or any successor rating agency (or, if at such time neither of such Persons is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Agent in its reasonable judgment), (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having one of the requisite qualifications described in clause (b) above, (d) commercial paper, other than commercial paper issued by any Borrower or any Affiliate of any Borrower, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent by Standard & Poor's Corporation, or any successor rating agency, or at least P-1 or the equivalent by Moody's Investors Services, Inc., or any successor rating agency (or, if at such time neither of such Persons is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Agent in its reasonable judgment), in each case with maturities of not more than one year from the date acquired, and (e) investments in money market funds which have net assets of at least $200,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

        "Casualty Loss" shall mean the theft, loss, physical destruction, damage, condemnation, taking or any other similar event with respect to any property or assets of any Borrower or any Subsidiary of any Borrower.

        "Change of Control" shall mean one or more of the following events (except to the extent occurring as a result of any of the Mergers):

                (a) less than a majority of the members of the Board of Directors of BCO Holding shall be persons who either (i) were serving as directors on the Closing Date or (ii) were nominated as directors and approved by the vote of either (x) the majority of the Permitted Holders or (y) the majority of the directors who are directors referred to in clause (i) above or this clause (ii); or

                (b) a "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of Capital Securities of BCO Holding representing more than thirty percent (30%) of the combined ordinary voting power of the Capital Securities of BCO Holding, unless and for so long as the Permitted Holders beneficially own (within the meaning of Rule 13d-3 under the

        Exchange Act), directly or indirectly, in the aggregate at least fifty-one percent (51%) of the combined ordinary voting power of the Capital Securities of BCO Holding; or

                (c) at any time when any principal amount of Indebtedness is outstanding under the Subordinated Note Indenture, the occurrence of a "Change of Control" (as such term defined in the Subordinated Note Indenture, as in effect from time to time); or

                (d) at any time when any principal amount of Indebtedness is outstanding under the Existing Note Indenture, the occurrence of a "Change of Control" (as such term defined in the Existing Note Indenture, as in effect from time to time); or

                (e) BCO Holding shall cease for any reason to be the legal and beneficial owner of one hundred percent (100%) of the Capital Securities of BWAY.

        "Closing Date" shall mean the date on which the Initial Credit Event occurs.

        "Closing Document List" shall mean the Closing Document List attached hereto as Annex I.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Collateral" shall mean any and all assets and rights and interests in or to property of each of the Borrowers and each of the other Credit Parties, whether real or personal, tangible or intangible, on which a Lien is granted or purported to be granted pursuant to the Collateral Documents.

        "Collateral Access Agreements" shall mean any landlord waivers, mortgagee waivers, bailee letters and any similar acknowledgment agreements of any Person, such as a warehouseman or processor, in possession of Inventory of any Borrower, in each case in form and substance reasonably satisfactory to the Agent.

        "Collateral Documents" shall mean the Security Agreements, the Pledge Agreements and all other contracts, instruments and other documents now or hereafter executed and delivered in connection with this Credit Agreement, pursuant to which Liens are granted or are purported to be granted to the Agent in the Collateral for the benefit of some or all of the Agent, the Lenders and the Issuing Lenders.

        "Commitment" of any Lender shall, subject to Section 11.18(c)(ii), mean the amount set forth below such Lender's name on Annex II, under the heading "Commitment," as such amount may be reduced from time to time or terminated pursuant to the terms of this Credit Agreement.

        "Consolidated EBITDA" shall mean, for any fiscal period of the Consolidated Entity, (a) Consolidated Net Income (other than extraordinary items) for such period; plus (b) all of the following, in each case as determined without duplication in accordance with GAAP and to the extent deducted in calculating Consolidated Net Income for such period: (i) Interest Expense, income tax expense, depreciation and amortization, including amortization of any goodwill or other intangibles, (ii) expenses attributable to the exercise of employee options vesting upon consummation of the BCO Acquisition Merger, (iii) non-cash compensation expense resulting from the issuance of Capital Securities of BCO Holding to employees of BCO Holding or any Borrower, (iv) (A) non-cash compensation expense resulting from the repurchase of any Capital Securities of BCO Holding from employees of BCO Holding or any Borrower and (B) cash compensation expense resulting from the repurchase of any Capital Securities of BCO Holding from employees of BCO Holding or any Borrower, in an amount not exceeding $2,000,000 in the aggregate for any Fiscal Year ending after the Closing Date, and, in the case of each of the foregoing clauses (A) and (B), to the extent such repurchase is permitted pursuant to Section 8.8(b)(i), (v) payments to Kelso, in each case to the extent permitted to paid during such period pursuant to Sections 8.8(b)(iii) and (vi) and Section 8.10(b)(vii), (vi) fees and expenses (including underwriting commissions and discounts) incurred in connection with the execution and delivery of the Credit Documents and the consummation of the Related Transactions in an amount not exceeding $34,000,000, in the aggregate for all periods ending after the Closing Date combined; and plus or minus (as the case may be) (c) all of the following, in each case as determined without duplication in accordance with GAAP and to the extent deducted or added in calculating Consolidated Net Income for such period: (i) adjustments resulting from foreign currency translations, (ii) non-cash provisions for reserves for discontinued operations, (iii) (A) non-cash restructuring charges (which may include non-cash write-downs of any assets made during such period) and (B) cash restructuring charges in an amount not exceeding $5,000,000 in the aggregate for all periods ending after the Closing Date combined and $3,000,000 in any Fiscal Year, (iv) gains and losses attributable to asset sales, (v) payments required under any Management Change of Control Agreement, and (vi) all other non-cash charges; provided, that, notwithstanding the foregoing, (1) to the extent that any non-cash charge added back to Consolidated Net Income pursuant to the foregoing for any period shall become a cash event during any subsequent period, the amount thereof shall be deducted from Consolidated Net Income in determining Consolidated EBITDA for such subsequent period, except, (x) in the case of compensation expense resulting from the repurchase of any Capital Securities of BCO Holding from employees of BCO Holding or any Borrower, to the extent permitted to be added to Consolidated Net Income in determining Consolidated EBITDA pursuant to the foregoing clause (b)(iv)(B), and (y) in the case of restructuring charges, to the extent permitted to be added to Consolidated Net Income in determining Consolidated EBITDA pursuant to the foregoing clause
(c)(iii)(B); and (2) upon consummation of any Acquisition, Consolidated EBITDA shall be determined for all purposes of this Credit Agreement for the four consecutive Fiscal Quarters ending on the last day of the last completed Fiscal Quarter immediately preceding the date of such consummation on a pro forma basis on the assumption that such Acquisition occurred on the first day of such four Fiscal Quarter period and using historical results of the Consolidated Entity and the related Acquisition Target for such period after giving effect to any Permitted Pro Forma Acquisition Adjustments.

        "Consolidated Entity" shall mean BWAY and each of its Subsidiaries which are such by virtue of clause (a) of the definition thereof but shall mean and include, in any event, each Borrower.

        "Consolidated Fixed Charge Coverage Ratio" shall mean, as determined as of any date for any period ending on such date, the ratio of (a) Consolidated EBITDA for such period, to (b) the sum of the following, in each case of the Consolidated Entity, as determined without duplication in accordance with GAAP for such period, (i) income tax expense paid in cash, (ii) Interest Expense paid or payable in cash, (iii) Capital Expenditures (except for Capital

Expenditures financed with the proceeds of Indebtedness other than the Loans, to the extent permitted pursuant to Section 8.3), (iv) payments of principal on Indebtedness (other than repayments in the ordinary course of the Loans which do not permanently reduce the Total Commitments); (v) reductions in the Fixed Asset Sublimit pursuant to clause (a) of the definition thereof, and (vi) any Restricted Payment made by BWAY pursuant to Section 8.8(b)(ii) hereof during such period; provided, that, notwithstanding the foregoing, upon consummation of any Acquisition, all items described in the foregoing clauses (b)(i) through
(vi) shall be determined for all purposes of this Credit Agreement for the four consecutive Fiscal Quarters ending on the last day of the last completed Fiscal Quarter immediately preceding the date of such consummation on a pro forma basis on the assumption that such Acquisition occurred on the first day of such four Fiscal Quarter period and using historical results of the Consolidated Entity and the related Acquisition Target for such period.

        "Consolidated Net Income" shall mean for any period the consolidated net income of the Consolidated Entity as determined in accordance with GAAP for such period.

        "Consolidated Total Indebtedness" shall mean, as determined as of any Test Date, the sum, without duplication, of (a) all Indebtedness of the Consolidated Entity as of such Test Date, and (b) the increase, if any, in the aggregate unpaid trade accounts payable of the Borrowers as of such Test Date over the aggregate unpaid trade accounts payable of the Borrowers as of the last day of the Fiscal Month immediately preceding the Fiscal Month in which such Test Date occurs, to the extent the Agent determines in its sole discretion that such increase has not occurred in the ordinary course of the respective businesses of the Borrowers; provided, that, notwithstanding the foregoing, upon consummation of any Acquisition, Consolidated Total Indebtedness shall be determined for all purposes of this Credit Agreement for the four consecutive Fiscal Quarters ending on the last day of the last completed Fiscal Quarter immediately preceding the date of such consummation on a pro forma basis on the assumption that such Acquisition occurred on the first day of such four Fiscal Quarter period and using historical results of the Consolidated Entity and the related Acquisition Target for such period.

        "Continuation" shall have the meaning ascribed to that term in Section 4.3(a).

        "Control" shall mean, with respect to any Person, the possession, directly or indirectly, of the power to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise either alone or in conjunction with others or any group. The words "Controlling" and "Controlled" have correlative meanings.

        "Convert," "Conversion" and "Converted" each shall refer to a conversion of Loans of one Type into Loans of another Type pursuant to Section 4.3.

        "Covered Taxes" shall have the meaning ascribed to that term in Section 2.8(a).

        "Credit Agreement" shall mean this credit agreement, dated as of the date hereof, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time.

        "Credit Documents" shall mean, collectively, this Credit Agreement, the Notes, the Letters of Credit, the BCO Holding Guaranty, each of the Collateral Documents and all other documents, agreements and instruments now or hereafter executed and delivered in connection herewith or therewith, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time.

        "Credit Event" shall mean (a) the making of a Loan and (b) the issuance of any Letter of Credit.

        "Credit Parties" shall mean, collectively, BWAY, the other Borrowers, the Funds Administrator and all other Persons (other than the Lenders, the Agent and the Issuing Lenders) parties to the Credit Documents (other than any Collateral Access Agreements and any opinions of counsel delivered to the Agent, any Lender or any Issuing Lender in connection with any Credit Document).

        "Credit Party Taxes" shall have the meaning ascribed to that term in
Section 6.20(b).

        "DBTCo" shall mean Deutsche Bank Trust Company Americas, a New York banking corporation, formerly known as Bankers Trust Company, acting in its individual capacity.

        "DBTCo Account" shall have the meaning ascribed to that term in Section 2.5(c).

        "Default" shall mean an event, condition or default which with the giving of notice, the passage of time or both would be an Event of Default.

        "Defaulting Lender" shall have the meaning ascribed to that term in
Section 11.18(b).

        "Depositary Account" shall have the meaning ascribed to that term in
Section 2.5(b)(ii).

        "Depositary Account Agreement" shall have the meaning ascribed to that term in Section 2.5(b)(ii).

        "Depositary Account Bank" shall have the meaning ascribed to that term in Section 2.5(b)(ii).

        "Derivative Contract" shall mean an agreement, whether or not in writing and including any master agreement, documenting, evidencing or relating to any Derivative Transaction between any Borrower, or any Subsidiary of any Borrower, and another Person.

        "Derivative Transaction" shall mean (a) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar, and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) an equity derivative transaction, including an equity-linked swap, an equity-linked option, a forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks.

        "Disbursement Account" shall mean the operating account of the Funds Administrator maintained with the Disbursement Account Bank.

        "Disbursement Account Bank" shall mean DBTCo, Deutsche Bank AG, New York Branch, or any other bank selected from time to time by the Funds Administrator and reasonably acceptable to the Agent.

        "DOL" shall mean the United States Department of Labor and any successor department or agency.

        "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States of America.

        "Domestic Lending Office" shall mean, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" below its name on Annex II, as such annex may be amended from time to time.

        "Domestic Subsidiary" shall mean each Subsidiary of a Borrower incorporated or otherwise organized in the United States or any State thereof.

        "Drawing" shall have the meaning ascribed to that term in Section
3.5(b).

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, and all final or temporary regulations promulgated thereunder and all published, generally applicable rulings with respect thereto entitled to precedential effect.

        "ERISA Affiliate" shall mean any Person required at any relevant time to be aggregated with any Credit Party or any Subsidiary of any Credit Party under Sections 414(b), (c), (m) or (o) of the Code.

        "Eligible Accounts Receivable" shall mean Accounts of a Borrower payable in Dollars and deemed by the Agent in its discretion (which discretion shall be exercised in a commercially reasonable manner in accordance with the customary business and credit practices of asset based lenders in comparable asset based transactions) to be eligible for inclusion in the calculation of the Borrowing Base. In determining the amount to be so included, the face amount of such Accounts shall be reduced by the amount of all returns, discounts, claims, credits, charges, or other allowances and by the aggregate amount of all reserves, limits and deductions provided for in this definition and elsewhere in this Credit Agreement, including any reserves established by the Agent pursuant to the definition of the term "Borrowing Base" set forth herein, and there shall be excluded any such Accounts that the Agent determines to be ineligible pursuant to the definition of the term "Borrowing Base" set forth herein. Unless otherwise approved in writing by the Agent, no Account of any Borrower shall be deemed to be an Eligible Account Receivable if:

        (a) it arises out of a sale made by such Borrower to an Affiliate of such or any other Borrower; or

        (b)     its payment terms are longer than 61 days from date of invoice;
or

        (c) it is unpaid more than 60 days after the original payment due date; or

        (d) it is from the same account debtor (or any Affiliate thereof) and fifty percent (50%) or more, in face amount, of all Accounts from such account debtor (or any Affiliate thereof) are ineligible pursuant to clause (c) above; or

        (e) the Account, when aggregated with all other Accounts of such account debtor, exceeds twelve and one-half percent (12.50%) in face value of all Accounts of the Borrowers combined then outstanding, to the extent of such excess; provided that Accounts supported or secured by an irrevocable letter of credit in form and substance reasonably satisfactory to the Agent, issued by a financial institution reasonably satisfactory to the Agent, and duly transferred to the Agent (together with sufficient documentation to permit direct draws by the Agent) shall be excluded to the extent of the face amount of such letter of credit for the purposes of such calculation; or

        (f) (i) the account debtor is also a creditor of such Borrower, (ii) the account debtor has disputed its liability on, or the account debtor has made any claim with respect to, such Account or any other Account due from such account debtor to such Borrower, which has not been resolved or (iii) the Account otherwise is or may become subject to any right of setoff by the account debtor; provided that any Account deemed ineligible pursuant to this clause (f) shall only be ineligible to the extent of the amount owed by such Borrower to the account debtor, the amount of such dispute or claim, or the amount of such setoff, as applicable; or

        (g) the account debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction over the account debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws has been filed by or against the account debtor, or if the account debtor has filed a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up, or shall authorize or commence any action or proceeding for dissolution, winding-up or liquidation, or if the account debtor has failed, suspended business, declared itself to be insolvent, is generally not paying its debts as they become due or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs (any such act or event an "Account Debtor Act of Bankruptcy") and, such Account Debtor Act of Bankruptcy is continuing, unless (i) the payment of Accounts from such account debtor is secured by assets of, or guaranteed by, in either case in a manner reasonably satisfactory to the Agent, a Person with respect to which an Account Debtor Act of Bankruptcy has not occurred or is not continuing and that is reasonably acceptable to the Agent or, (ii) the Account from such account debtor arises subsequent to a decree or order for relief with respect to such account debtor under the federal bankruptcy laws, as now or hereafter in effect and the Agent shall have determined in its discretion, exercised in a commercially reasonable manner in accordance with the customary business and credit practices of asset-based lenders in comparable asset-based transactions, that the timely payment and collection of such Account will not be impaired; or

        (h) the sale is to an account debtor outside of the United States, Puerto Rico and Canada, unless (x) such account debtor has supplied such Borrower with an irrevocable letter of credit in form and substance reasonably satisfactory to the Agent, issued by a financial institution reasonably satisfactory to the Agent and which has been duly transferred to the Agent (together with sufficient documentation to permit direct draws by the Agent) or
(y) the relevant Account is guaranteed by a guarantor reasonably acceptable to the Agent; or

        (i) the sale to the account debtor is on a bill-and-hold, guarantied sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return, provided that no amount owing in respect of the relevant Account shall be excluded solely as a result of customary quality warranties or the general right to return goods extended in the ordinary course by such Borrower to its customers; or

        (j) the account debtor is the United States of America or any department, agency or instrumentality thereof, unless such Borrower duly assigns its rights to payment of such Account to the Agent pursuant to the Assignment of Claims Act of 1940 (31 U.S.C. Section 3727 et seq.); or

        (k) the goods giving rise to such Account have not been shipped and delivered to and accepted by the account debtor or the services giving rise to such Account have not been performed by such Borrower and accepted by the account debtor or the Account otherwise does not represent a final sale; or

        (l) the Account does not comply in any material respect with all applicable legal requirements, including, where applicable, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System; or

        (m) the Agent does not have a valid and perfected first priority security interest in such Account or the Account does not otherwise conform to the representations and warranties contained in this Credit Agreement, any Security Agreement or any of the other Collateral Documents; or

        (n) the Accounts are subject to any adverse security deposit, progress payment or other similar advance made by or for the benefit of the applicable account debtor; provided that any Account deemed ineligible pursuant to this clause (n) shall only be ineligible to the extent of such security deposit, progress payment or other similar advance, as applicable.

        "Eligible Inventory" shall mean Inventory of a Borrower that consists of raw materials, work in progress and finished goods deemed by the Agent in its discretion (which discretion shall be exercised in a commercially reasonable manner in accordance with the customary business and credit practices of asset based lenders in comparable asset based transactions) to be eligible for inclusion in the calculation of the Borrowing Base. In determining the amount to be so included, the amount of such Inventory shall be valued at the lower of cost or market on a basis consistent with such Borrower's current and historical accounting practice, and shall exclude (i) any goods returned or rejected by such Borrower's customers and goods in transit to third parties (other than to such Borrower's agents and warehouses that are not excluded pursuant to clause
(b)(B) of the next succeeding sentence), (ii) any Inventory that the Agent determines to be ineligible pursuant to the definition of the term "Borrowing Base" set forth herein, and (iii) any reserves established by the Agent pursuant to the definition of the term "Borrowing Base" set forth herein. Unless otherwise approved in writing by the Agent, no Inventory of any Borrower shall be deemed Eligible Inventory if:

        (a) the Inventory is not owned solely by such Borrower or such Borrower does not have good, valid and marketable title thereto; or

        (b) the Inventory is not stored on property that is either (A) owned or leased by such or any other Borrower or (B) owned or leased by a warehouseman that has contracted with such Borrower to store Inventory on such warehouseman's property (provided that, with respect to Inventory of any Borrower stored on property leased by a Borrower, such Borrower shall have delivered to the Agent a Collateral Access Agreement executed by the lessor of such property, and, with respect to Inventory of any Borrower stored on property owned or leased by a warehouseman, such Borrower shall have delivered to the Agent a Collateral Access Agreement executed by such warehouseman); or

        (c) the Inventory is not subject to a valid and perfected first priority security interest in favor of the Agent except, with respect to Eligible Inventory stored at sites described in clause (b)(B) of this sentence, for Liens for normal and customary warehousing charges; or

        (d) the Inventory is obsolete or slow moving (in each case as determined by the Agent in its discretion, exercised in a commercially reasonable manner in accordance with the customary business and credit practices of asset-based lenders in comparable asset-based transactions) or the Inventory does not otherwise conform in any material respect to the representations and warranties contained in this Credit Agreement, the Borrower Security Agreement or any of the other Collateral Documents; or

        (e) the Inventory was not manufactured in accordance with and does not meet in any material respect all standards imposed by all Requirements of Law or by any government agency, or department or division thereof, having regulatory authority over such goods or their manufacture, use or sale.

        "Employment Agreements" shall mean, collectively, the agreements, instruments and documents set forth on Schedule B, Part 1.1-C, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time, to the extent permitted hereunder.

        "End Date" shall mean, for any Applicable Margin Period, the last day of such Applicable Margin Period.

        "Equipment" shall have the meaning ascribed to that term in the Borrower Security Agreement.

        "Equity Financing" shall mean (i) the gross equity contribution to BCO Holding on or prior to the Closing Date in an aggregate amount not less than 100,000,000, of which not less than $79,900,000 shall be made in immediately available Dollars and $20,300,000 shall consist of a rollover of existing equity in BWAY by certain of BWAY's existing shareholders; and (ii) the subsequent contribution to the capital of BCO Acquisition of the cash portion of such gross equity contribution.

        "Equity Financing Documents" shall mean all of the agreements, instruments and documents set forth on Schedule B, Part 1.1-D, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time, to the extent permitted hereunder.

        "Event(s) of Default" shall have the meaning ascribed to that term in
Article 9 of this Credit Agreement.

        "Excess Cash Flow" shall mean, for any fiscal period of the Consolidated Entity, (a) Consolidated EBITDA for such period, minus (b) the sum of (i) Interest Expense, (ii) income taxes paid or payable in cash, (iii) principal payments on or mandatory redemptions of Indebtedness (other than repayments of Loans in the ordinary course of business which do not permanently reduce the Commitments), to the extent permitted hereunder, (iv) Capital Expenditures, to the extent permitted hereunder, and (v) scheduled mandatory reductions of the Fixed Asset Sublimit pursuant to clause (a) of the definition thereof, and plus or minus (as the case may be) (c) other non-recurring items reasonably acceptable to the Agent, all determined in accordance with GAAP.

        "Excess Cash Flow Allowance" shall mean an amount equal to zero, provided, that (a) the Excess Cash Flow Allowance shall be increased on the date which is ninety (90) days after the end of the 2003 Fiscal Year, and further increased on the date which is ninety (90) days after the end of each consecutive Fiscal Year ending thereafter, in each case by an amount equal to fifty percent (50%) of Excess Cash Flow for such Fiscal Year; and (b) the Excess Cash Flow Allowance shall be automatically and permanently decreased by an amount equal to any portion thereof allocated from time to time by the Funds Administrator to the making of any Capital Expenditure or to the consummation of any Acquisition.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, and all final or temporary regulations promulgated thereunder and published, generally applicable rulings entitled to precedential effect.

        "Existing Letters of Credit" shall have the meaning ascribed to that term in Section 1.2(b).

        "Existing Note Indenture" shall mean that certain Indenture dated as of April 11, 1997, among the Credit Parties and Harris Trust and Savings Bank, as trustee thereunder, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time, to the extent permitted hereunder, including, without limitation, pursuant to the Existing Note Supplemental Indenture.

        "Existing Note Repurchase" shall mean the repurchase by BWAY of the Existing Notes in an aggregate face amount not less than $50,000,000, pursuant to the Existing Note Repurchase Documents.

        "Existing Note Repurchase Documents" shall mean all of the agreements, instruments and documents set forth on Schedule B, Part 1.1-E, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time, to the extent permitted hereunder.

        "Existing Note Supplemental Indenture" shall mean that certain Supplemental Indenture dated as of February 7, 2003, among BWAY, BMI, ACI and the trustee under the Existing Note Indenture, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time, to the extent permitted hereunder.

        "Existing Notes" shall have the meaning ascribed to the term "Notes" in the Existing Note Indenture.

        "Expenses" shall mean all present and future expenses actually incurred by or on behalf of the Agent, in its capacity as Agent, in connection with this Credit Agreement, any other Credit Document, the Related Transactions or otherwise, whether incurred heretofore or hereafter, which expenses shall include, without being limited to, the cost of record searches, the reasonable fees and reasonable expenses of attorneys (including the allocated cost of internal counsel) and paralegals, all customary costs and expenses incurred by the Agent in opening bank accounts and lockboxes, depositing checks, receiving and transferring funds, and any charges imposed on the Agent due to insufficient funds of deposited checks and the Agent's standard fee relating thereto, collateral examination fees and expenses, fees and expenses of accountants, appraisers, field examiners or other consultants, experts or advisors employed or retained by the Agent, fees and expenses incurred by the Agent in connection with the assignments of or sales of participations in the Loans, title insurance premiums, real estate survey costs, fees and taxes relative to the filing of financing statements, costs of preparing and recording any Mortgages or any other Collateral Documents, all expenses and costs referred to in Article 4 of this Credit Agreement, all other fees and expenses required to be paid pursuant to the Fee Letter and all fees and expenses incurred in connection with releasing Collateral and the amendment or termination of any of the Credit Documents.

        "Expiration Date" shall mean the earlier of (a) February 7, 2008 and (b) the termination or reduction to zero (0) of the Commitments.

        "Exposure" shall mean, with respect to any Lender, the aggregate amount of such Lender's outstanding Loans plus such Lender's Proportionate Share of the Letter of Credit Outstandings.

        "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

        "Fee Letter" shall mean that certain fee letter agreement dated as of the date hereof between the Agent and the Borrowers providing for the payment of certain fees in connection with this Credit Agreement.

        "Fees" shall mean the Unused Line Fee, the Letter of Credit Fee and the Issuing Lender Fees, and, without duplication, all fees payable by the Borrowers under the Fee Letter.

        "Financial Statements" shall mean the consolidated and, unless otherwise specified, consolidating, balance sheets, statements of operations, statements of cash flows and statements of changes in shareholder's equity of the Consolidated Entity for the period specified.

        "Fiscal Month" shall mean any of the monthly accounting periods of the Consolidated Entity.

        "Fiscal Quarter" shall mean any of the quarterly accounting periods of the Consolidated Entity.

        "Fiscal Year" shall mean any of the annual accounting periods of the Consolidated Entity.

        "Fixed Asset Sublimit" shall mean an amount equal to $25,000,000; provided that the Fixed Asset Sublimit shall be automatically and permanently reduced:

                (a) on the first Business Day of each consecutive Fiscal Quarter commencing with the third Fiscal Quarter of Fiscal Year 2003, by an amount equal to $892,850;

                (b) if the ratio of Consolidated Total Indebtedness as of the last day of such Fiscal Year, to Consolidated EBITDA for such Fiscal Year, is equal to or greater than 3.75 to 1.00, on the date which is ninety (90) days after the end of the 2003 Fiscal Year, and ninety (90) days after the end of each Fiscal Year ending thereafter, in each case by an amount equal to thirty percent (30%) of Excess Cash Flow for such Fiscal Year;

                (c) on each date on or after the Closing Date upon which any Borrower or any Subsidiary of any Borrower receives Net Disposition Proceeds (other than Net Disposition Proceeds in respect of Casualty Losses, Sale-Leaseback Transactions or sales, leases, assignments, transfers or other dispositions permitted pursuant to clauses (g), (h) or (i) of Section 8.5), in each case by an amount equal to the greater of (i) such Net Disposition Proceeds or (ii) the orderly liquidation value of the Equipment or other fixed assets in respect of which such Net Disposition Proceeds were received, as determined by the Agent in its sole discretion; provided, that, with respect to no more than $2,500,000 of such Net Disposition Proceeds received in cash in any Fiscal Year, so long as an Event of Default shall not then have occurred and be continuing, within 30 days following receipt by the Agent of such Net Disposition Proceeds, the Funds Administrator may deliver to the Agent a certificate of a Responsible Officer of BWAY setting forth (x) that portion of such Net Disposition Proceeds that the applicable Borrower or Subsidiary, as the case may be, intends to reinvest in the purchase of Equipment or other fixed assets used in the business of the Borrowers within 365 days of such date of receipt, and (y) the proposed use of such portion of such Net Disposition Proceeds (and, in connection therewith, shall thereafter promptly provide such other information with respect to such reinvestment as the Agent may from time to time reasonably request) and, pending such reinvestment, the Agent shall maintain a reserve against unused availability under the Borrowing Base in the amount of such Net Disposition Proceeds (which reserve shall remain in effect until reduced from time to time at the written request of the Funds Administrator upon the Agent's receipt of evidence reasonably satisfactory to the Agent of the purchase of such Equipment or other fixed assets) and shall not reduce the Fixed Asset Sublimit in the amount thereof (although an immediate reduction in the Fixed Asset Sublimit shall occur in any event to the extent that such Net Disposition Proceeds are less than the orderly liquidation value of the Equipment or other fixed assets in respect of which such Net Disposition Proceeds were received, as determined by the Agent in its sole discretion); provided, further, that if (A) within 180 days after the date of receipt by the Agent of such Net Disposition Proceeds, the Borrowers have not so used such Net Disposition Proceeds, or in the alternative have not delivered to the Agent evidence reasonably satisfactory to the Agent that one or more of the Borrowers has entered into one or more binding contractual commitments to so use such Net Disposition Proceeds, or, in any event (B) within 365 days after the date of the Agent's receipt of such Net Disposition Proceeds, the Borrowers have not so used all or any portion of such Net Disposition Proceeds not required to be applied to reduce the Fixed Asset Sublimit pursuant to the preceding proviso, or pursuant to clause (A) of this proviso, the Fixed Asset Sublimit shall be promptly reduced by an amount equal to such remaining portion on the last day of such 180 day period or 365 day period, as the case may be;

                (d) on each date on or after the Closing Date upon which the Fixed Asset Sublimit is required to be reduced by the amount of any Net Disposition Proceeds in respect of a Casualty Loss pursuant to Section 7.8(b), by an amount equal to such Net Disposition Proceeds; and

                (e) on each date on or after the Closing Date upon which any Borrower or any Subsidiary of any Borrower receives Net Disposition Proceeds in respect of any Sale-Leaseback Transaction, by an amount equal to (i) to the extent such Net Disposition Proceeds are attributable to Equipment (as determined by the Agent in its sole discretion), the greater of (x) one hundred percent (100%) of such Net Disposition Proceeds or (y) the orderly liquidation value of the Equipment in respect of which such Net Disposition Proceeds were received, as determined by the Agent in its sole discretion, and (ii) to the extent such Net Disposition Proceeds are attributable to real property or improvements thereon (as determined by the Agent in its sole discretion), twenty-five percent (25%) of such Net Disposition Proceeds.

        "Foreign Lender" shall mean any Lender or Serving Affiliate that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code.

        "Foreign Subsidiary" shall mean each Subsidiary of a Borrower that is not a Domestic Subsidiary.

        "Funding Bank" shall have the meaning ascribed to that term in Section 4.9.

        "Funds Administrator" shall mean BWAY, acting in its capacity as borrowing agent and funds administrator for itself and the other Borrowers hereunder and under each of the other Credit Documents.

        "GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time.

        "Governing Documents" shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person.

        "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Guaranty" of any Person shall mean any Liability, contingent or otherwise, of such Person (other than an endorsement for collection or deposit in the ordinary course of business) to pay any Liability of any other Person or to otherwise protect, or having the practical effect of protecting, the holder of any such Liability against loss (whether such obligation arises by virtue of such Person being a partner of a partnership or participant in a joint venture or by agreement to pay, to keep well, to maintain solvency, assets, level of income or other financial condition, to purchase assets, goods, securities or services or to take or pay, or otherwise). The word "Guarantee" when used as a verb has the correlative meaning.

        "Highest Lawful Rate" shall mean, at any time when any Obligations shall be outstanding hereunder (other than contingent indemnification Obligations to the extent that no claim giving rise thereto has been asserted and remains unresolved or unsatisfied), the maximum nonusurious interest rate, that then may be contracted for, taken, reserved, charged or received on the Obligations owing under this Credit Agreement or any of the other Credit Documents, under (a) the laws of the State of New York (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and the other Credit Documents) or (b) if higher, applicable federal laws, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

        "Indebtedness" of any Person shall mean (in each case, whether such obligation is with full or limited recourse) (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services, except a trade account payable that arises in the ordinary course of business but only if and so long as the same is payable on customary trade terms, (d) any Capital Lease Obligations of such Person, (e) any Mandatorily Redeemable Obligation of such Person owned by any Person other than such Person or a Subsidiary of such Person (the amount of such Mandatorily Redeemable Obligation to be determined for this purpose as the maximum amount payable upon redemption of such Mandatorily Redeemable Obligation), (f) any non-contingent obligation of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other Guaranty issued by such other Person to the extent that such reimbursement obligation remains outstanding after it becomes non-contingent, (g) all obligations of such Person under Derivative Contracts, except that if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount thereof, (i) any Indebtedness of others secured by a Lien on any asset of such Person and (j) any Indebtedness of others Guaranteed by such Person.

        "Initial Credit Event" shall mean the initial Credit Event made under this Credit Agreement, after giving effect to its amendment and restatement pursuant to the terms hereof.

        "Insolvency Event" shall mean, with respect to any Person, the occurrence of any of the following: (a) such Person shall be adjudicated insolvent or bankrupt, or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, (b) the voluntary commencement by such Person of any proceeding or the filing of any petition by such Person under any bankruptcy, insolvency or similar law, (c) the seeking by such Person of dissolution or reorganization or the application by such Person for, or the consent by such Person to, appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (d) the filing by such Person of any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, (e) the making by such Person of a general assignment for the benefit of its creditors, or the consent to, or acquiescence by such Person in the appointment of, a receiver, trustee, custodian or liquidator for a substantial portion of such Person's property, assets or business. "Insolvency Event" shall also mean, with respect to any Person, the occurrence of any of the following: an involuntary proceeding or involuntary petition shall be commenced or filed against such Person under any bankruptcy, insolvency or similar law seeking the dissolution or reorganization of it or the appointment of a receiver, trustee, custodian or liquidator for it or of a substantial part of its property, assets or business, and such proceedings or petitions shall not be dismissed within sixty (60) days after commencement or filing, as the case may be, or any order for relief shall be entered in any such proceeding.

        "Interest Expense" shall mean the aggregate consolidated interest expense (net of interest income) of the Consolidated Entity in respect of Indebtedness determined on a consolidated basis in accordance with GAAP, including amortization of original issue discount on any Indebtedness and of all fees payable in connection with the incurrence of such Indebtedness, including, without limitation, aggregate fees payable in respect of Letters of Credit pursuant to Section 4.6 (in each case, to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any Capital Lease Obligations.

        "Interest Period" shall mean a period, commencing, in the case of the first Interest Period applicable to a LIBOR Rate Loan, on the date of the making of, or conversion into, such Loan, and, in the case of each subsequent, successive Interest Period applicable thereto, on the last day of the immediately preceding Interest Period. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Funds Administrator may, in an appropriate Notice of Borrowing, Notice of Continuation or Notice of Conversion, select; provided that the Funds Administrator may not select any Interest Period that ends after the Expiration Date. Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

        "Interim Advance" shall mean a Loan made by the Agent to a Borrower pursuant to Section 2.2(b)(i).

        "Interim Advance Period" shall have the meaning ascribed to that term in
Section 2.2(b)(i).

        "Internal Revenue Service" or "IRS" shall mean the United States Internal Revenue Service and any successor agency.

        "Inventory" shall have the meaning ascribed to that term in the Borrower Security Agreement.

        "Investment" by any Person in any other Person shall mean any direct or indirect loan or other extension of credit or capital contribution to such other Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), any purchase or acquisition by such Person of any Capital Securities, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, such other Person, or any purchase or acquisition of any assets of such other Person constituting a business unit. "Investment" shall exclude extensions of trade credit by any Borrower or any Subsidiary of any Borrower on commercially reasonable terms in accordance with normal trade practices of such Borrower or such Subsidiary, as the case may be. In determining the aggregate amount of Investments outstanding at any particular time, (a) there shall be deducted in respect of each such Investment any amount received on such investment, whether as a return of capital or as dividends, interest or any other form of earnings thereon; and (b) there shall not be deducted from the original amount of any Investment, and such Investment shall be deemed to continue to be "outstanding" in such original amount notwithstanding, any (i) decrease in the market value thereof or (ii) amount thereof that may have been forgiven, released, cancelled or otherwise nullified or held to be invalid.

        "Issuing Lender" shall mean DBTCo (which, for purposes of this definition, also shall include any banking affiliate of DBTCo, including but not limited to Deutsche Bank AG, New York Branch, which has agreed to issue Letters of Credit for the account of the Borrowers under this Credit Agreement) or any other Lender acceptable to Agent which has agreed to issue Letters of Credit for the account of the Borrowers under this Credit Agreement.

        "Issuing Lender Fees" shall have the meaning ascribed to that term in
Section 4.6(b).

        "Joint Venture" shall mean a corporation, partnership or other business entity, other than a Borrower or a Subsidiary of a Borrower, engaged or proposed to be engaged in the same or a similar line of business as the Borrowers in which a Borrower or a Subsidiary of a Borrower owns, directly or indirectly, no less than thirty percent (30%) of the total voting power of Capital Securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors, management or trustees thereof (or Persons having similar functions with respect thereto), with the balance of the ownership interests being held by one or more third parties.

        "Kelso" shall mean Kelso & Company, a Delaware limited partnership, and its Affiliates.

        "Kelso Agreements" shall mean all of the agreements, instruments and documents set forth on Schedule B, Part 1.1-F, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time, to the extent permitted hereunder.

        "Kelso Associates" shall have the meaning ascribed to that term in the definition of Permitted Transferees.

        "Kelso Designees" shall mean Marquard Family Partnership Ltd., John F. McGillicuddy, David M. Roderick, George L. Shinn, Prof. Dr. Dieter Spethmann, Louis and Patricia Kelso Trust, Coinvestment I, LLC, MMI Investments, LLC, U. Bertram Ellis, Jr., James S. Altenbach, Edward G.R. Bennett, Adelaida U. Bennett Exempt Family Trust, Charles P. Bloome, Clifford Eisler, Frank O'Keefe, Paul Thompson III (Tim), Robert Grien and John Rutledge.

        "LC Interest Rate" shall mean, at any time, a rate per annum equal to the rate per annum applicable at such time to Prime Rate Loans.

        "LC Participant" shall have the meaning ascribed to that term in Section 3.4.

        "LC Supportable Obligations" shall mean (a) obligations of any Borrower with respect to workers' compensation, surety bonds and other similar statutory obligations and (b) other ordinary course obligations of any Borrower.

        "Lender" shall, subject to Section 11.18(c)(ii), mean (a) each Person listed as a "Lender" on the signature pages hereof and (b) each Person that has been assigned any or all of the rights and obligations of a Lender pursuant to and in accordance with Section 11.6.

        "Letter of Credit" shall have the meaning ascribed in that term in
Section 3.1(a).

        "Letter of Credit Fee" shall have the meaning ascribed to that term in
Section 4.6(a).

        "Letter of Credit Outstandings" shall mean, at any time, the sum of (a) the Stated Amounts of all outstanding Letters of Credit, and (b) the aggregate amount of all unpaid Drawings in respect of Letters of Credit.

        "Letter of Credit Request" shall have the meaning ascribed to that term in Section 3.3(a).

        "Liability" of any Person shall mean (in each case, whether with full or limited recourse) any indebtedness, liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon, such Person or any of its assets, of any kind, nature or description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, whether arising under contract, Requirement of Law, or otherwise, whether now existing or hereafter arising, and whether for the payment of money or the performance or non-performance of any act.

        "LIBOR Lending Office" shall mean, with respect to any Lender, the office of such Lender specified as its "LIBOR Lending Office" below its name on Annex II (or, if no such office is specified, its Domestic Lending Office), or such other office or Affiliate of such Lender as such Lender may from time to time specify to the Funds Administrator and the Agent.

        "LIBOR Rate" shall mean, with respect to any Interest Period, (a) the rate per annum for Dollar deposits approximately equal to the principal amount of the LIBOR Rate Loans for which the LIBOR Rate is being determined and with maturities comparable to the Interest Period for which such LIBOR Rate would apply, which appears on the Telerate Page 3750 at approximately 11:00 A.M., London time, on the day that is two (2) Business Days prior to the first day of such Interest Period and (b) if no such rate so appears on the Telerate Page 3750, an interest rate per annum equal to the rate (rounded upward to the nearest whole multiple of one-sixteenth (1/16) of one percent (1.00%) per annum, if such rate is not such a multiple) of the offered quotation, if any, to first class banks in the London (U.K.) interbank market by Deutsche Bank AG, New York Branch, for Dollar deposits of amounts in immediately available funds comparable to the principal amount of the LIBOR Rate Loans for which the LIBOR Rate is being determined with maturities comparable to the Interest Period for which such LIBOR Rate will apply as of approximately 10:00 A.M. two (2) Business Days prior to the commencement of such Interest Period. The term "Telerate Page 3750" shall mean the display designated as Page 3750 on the Telerate Services (or such other page as may replace such page on such service for the purpose of displaying a comparable rate).

        "LIBOR Rate Loan" shall mean a Loan that bears, or is to bear, interest by reference to the LIBOR Rate.

        "Lien(s)" shall mean any lien, claim, charge, pledge, security interest, deed of trust, mortgage, other encumbrance or other arrangement having the practical effect of the foregoing or other preferential arrangement of any other kind and shall include the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement.

        "Line of Credit" shall mean, at any time, an amount equal to the aggregate amount, at such time, of the Commitments, which shall not exceed $90,000,000, as such amount may be reduced from time to time in accordance with
Section 2.

        "Loans" shall mean amounts advanced by the Agent or any Lender pursuant to Section 2.1, 2.2(b) or 2.3(b), and, without duplication, all amounts charged to the Borrowers' Account by the Agent pursuant to Section 4.8.

        "Lockboxes" shall have the meaning ascribed to that term in Section 2.5(b)(i).

        "Majority Lenders" shall mean, at any time, those Lenders having more than fifty percent (50%) of the aggregate amount of the Commitments or, if the Commitments shall have expired or been terminated, Lenders having more than fifty percent (50%) of the aggregate amount of the outstanding Exposures.

        "Management Agreements" shall mean all of the agreements, instruments and documents set forth on Schedule B, Part 1.1-G, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time, to the extent permitted hereunder.

        "Management Change of Control Agreements" shall mean those certain Change of Control Agreements (a) dated as of August 30, 2001, between BWAY and Jean-Pierre M. Ergas, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time, and (b) dated as of August 9, 2001, between BWAY and Messrs. Kevin C. Kern, Thomas N. Eagleson, Kenneth M. Roessler and Jeffrey M. O'Connell, respectively, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time, to the extent permitted hereunder.

        "Management Investors" shall mean the officers and employees (including current and former officers and employees) of BCO Holding, or any Borrower or any Subsidiary of any Borrower at any time when Kelso beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) (a) at least fifty-one percent (51%) of the total ordinary voting power of the Capital Securities of BCO Holding and (b) a greater percentage of the total ordinary voting power of the Capital Securities of BCO Holding than is then beneficially owned in the aggregate by the officers and employees of BCO Holding, any Borrower, or any Subsidiary of any Borrower.

        "Management Note" shall mean a promissory note issued by BWAY to a holder of the Capital Securities of BCO Holding in accordance with the Securityholders' Agreement to fund all or a portion of the purchase price paid in connection with the repurchase by BCO Holding of its Capital Securities from such holder; provided, that each such promissory note (a) shall not require any payment of principal to be made thereunder prior to one hundred eighty (180) days after the Expiration Date, and (b) shall be subordinated at all times in right to and time of payment to the prior payment and performance in full of all Obligations (other than contingent indemnification Obligations to the extent that no claim giving rise thereto has been asserted and remains unresolved or unsatisfied) and termination of the Commitments and this Credit Agreement, in each case pursuant to the respective terms hereof, pursuant to subordination provisions no less favorable to the Agent and Lenders than the subordination provisions set forth in the Subordinated Note Indenture or, at the request of the Borrowers, such other subordination provisions as shall be acceptable to the Agent; and, provided, further, that each such repurchase is occasioned by the death, disability, retirement or termination of employment or service as a director of such holder (or any predecessor in interest of such holder).

        "Mandatorily Redeemable Obligations" of any Person shall mean all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Securities of such or any other Person which is mandatorily redeemable or otherwise required to be purchased, retired or otherwise acquired prior to the Expiration Date.

        "Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations, results of operations or condition (financial or otherwise) of the Credit Parties taken as a whole, (b) the value of the Collateral or the amount which the Agent, the Lenders or any Issuing Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, (c) any Credit Party's ability to perform its obligations under the Credit Documents to which it is a party or (d) the rights and remedies of the Agent, the Lenders or any Issuing Lender under any of the Credit Documents taken as a whole.

        "Material Contract" shall mean any contract or other arrangement (other than any Credit Document or any Related Transactions Document), whether written or oral, to which any Borrower or any Subsidiary of any Borrower is a party with respect to which breaches, nonperformances, cancellations or failures to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

        "Merger Documents" shall mean the BCO Acquisition Merger Documents and BWAY Finance Merger Documents.

        "Mergers" shall mean the BCO Acquisition Merger and the BWAY Finance Merger.

        "Mortgages" shall mean the mortgage(s), deeds of trust, leasehold mortgages and leasehold deeds of trust, if any, granted by the respective Credit Parties to or for the benefit of the Agent, as the case may be.

        "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA and which is, or within the immediately preceding six (6) years was, contributed to by any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate.

        "NAIC" shall mean the National Association of Insurance Commissioners.

        "Net Disposition Proceeds" shall mean proceeds (including, without limitation, but only as and when paid, any cash received by way of deferred payment pursuant to a promissory note or similar instrument, receivable or otherwise) received by or for the account of any Borrower or any Subsidiary of any Borrower from the sale, lease, transfer or other disposition (including, without limitation, as a result of any Casualty Loss) of any Equipment or other fixed asset of such Person, net of (a) the costs of such sale, lease, transfer or other disposition, including reasonable professional fees, taxes payable as a result thereof and reasonable reserves associated therewith; and (b) amounts applied to the repayment of indebtedness (other than the Obligations) secured by a Lien on the applicable Equipment or other fixed asset; provided, that, notwithstanding the foregoing, such net proceeds of Permitted Dispositions shall not constitute Net Disposition Proceeds, unless and solely to the extent that such net proceeds exceed (i) in the case of a Permitted Disposition described in clause (a) of the definition of the term "Permitted Disposition," $1,000,000 and
(ii) in the case of a Permitted Disposition described in clause (b) of the definition of the term "Permitted Disposition," $1,500,000; and, provided, further, that proceeds of business interruption insurance shall not constitute Net Disposition Proceeds.

        "Net Equity Proceeds" shall mean, with respect to each issuance or sale of any equity by any Person or any capital contribution to such Person, the cash proceeds (net of underwriting discounts and commissions and all other costs, fees and expenses associated therewith) received by such Person from the respective sale or issuance of its equity or from the respective capital contribution.

        "Note" shall mean a promissory note of the Borrowers payable to the order of any Lender, in the form of Exhibit B, evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from the Loans made by such Lender or acquired by such Lender pursuant to Section 11.6.

        "Notice of Borrowing" shall have the meaning ascribed to that term in
Section 2.2(a)(i).

        "Notice of Continuation" shall have the meaning ascribed to that term in
Section 4.3(a).

        "Notice of Conversion" shall have the meaning ascribed to that term in
Section 4.3(b).

        "Obligations" shall mean (a) the unpaid principal of and interest on the Loans and the Notes, (b) the obligation of the Borrowers to pay to an Issuing Lender the amounts of all Unpaid Drawings together with interest accrued thereon at the LC Interest Rate, made under Letters of Credit of such Issuing Lender,
(c) the Fees, (d) the Expenses, (e) all other Liabilities of the respective Borrowers to the Agent and any Lender (in its capacity as such and not in its capacity as an Issuing Lender), which may arise under, out of, or in connection with, this Credit Agreement, the Notes or any other Credit Document, including, without limitation, the Original Obligations, (f) all other Liabilities of the respective Borrowers to an Issuing Lender in respect of its Letters of Credit, and (g) all other Liabilities of the respective Borrowers to a Lender in respect of Derivative Transactions, to the extent that such Liabilities constitute Approved Secured Derivative Transactions Liabilities. As used in clauses (a),
(b) and (c) and wherever else the determination of the amount of "interest" is relevant, "interest" shall include interest accruing on or after the filing of, or what would have accrued but for the filing of, any petition in bankruptcy, or the commencement of any insolvency, reorganization, or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

        "Other Taxes" shall have the meaning ascribed to that term in Section 2.8(b).

        "PBGC" shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

        "Payment" shall have the meaning ascribed to that term in Section 2.10.

        "Payment Office" shall mean the office of the Agent located at 31 West 52nd Street, New York, New York 10019, or such other office of the Agent as shall be specified by Agent from time to time in a notice to the other parties hereto.

        "Permitted Dispositions" shall mean the sale of (a) certain real property of BMI located in Thompson, Dallas County, Texas, and commonly known as 13401 Denton Drive, Farmers Branch, (b) the surplus equipment of the Borrowers set forth on Schedule B, Part 1.1-H;

provided, that in the case of each of such sales, one hundred percent (100%) of the consideration therefor is received by the applicable Borrower in the form of cash.

        "Permitted Holders" shall mean Kelso, the Kelso Designees, Magnetite Asset Investors, L.L.C., the Management Investors and any employee stock ownership plan established by BCO Holding or any Borrower for the benefit of the employees of BCO Holding, any Borrower or any of their Subsidiaries, and their respective Permitted Transferees.

        "Permitted Liens" shall have the meaning ascribed to that term in
Section 8.4.

        "Permitted Management Fees" shall mean all fees payable by BCO Holding or any Borrower or any Subsidiary of any Borrower to Kelso, for the rendering of investment banking, management consulting, financial advisory or other services, including, without limitation, all fees payable by BWAY to Kelso pursuant to the Kelso Agreements in respect of consulting and advisory services provided by Kelso to BWAY after the Closing Date.

        "Permitted Pro Forma Acquisition Adjustments" shall mean, with respect to any Acquisition, pro forma adjustments to the Financial Statements made as a result of such Acquisition in accordance with the requirements therefor set forth in Regulation S-X of the Securities and Exchange Commission (whether or not the computation of such adjustments would otherwise be subject to such requirements), and all final or temporary regulations promulgated thereunder and published, generally applicable rulings entitled to precedential effect.

        "Permitted Restrictive Covenant" shall mean (a) any covenant or restriction contained in any Credit Document, (b) any covenant or restriction binding upon any Person at the time such Person becomes a Subsidiary of any Borrower if the same is not created in contemplation thereof, (c) any covenant or restriction of the type permitted by Section 8.4 that is contained in any contract evidencing or providing for the creation of or concerning Indebtedness so long as such covenant or restriction is limited to assets purchased with the proceeds thereof, (d) any covenant or restriction described in Schedule B, Part 1.1-I, but only to the extent such covenant or restriction is there identified by specific reference to the provision of the contract in which such covenant or restriction is contained or (e) any covenant or restriction that (i) is not more burdensome than an existing Permitted Restrictive Covenant that is such by virtue of clause (b), (c), (d) or (e); (ii) is contained in a contract constituting a renewal, extension or replacement of the contract in which such existing Permitted Restrictive Covenant is contained; and (iii) is binding only on the Person or Persons bound by such existing Permitted Restrictive Covenant.

        "Permitted Transferees" shall mean (a) in the case of Kelso, (i) any Kelso Designee, (ii) any managing director, general partner, limited partner, director, officer or employee of Kelso or any Kelso Designee (collectively, the "Kelso Associates"), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Kelso Associate and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Kelso Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants; and (b) in the case of any Management Investors, (i) his or her executor, administrator, testamentary trustee, legatee or beneficiaries, (ii), his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only the Management Investor, as the case may be, and his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

        "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (including any division, agency or department thereof), and, as applicable, the successors, heirs and assigns of each.

        "Pledge Agreements" shall mean the BCO Pledge Agreement, the BWAY Pledge Agreement and the BMI Pledge Agreement, and any other pledge agreements executed by any Borrower and delivered to the Agent pursuant to Section 8.15.

        "Prime Lending Rate" shall mean the rate that Deutsche Bank AG, New York Branch announces from time to time in New York, New York as its prime lending rate in the United States, as in effect from time to time. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Deutsche Bank AG, New York Branch, DBTCo and each of the other Lenders may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

        "Prime Rate Loan" shall mean a Loan that bears, or is to bear, interest by reference to the Prime Lending Rate.

        "Prohibited Transaction" shall mean any transaction that is prohibited under Code Section 4975 or ERISA Section 406 and not exempt under Code Section 4975 or ERISA Section 408.

        "Projections" shall mean all projections furnished to the Agent or any Lender after the Closing Date pursuant to Section 7.1(d).

        "Proportionate Share" shall, subject to Section 11.18(c), mean, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Commitment and the denominator of which shall be the Total Commitments or, if the Commitments have been terminated, a fraction the numerator of which shall be the principal amount of such Lender's Exposure and the denominator of which shall be the aggregate amount of all Exposures of all Lenders then outstanding.

        "Purchase Money Liens" shall mean Liens on any fixed or capital asset of any Borrower, including, without limitation, real property and improvements thereon, to secure the purchase price thereof, provided that: (a) each such Lien shall attach only to the property or improvements to be acquired; (b) a description is furnished to the Agent for any property or improvements so acquired, the purchase price of which is greater than $500,000; and (c) the debt incurred in connection with such acquisitions shall not exceed one hundred percent (100%) of the amount of the purchase price of the fixed or capital assets then being financed.

        "Real Estate" shall mean all real property owned or leased by any Credit Party or any Subsidiary of any Credit Party, together with all fixtures, improvements and other structures thereon.

        "Reduced Rate" shall have the meaning ascribed to that term in Section 2.8(e), relating to backup withholding tax.

        "Register" shall have the meaning ascribed to that term in Section 11.6(e).

        "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto.

        "Related Transactions" shall mean, collectively, the transactions provided for in the respective Related Transactions Documents and the transactions contemplated thereby.

        "Related Transactions Documents" shall mean, collectively, the Merger Documents, the Equity Financing Documents, the Existing Note Repurchase Documents, the Subordinated Note Documents, the Employment Agreements, the Kelso Agreements, the Management Agreements, the Management Change of Control Agreements and the Securityholders' Agreement.

        "Reportable Event" shall mean any of the events described in Section 4043 of ERISA with respect to a Benefit Plan or Multiemployer Plan as to which the 30-day notice requirement has not been waived.

        "Requirement of Law" shall mean, as to any Person, the Governing Documents of such Person, and any law, treaty, rule, regulation or ordinance, or determination of a court or other Governmental Authority or determination of an arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Responsible Officer" shall mean, as to any Person, the duly-appointed chief executive officer, chief financial officer or treasurer, or a vice president or any other duly-appointed officer, in each case of such Person.

        "Restricted Payment" shall mean, with respect to any Person, (a) any payment with respect to or on account of any of the Capital Securities of such Person, including any dividend or other distribution on, any payment of interest on or principal of, and any payment on account of any purchase, redemption, retirement, exchange, defeasance or conversion of, any such Capital Securities and (b) any optional payment or prepayment on or optional redemption, retirement (including by making payments to a sinking or analogous fund), repurchase, defeasance or other acquisition of, any (i) Indebtedness in respect of the Subordinated Notes, (ii) except to the extent permitted pursuant to Section 8.8(d), Indebtedness in respect of the Existing Notes, (iii) Indebtedness in respect of Management Notes, and (iv) Indebtedness permitted pursuant to Section 8.3(h)(ii), Section 8.3(n) or Section 8.3(o), respectively. For the purposes of this definition, a "payment" shall include the transfer of any asset or the incurrence of any Indebtedness or other Liability (the amount of any such payment to be the fair market value of such asset or the amount of such obligation, respectively) but shall not include the issuance by such Person to the holders of a class or series of a class of its Capital Securities of the same class and, if applicable, series, other than, in the case of any Borrower or any Subsidiary of any Borrower, Mandatorily Redeemable Obligations.

        "Sale-Leaseback Transaction" shall mean any arrangement, directly or indirectly, whereby any Borrower or any Subsidiary of any Borrower leases any property from a Person (whether owned by such Borrower or such Subsidiary on the Closing Date or later acquired), which has been or is to be sold or transferred by such Borrower or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced on the security of such property.

        "Security Agreements" shall mean the Borrower Security Agreement and any other security agreements executed by any Borrower and delivered to the Agent pursuant to Section 8.15.

        "Securityholders' Agreement" shall mean the Securityholders' Agreement dated as of the Closing Date among BCO Holding and the other parties thereto, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time, to the extent permitted hereunder.

        "Serving Affiliate" shall mean an Affiliate that is an Issuing Lender.

        "Settlement Date" shall have the meaning ascribed to that term in
Section 2.3(b)(i).

        "Start Date" shall mean, with respect to any Applicable Margin Period, the first day of such Applicable Margin Period.

        "Stated Amount" of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder at such time (in each case determined without regard to whether any conditions to drawing could then be met).

        "Subordinated Note Documents" shall mean, collectively, the Subordinated
Note Indenture, the Subordinated Notes, the Assumption Agreement, the Supplemental Indenture and all of the other agreements, instruments and documents set forth on Schedule B, Part 1.1-J, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time, to the extent permitted hereunder.

        "Subordinated Note Indenture" shall mean that certain Indenture dated as of November 27, 2002, among the Subordinated Note Trustee, BWAY Finance and, upon the execution and delivery of the Supplemental Indenture by each of the parties thereto, BWAY and, for purposes of the guarantee provisions therein, BMI, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time, to the extent permitted hereunder, including, without limitation, pursuant to the Supplemental Indenture.

        "Subordinated Note Trustee" shall mean The Bank of New York, acting in its capacity as trustee under the Subordinated Indenture, and all Persons succeeding thereto in such capacity pursuant to the terms of thereof.

        "Subordinated Notes" shall have the meaning ascribed to the term "Notes" in the Subordinated Note Indenture.

        "Subsidiary" shall mean, with respect to any Person at any time (a) any other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements as of such time, and (b) any other Person the Capital Securities of which having ordinary voting power to elect a majority of the board of directors (or other persons having similar functions), or other ownership interests of which ordinarily constituting a majority voting interest, are at such time, directly or indirectly, owned by such first Person, or by one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.

        "Supplemental Indenture" shall mean that certain Supplemental Indenture dated as of February 7, 2003, among BWAY Finance, BWAY, BMI and the Subordinated Note Trustee, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time, to the extent permitted hereunder.

        "Tax Transferee" shall have the meaning ascribed to that term in Section 2.8(a).

        "Taxes" shall have the meaning ascribed to that term in Section 2.8(a).

        "Termination Event" shall mean (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan; (b) the withdrawal of any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate from a Benefit Plan during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a) (2) of ERISA; (c) the providing of notice of intent to terminate a Benefit Plan under Section 4041 of ERISA; (d) the institution by the PBGC of proceedings to terminate or appoint a trustee to administer a Benefit Plan or Multiemployer Plan; (e) any event or condition (i) that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or, to the knowledge of any Credit Party or any Subsidiary of a Credit Party, that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Multiemployer Plan or (ii) to the knowledge of any Credit Party or any Subsidiary of a Credit Party, that could reasonably be expected to result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate from a Multiemployer Plan.

        "Test Date" shall mean, with respect to any Start Date, the last day of the most recent Fiscal Quarter ended immediately prior to such Start Date.

        "Test Period" shall mean each period of four consecutive Fiscal Quarters then last ended (in each case taken as one accounting period).

        "Total Commitments" shall mean the aggregate of the Commitments of all the Lenders, which in the aggregate shall not exceed $90,000,000.

        "Total Exposure" shall mean, at any time, an amount equal to the sum at such time of (a) the Letter of Credit Outstandings and (b) the aggregate principal amount of outstanding Loans.

        "Trigger Event" shall mean (a) availability under the Borrowing Base is less than $20,000,000 for any period of five (5) consecutive Business Days (and the Agent agrees to give prompt notice to the Funds Administrator if availability under the Borrowing Base is less than $20,000,000 on any Business
Day); or (b) the Borrowers permit the Consolidated Fixed Charge Coverage Ratio, as determined as of the last day of four (4) consecutive Fiscal Quarters, in each case for the twelve (12) Fiscal Months ending on such date, to be less than 1:00 to 1:00.

        "Type" shall mean, with respect to any Loan, whether such Loan is a LIBOR Rate Loan or a Prime Rate Loan.

        "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the Liens granted to the Agent pursuant to the applicable Credit Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, "UCC" shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Credit Agreement, each Credit Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

        "Unpaid Drawing" shall have the meaning ascribed to such term in Section 3.5(a).

        "Unused Line Fee" shall have the meaning ascribed to that term in
Section 4.5.

        "Wholly-Owned Subsidiary" shall mean, with respect to any Person, any Subsidiary of such Person all of the Capital Securities of which (except directors' qualifying shares) are, directly or indirectly, owned by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more of such Wholly-Owned Subsidiaries.

        1.2     AMENDMENT AND RESTATEMENT OF ORIGINAL CREDIT AGREEMENT; NO
NOVATION.

        (a) Subject to the terms and conditions set forth in this Credit Agreement, and in reliance upon the representations and warranties of the respective Credit Parties set forth herein and in the other Credit Documents, effective as of the date hereof, the Original Credit Agreement is hereby amended and restated in its entirety.

        (b) It is expressly understood and agreed by each of the parties hereto that (i) the "Obligations" (as such term is defined in this Credit Agreement) mean and include all "Obligations" (as such term is defined in the Original Credit Agreement) outstanding or otherwise existing on and as of the date hereof (such Obligations being herein referred to as the "Original Obligations"); (ii) the Original Obligations shall be payable hereafter in accordance with the respective terms and provisions hereof; and (iii) this Credit Agreement and any Notes issued hereunder (1) merely re-evidence, ratify and confirm the Original Obligations, (2) in the case of any such Notes, are given in substitution for and not in repayment of any Notes issued under the Original Credit Agreement, and (3) are in no way intended and shall not be deemed or construed to constitute a novation of the Original Credit Agreement or any Notes issued thereunder. All letters of credit outstanding under the Original Credit Agreement and set forth on Schedule B, Part 1.2(b) (collectively, the "Existing Letters of Credit") shall for all purposes of this Credit Agreement and each of the other Credit Documents be deemed issued and outstanding under, and otherwise governed in all respects by, the applicable terms and provisions of, this Credit Agreement.

        1.3 REAFFIRMATION OF ORIGINAL CREDIT DOCUMENTS. Each Borrower, in the respective capacities of such Borrower (and any predecessor in interest to such Borrower) under the Original Credit Agreement and each of the other "Credit Documents" (as such term is defined in the Original Credit Agreement, and herein referred to as the "Original Credit Documents") to which such Borrower (or any predecessor in interest to such Borrower) is a party (including the respective capacities of accommodation party, assignor, grantor, guarantor, indemnitor, mortgagor, obligor and pledgor, as applicable, and each other similar capacity, if any, in which such Borrower (or any predecessor in interest to such Borrower) granted Liens on all or any part of its properties and assets, or otherwise acted as an accommodation party, guarantor, indemnitor or surety with respect to all or any part of the Original Obligations), hereby (a) agrees that, except as otherwise expressly set forth herein, the terms and provisions hereof shall not affect in any way any payment, performance, observance or other obligations or liabilities of such Borrower hereunder or under any of the other Original Credit Documents, all of which obligations and liabilities are hereby ratified, confirmed and reaffirmed in all respects, and (b) to the extent such Borrower has granted Liens on any of its properties or assets pursuant to any of the Original Credit Documents to secure the payment, performance and/or observance of all or any part of the Original Obligations, acknowledges, ratifies, confirms and reaffirms such grant of Liens, and acknowledges and agrees that all of such Liens are intended and shall be deemed and construed to secure to the fullest extent set forth therein all now existing and hereafter arising Obligations under and as defined in this Credit Agreement, as hereafter amended, restated, supplemented and otherwise modified and in effect from time to time.

        1.4 ACCOUNTING TERMS AND DETERMINATIONS. Unless otherwise defined or specified herein, all accounting terms used herein shall have the meanings customarily given in accordance with GAAP, and all financial computations to be made under this Credit Agreement shall, unless otherwise specifically provided herein, be made in accordance with GAAP applied on a basis consistent in all material respects with the Financial Statements delivered to the Agent and the Lenders on the Closing Date. All accounting determinations for purposes of determining compliance with Section 8.1 shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the Financial Statements delivered to the Agent and the Lenders on the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date and all financial records shall be maintained in accordance with GAAP as in effect as of the date of the Financial Statements delivered to the Agent and the Lenders on the Closing Date or, if GAAP shall change from the basis used in preparing the Financial Statements delivered to the Agent and the Lenders on the Closing Date, the certificates required to be delivered pursuant to Section 7.1 demonstrating compliance with the covenants contained herein shall include calculations setting forth the adjustments necessary to demonstrate how the Borrowers are in compliance with the financial covenants based upon GAAP as in effect on the Closing Date. If any Borrower shall change its method of inventory accounting from the first-in-first-out method to the last-in-last-out method, all calculations necessary to determine compliance with the covenants contained herein shall be made as if such method of inventory accounting had not been so changed.

        1.5 OTHER INTERPRETIVE PROVISIONS. Terms not otherwise defined herein which are defined in the UCC shall have the meanings given them in the UCC. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and references to Article, Section, Annex, Schedule, Exhibit and like references are references to this Credit Agreement unless otherwise specified. Any item or list of items set forth following the word "including," "include" or "includes" is set forth only for the purpose of indicating that, regardless of whatever other items are in the category in which such item or items are "included," such item or items are in such category, and shall not be construed as indicating that the items in the category are limited to such items or to items similar to such items. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in accordance with Section 11.10. Except as otherwise specified herein, all references herein (a) to any Person shall be deemed to include such Person's successors and permitted assigns, (b) to any Requirement of Law defined or referred to herein shall be deemed references to such Requirement of Law or any successor Requirement of Law as the same may have been or may be amended or supplemented from time to time and (c) to any Credit Document shall be deemed references to such Credit Document (and, in the case of any Note or any other instrument, any instrument issued in replacement thereof or substitution therefor) as the terms thereof may have been or may be amended, supplemented, waived or otherwise modified from time to time, provided that, in the case of any Letter of Credit, any such amendment, supplement, waiver or other modification shall have been approved in writing by the Agent. Whenever the context so requires, the neuter gender includes the masculine or feminine, the masculine gender includes the feminine, and the singular number includes the plural, and vice versa. Except as otherwise specified herein, all references to the time of day shall be deemed to be to New York City time as then in effect.

                                    ARTICLE 2

                                      LOANS

        2.1     COMMITMENTS; DELIVERY OF NOTES.

        (a) (a) Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees (i) to continue as Loans hereunder all of the "Loans" (as such term is defined in the Original Credit Agreement) outstanding on the Closing Date, and (ii) on and after the Closing Date and to and excluding the Expiration Date, to make from time to time loans and advances to the Borrowers hereunder on a joint and several basis (the "Loans"); provided that no Loan shall be made if, after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof,
(i) the aggregate amount of the Exposure of such Lender would exceed the Commitment of such Lender or (ii) Total Exposure would exceed the lesser of (A) the Total Commitments and (B) subject to Section 2.2(b), the Borrowing Base.

        (b) At the request of any Lender made through the Agent, the Borrowers hereby agree to execute and deliver to such Lender a Note to evidence the Loans made to the Borrowers by such Lender.

        2.2     BORROWING MECHANICS.

        (a) Except as provided in Sections 2.2(b), 2.3(b) and 4.8, Borrowings shall be made on notice from the Funds Administrator to the Agent, given not later than 12:00 noon on the Business Day on which a proposed Borrowing consisting of Prime Rate Loans is requested to be made and on the third Business Day prior to the date of any proposed Borrowing consisting of LIBOR Rate Loans is requested to be made.

                (i) Each Notice of Borrowing shall be given by, alternatively, telephone, facsimile or electronic E-mail transmission, and, if by telephone or electronic E-mail transmission, confirmed in writing, substantially in the form of Exhibit C (the "Notice of Borrowing"). Each Notice of Borrowing shall be irrevocable by and binding on the Funds Administrator and the Borrowers.

                (ii) The Funds Administrator shall notify the Agent in writing of the names of the employees of the Funds Administrator authorized to request Loans on behalf of the Borrowers and specifying which of those employees are also, or, if none are, the employees that are, authorized to direct the disbursement of Loans in a manner contrary to standing disbursement instructions, and shall provide the Agent with a specimen signature of each such employee, it being understood that until further notice from the Funds Administrator, those employees authorized, respectively, to request Loans and direct the disbursement of Loans on the date hereof under the Original Credit Agreement continue to be so authorized. In the absence of a specification of those employees who are authorized to vary standing disbursement instructions, the Agent may assume that each employee authorized to request Loans also has such authority. The Agent shall be entitled to rely conclusively on the authority of such employees of the Funds Administrator to request Loans on behalf of the Borrowers, or to vary standing disbursement instructions, until the Agent receives written notice to the contrary. The Agent shall have no duty to verify the authenticity of the signature appearing on any Notice of Borrowing or other writing delivered pursuant to this Section 2.2(a) and, with respect to an oral or electronic E-mail request for Loans, the Agent shall have no duty to verify the identity of any individual representing himself as one of the employees of the Funds Administrator authorized to make such request on behalf of the Borrowers. Neither the Agent nor any of the Lenders shall incur any liability to the Funds Administrator or any of the Borrowers as a result of (a) acting upon any telephonic or electronic E-mail notice referred to in this
Section 2.2(a) if the Agent believes in good faith such notice to have been given by a duly authorized employee of the Funds Administrator or other individual authorized to request Loans on behalf of the Borrowers or to direct the disbursement thereof in a manner contrary to standing disbursement instructions, or (b) otherwise acting in good faith under this Section 2.2(a) and an advance made and disbursed pursuant to any such telephonic or electronic E-mail notice in accordance with this Credit Agreement shall be deemed to be a Loan for all purposes of this Credit Agreement.

                (iii) In its Notice of Borrowing, the Funds Administrator may request one or more Borrowings on a single day. Each such Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type and shall, in the case of a Borrowing of LIBOR Rate Loans, be in an aggregate amount for all Lenders of not less than $2,000,000 or an integral multiple of $1,000,000 in excess thereof. The right of the Funds Administrator to choose LIBOR Rate Loans is subject to the provisions of Section 4.3(c).

        (b)     (i)     In the event the Borrowers are unable to comply with (A)
the Borrowing Base limitation set forth in clause (ii)(B) of the proviso to
Section 2.1(a) or (B) the conditions precedent set forth in Section 5.2 to a Credit Event, the Lenders authorize the Agent, in its sole discretion, to make Loans ("Interim Advances") to the Borrowers during the period commencing on the date the Agent first receives a Notice of Borrowing requesting an Interim Advance until the earliest of (1) the twentieth (20th) Business Day after such date, (2) the date the Borrowers are again able to comply with such Borrowing Base limitation and conditions precedent, or obtains an amendment or waiver with respect thereto and (3) the date the Majority Lenders instruct the Agent, or the Agent determines, to cease making Interim Advances (in each case, the "Interim Advance Period").

                (ii) The Agent shall not, in any event, (A) make any Interim Advance during any Interim Advance Period if, after giving effect to such Interim Advance, Total Exposure would exceed one hundred ten percent (110%) of Total Exposure on the first day of such Interim Advance Period (calculated without giving effect to Interim Advances made on such day) and (B) make any Interim Advance if, after giving effect to such Interim Advance, Total Exposure would exceed the Line of Credit.

                (iii) All amounts received by the Agent during an Interim Advance Period on account of the Obligations, whether in the form of payments from any Borrower, collections on the Collateral or otherwise, shall, so long as any Interim Advances made during such Interim Advance Period are outstanding, be applied by the Agent, first, to the repayment of such Interim Advances and, second , in accordance with Section 2.5(d).

        (c) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

        (d) In addition to being evidenced, as provided in Section 2.6, by the Borrowers' Account, each Lender's Loans and the Borrowers' joint and several obligations to repay such Loans with interest in accordance with the terms of this Credit Agreement shall be evidenced by this Credit Agreement, the records of such Lender and such Lender's Note. The Borrowers' Account and the Register shall be prima facie evidence of each Lender's Loans and accrued interest thereon and of all payments made in respect thereof.

        (e) Each Lender shall be entitled to earn interest at the then applicable rate of interest, calculated in accordance with Article 4, on outstanding Loans which it has funded to the Agent; provided that in the case of interest accrued but unpaid at the time of a Bankruptcy Default and interest accruing thereafter and during a Bankruptcy Default, such Lender shall be entitled to receive only its Proportionate Share of amounts actually received by the Agent in respect of such interest; further provided that if any amount received by the Agent in respect of such interest and distributed by it is thereafter recovered from the Agent, such Lender shall, upon request, repay to the Agent its Proportionate Share of the amount so recovered to the extent received by it, but without interest (unless the Agent is required to pay interest on the amount recovered, in which case such Lender shall be required to pay interest at a like rate).

        (f) Notwithstanding the obligation of the Funds Administrator to send written confirmation of a Notice of Borrowing made by the Funds Administrator by telephone or electronic E-mail transmission if and when requested by the Agent, in the event that the Agent agrees to accept a Notice of Borrowing made by the Funds Administrator by telephone or electronic E-mail transmission, such Notice of Borrowing shall be binding on the Funds Administrator and each Borrower whether or not written confirmation is sent by the Funds Administrator or requested by the Agent. The Agent may act prior to the receipt of any requested written confirmation, without any liability whatsoever, based upon telephonic or electronic E-mail notice believed by the Agent in good faith to be from the Funds Administrator or its agents. The Agent's records of the terms of any telephonic or electronic E-mail transmission Notices of Borrowing shall absent manifest error be conclusive on the Funds Administrator and each Borrower and Lender in the absence of gross negligence or willful misconduct on the part of the Agent in connection therewith.

        2.3     SETTLEMENTS AMONG THE AGENTS AND THE LENDERS.

        (a) Except as provided in Section 2.3(b), the Agent shall give to each Lender prompt notice of each Notice of Borrowing by telecopy or facsimile transmission. No later than 3:00 P.M. on the date of receipt of each Notice of Borrowing (unless such Notice of Borrowing specifies the Closing Date as the date of Borrowing, in which case no later than 12:00 noon on the Closing Date), each Lender will make available for the account of its Applicable Lending Office, to the Agent at the address of the Agent set forth on Annex II, in immediately available funds, its Proportionate Share of such Borrowing requested to be made. Unless the Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Agent its portion of the Borrowing to be made on such date, the Agent may assume that such Lender will make such amount available to the Agent on the Settlement Date and the Agent, in reliance upon such assumption, may but shall not be obligated to make available the amount of the Borrowing to be provided by such Lender. If and to the extent such Lender shall not have so made available to the Agent its Proportionate Share on such date and the Agent shall have so made available to the Borrowers a corresponding amount on behalf of such Lender, the Agent may recover such amount on demand from such Lender in accordance with
Section 11.18. If such Lender does not pay such corresponding amount promptly upon the Agent's demand therefor, the Agent may promptly notify the Funds Administrator and the Borrowers shall immediately repay such corresponding amount to the Agent together with accrued interest thereon at the applicable rate or rates provided in Sections 4.1, 4.2, and 4.4.

        (b) Unless the Majority Lenders have instructed the Agent to the contrary, the Agent on behalf of the Lenders may but shall not be obligated to make Prime Rate Loans under Section 2.2 without prior notice of the proposed Borrowing to the Lenders, subject to the following settlement arrangements:

                (i) The amount of each Lender's Proportionate Share of Loans shall be computed weekly (or more frequently in the Agent's discretion) and shall be adjusted upward or downward on the basis of the amount of outstanding Loans as of 5:00 P.M. on the last Business Day of the period specified by the Agent (such date, the "Settlement Date"). The Agent shall deliver to each of the Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Loans for such period. The Lenders shall transfer to the Agent, or, subject to Section 11.18(c)(i), the Agent shall transfer to the Lenders, such amounts as are necessary so that (after giving effect to all such transfers) the amount of Loans made by each Lender shall be equal to such Lender's Proportionate Share of the aggregate amount of Loans outstanding as of such Settlement Date. During a Bankruptcy Default, amounts required to be transferred by the Lenders to the Agent shall, instead of constituting Loans to the Borrowers, be in the form of participations purchased by the Lenders in the outstanding Loans of DBTCo. If the summary statement is received by the Lenders prior to 12:00 noon on any Business Day, each Lender shall make the transfers described above in immediately available funds no later than 3:00 P.M. on the day such summary statement was received; and if such summary statement is received by the Lenders after 12:00 noon on such day, each Lender shall make such transfers no later than 3:00 P.M. on the next succeeding Business Day. The obligation of each of the Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to or warranty by the Agent. Each of the Agent and the Lenders agrees to mark its books and records on the Settlement Date to show at all times the dollar amount of its Proportionate Share of the outstanding Loans.

                (ii) To the extent that the settlement described above shall not yet have occurred, upon repayment of Loans by the Borrowers, the Agent may first apply such amounts repaid directly to the amounts made available by the Agent pursuant to this Section 2.3(b).

                (iii) Because the Agent on behalf of the Lenders may be advancing and/or may be repaid Loans prior to the time when the Lenders will actually advance and/or be repaid Loans, interest with respect to Loans shall be allocated by the Agent to each Lender and the Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by the Borrowers in accordance with Section 2.4 or actually settled by the applicable Lender as described in this Section 2.3(b).

        2.4     MANDATORY REPAYMENTS: MANDATORY REDUCTION OF COMMITMENTS.

        (a) Except during an Interim Advance Period, the amount by which Total Exposure exceeds the Borrowing Base at any time shall be immediately due and payable without the necessity of any demand. Repayments of such excess amounts shall be applied, first, to the repayment of Loans, second, to the payment of outstanding reimbursement obligations with respect to Letters of Credit, and, third, to the securing, with cash or Cash Equivalents as provided in the second paragraph of Section 9.2 (but without the requirement of any demand provided for in such paragraph), of the Letter of Credit Outstandings (in each case to the extent the same are such by virtue of clause (a) of the definition thereof).

        (b)     (i)     On the Expiration Date, the Commitment of each Lender
shall automatically reduce to zero and may not be reinstated.

                (ii) The Borrowers may reduce or terminate the Line of Credit at any time and from time to time in whole or in part, without premium or penalty, by reducing or terminating the Commitments, any such reduction or termination to be pro rata on the amounts at the time of the Commitments; provided that each such reduction must be in an amount not less than $5,000,000 (and in increments of $1,000,000); and provided further that (A) if the Borrowers seek to reduce the Line of Credit to an amount less than $25,000,000, then the Line of Credit shall be reduced to zero and this Credit Agreement shall be terminated and (B) once reduced the amount of any such reductions in the Line of Credit may not be reinstated.

                (iii) The amount by which Total Exposure exceeds the aggregate amount of the Commitments at any time shall be immediately due and payable without the necessity of any notice or demand. Repayments of such excess amounts shall be applied, first, to the repayment of Loans, second, to the payment of Unpaid Drawings, and, third, to the securing, with cash or Cash Equivalents as provided in the second paragraph of Section 9.2 (but without the requirement of any demand provided for in such paragraph), of the Letter of Credit Outstandings (in each case to the extent the same are such by virtue of clause (a) of the definition thereof).

        2.5     PAYMENTS AND COMPUTATIONS.

        (a)     (i)     The Borrowers shall, subject, in the case of payments in
respect of Letters of Credit, to Section 3.5, make each payment under the Credit Documents and under the Notes not later than 2:00 P.M. on the day when due and payable in Dollars to the Agent at the Payment Office in immediately available funds. The obligations of the Borrowers to the Lenders with respect to such payments shall be discharged by making such payments to the Agent pursuant to this Section 2.5 or by the Agent, in its discretion, adding such payments to the principal amount of the Loans outstanding by charging such payments to the Borrowers' Account pursuant to Section 2.6.

                (ii) Amounts payable by the Borrowers in respect of any Letter of Credit should be made by the Funds Administrator to the Agent.

        (b)     (i)     On or prior to the Closing Date, BMI (and, after the
Closing Date, any other Borrower requested from time to time by the Agent) shall establish and shall maintain one or more Lockboxes (with respect to each such Borrower, such Borrower's "Lockboxes") and shall instruct all account debtors on the Accounts of such Borrower to remit all payments to such Borrower's Lockboxes. All amounts received by any Borrower from any account debtor, in addition to all other cash received from any other source (including, without limitation, Net Disposition Proceeds, as and when received in cash, but excluding Net Equity Proceeds, to the extent the use or proposed use of such Net Equity Proceeds could not reasonably be expected to result in a Default or an Event of Default), shall upon receipt be deposited into a Depositary Account.

                (ii) Each Borrower required to establish and maintain Lockboxes pursuant to Section 2.5(b)(i), the Agent and one or more financial institutions selected by such Borrower and reasonably acceptable to the Agent (each a "Depositary Account Bank") shall enter into agreements in form and substance satisfactory to the Agent (each a "Depositary Account Agreement"), providing, among other things, that (A) the Agent will open an account at each

Depositary Account Bank (each a "Depositary Account") and (B) all receipts received in the Lockboxes of each Borrower shall be transferred at the end of each day to the appropriate Depositary Account.

                (iii) The closing of any Lockbox or Depositary Account and the termination of any Depositary Account Agreement shall require in each case the prior written consent of the Agent.

        (c) Upon the terms and subject to the conditions set forth in the applicable Depositary Account Agreement, all available amounts held in each Depositary Account shall be wired each Business Day into an account (the "DBTCo Account") maintained by the Agent at DBTCo.

        (d)     (i)     All amounts received by the Agent for distribution
hereunder shall, subject to Section 2.2(b)(iii), be distributed in the following order:

                        first, to the payment of any Fees, Expenses or other
                Obligations then due and payable to the Agent under any of the Credit Documents, including amounts advanced by the Agent on behalf of the Lenders pursuant to Section 2.3(b);

                        second, during a Bankruptcy Default, to the payment of
                the unpaid principal amounts of all Unpaid Drawings payable to each Issuing Lender, together with accrued but unpaid interest thereon at the LC Interest Rate;

                        third, to the ratable payment of any Fees and other
                Obligations then due and payable to the Lenders under any of the Credit Documents, other than to a Lender in its capacity as an Issuing Lender and other than those Obligations specifically referred to in this Section 2.5(d)(i);

                        fourth, to the ratable payment of interest due and
                payable on the Loans;

                        fifth, to the ratable payment of principal due and
                payable on the Loans; and


                        sixth, to the ratable payment of other Liabilities not
                specifically referred to in this Section 2.5(d) then due and payable to the Issuing Lenders with respect to Letters of Credit.

                (ii) Each Person receiving a payment from the Agent pursuant to Section 2.5(d)(i) shall, for all purposes of this Credit Agreement and other Credit Documents, be deemed to have applied that payment in the order specified in Section 2.5(d)(i).

        2.6 MAINTENANCE OF ACCOUNT. The Agent shall maintain an account ("Borrowers' Account") on its books in the name of the Borrowers in which the Borrowers will be charged with all loans and advances made by the Lenders to the Borrowers or for the Borrowers' account, including the Loans, the Fees, the Expenses and any other Obligations. The Borrowers will be credited, in accordance with Section 2.5 above, with all amounts received by the Agent or the Lenders from the Borrowers or from others for the Borrowers' account, including, as set forth above, all amounts received by the Agent in payment of Accounts. In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Agent's right to demand payment of any Obligation upon its maturity. Further, the Agent shall have no obligation whatsoever to perform in any respect any of the contracts or obligations relating to the Accounts.

        2.7 STATEMENT OF ACCOUNT. After the end of each month, the Agent shall send the Funds Administrator a statement accounting for the charges, loans, advances and other transactions occurring among and between the Agent, the Lenders, the Funds Administrator and the Borrowers during that month. In the event that the Funds Administrator does not object in writing to any information reflected in any such monthly statement within thirty (30) days of its receipt thereof, such statement shall, absent manifest error, be an account stated, which is final, conclusive and binding on the Borrowers.

        2.8     WITHHOLDING AND OTHER TAXES.

        (a) Any and all payments by the Borrowers hereunder, under the Notes or in respect of Letters of Credit which are made, to or for the benefit of any Lender (whether in its capacity as a Lender or an Issuing Lender, and as used in Section 2.8, the term "Lender" shall mean a Lender in each such capacity, and shall also include each Serving Affiliate of such Lender) or the Agent shall, except as may be required by law, be made, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interests and all other liabilities with respect thereto ("Taxes"), excluding, (i) in the case of each such Lender, or the Agent, Taxes imposed on, or measured by, its net income (including any Taxes imposed on branch profits) and franchise Taxes, Taxes on capital and other "doing business" Taxes imposed on it by the United States or the jurisdiction under the laws of which such Lender, or the Agent (as the case may be), is organized or any political subdivision thereof, (ii) in the case of each such Lender, Taxes imposed on, or measured by, its net income (including any Taxes imposed on branch profits), and franchise Taxes, Taxes on capital and other "doing business" Taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof, (iii) in the case of each such Lender, or the Agent, Taxes that would not have been imposed if the only connection between such Person and the jurisdiction imposing such Taxes was the activities of such Person pursuant to or in respect of this Credit Agreement, (iv) in the case of each such Lender, Taxes that would not been imposed but for the sale of a participation pursuant to Section 11.6(g), (v) in the case of any Lender or Tax Transferee, as the case may be, Taxes that would not have been imposed if such Lender or Tax Transferee, as the case may be, had complied with the provisions of Section 2.8(e) or (f), as applicable, (vi) in the case of each such Lender, and the Agent, any Taxes that are in effect and that would apply to a payment to or for the benefit of such Lender, or Agent, as applicable, as of the Closing Date, and (vii) if any Person acquires any interest in this Credit Agreement, any Note or any participation interest in any Letter of Credit pursuant to the provisions of Section 3.4, or a Lender or the Agent changes the office in which any Loan or any participation interest in any Letter of Credit is made, accounted for or booked, or a Lender or an Issuing Lender changes the office at which any Letter of Credit is maintained (any such Person, or such Lender or the Agent in that event, being referred to as a "Tax Transferee"), any Taxes to the extent that they are in effect and would apply to a payment to or for the benefit of such Tax Transferee as of the date of the acquisition of such interest or change in office, as the case may be (all such nonexcluded Taxes being hereinafter referred to as "Covered Taxes"). If any Borrower shall be required by law to deduct any Covered Taxes from or in respect of any sum payable hereunder, under any

Note or in respect of any Letter of Credit to or for the benefit of any Lender, the Agent or any Tax Transferee, (A) the sum payable shall be increased as may be necessary so that after making all required deductions of Covered Taxes (including deductions of Covered Taxes applicable to additional sums payable under this Section 2.8) such Lender, the Agent or such Tax Transferee, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) such Borrower shall make such deductions and (C) such Borrower shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law.

        (b) In addition, each Borrower agrees to pay any present or future stamp, documentary, excise, privilege, intangible or similar levies that arise at any time or from time to time (i) from any payment made under any and all Credit Documents, or (ii) from the execution or delivery by any Credit Party of, or from the filing or recording or maintenance of, or otherwise with respect to the exercise by the Agent or the Lenders of their rights under, any and all Credit Documents (hereinafter referred to as "Other Taxes").

        (c) The Borrowers will jointly and severally indemnify each Lender, the Agent, and any Tax Transferee for the full amount of (i) Covered Taxes imposed on or with respect to amounts payable hereunder under any Note or in respect of any Letter of Credit, and (ii) Other Taxes. Payment of this indemnification shall be made within thirty (30) days from the date such Lender, the Agent or such Tax Transferee certifies and sets forth in writing and in reasonable detail the calculation thereof as to the amount and type of such Taxes. Any such certificate submitted by such Lender, the Agent or such Tax Transferee in good faith to Borrowers shall, absent manifest error, be final, conclusive and binding on all parties.

        (d) Within 30 days after having received a receipt for Covered Taxes or Other Taxes, the Funds Administrator will furnish to the Agent, at its address referred to in Section 11.5, the original or a certified copy of a receipt evidencing payment thereof.

        (e) On or before the Closing Date, (i) each Lender that is a Foreign Lender shall deliver to the Agent and the Funds Administrator two valid, duly completed copies of either IRS Form W-8BEN or W-8ECI or successor applicable form, as the case may be, and any other required form, and (ii) at the request of the Funds Administrator, each Lender that is not a Foreign Lender shall deliver to the Agent and the Funds Administrator two valid, duly completed copies of IRS Form W-9 or successor applicable form, as the case may be, and any other required form, certifying in each case that such Lender is entitled to receive payments under this Credit Agreement, the Notes or any Letter of Credit payable to it without deduction or withholding of any United States federal income taxes. Each Lender that is a Foreign Lender and, at the request of the Funds Administrator, each Lender that is not a Foreign Lender shall also deliver to the Agent and the Funds Administrator two further copies of said Form W-8BEN, W-8ECI or W-9, as applicable, or successor applicable forms, or other manner of required certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from a required withholding of United States federal income tax or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Funds Administrator and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Funds Administrator and the Agent, certifying that such Lender is entitled to receive payments under this Credit Agreement, the Notes or any Letter of Credit payable to it without deduction or withholding of any United States federal income taxes unless in any such case any change in a tax treaty to which the United States is a party, or any change in law or regulation of the United States or official interpretation thereof has occurred after the Closing Date and prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Lender from duly completing and delivering any such form with respect to it, and such Lender advises the Funds Administrator and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

        (f) If a Tax Transferee that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code acquires an interest in this Credit Agreement, any Note, any participation interest in any Letter of Credit or any of the other Credit Documents or a Foreign Lender changes the office through which Loans or any other obligations are made, accounted for or booked, or a Foreign Lender if an Issuing Lender, changes the office at which any Letter of Credit is maintained, the transferor, or the applicable Foreign Lender, in the case of a change of office, shall cause such Tax Transferee to agree that, on or prior to the effective date of such acquisition or change, as the case may be, it will deliver to the Funds Administrator and the Agent two valid, duly completed copies of IRS Form W-8BEN or W-8ECI or successor applicable form, as the case may be, and any other required form, certifying in each case that such Tax Transferee is entitled to receive payments under this Credit Agreement, the Notes, each Letter of Credit and each of the other Credit Documents payable to it without deduction or withholding of United States federal income tax. If a Tax Transferee that is a "United States person" within the meaning of Section 7701(a)(30) of the Code acquires an interest in this Credit Agreement, any Note, any participation interest in any Letter of Credit or any of the other Credit Documents, at the request of the Funds Administrator, on the effective date of such acquisition it will deliver to the Funds Administrator and the Agent two valid, duly completed copies of IRS Form W-9 or successor applicable form, as the case may be, and any other required form, certifying in each case that such Tax Transferee is entitled to receive payments under this Credit Agreement, the Notes, each Letter of Credit and each of the other Credit Documents payable to it without deduction or withholding of United States federal income tax. At the request of the Funds Administrator, each Tax Transferee that delivers to the Funds Administrator and the Agent a Form W-8BEN, W-8ECI or W-9 and any other required form, pursuant to the next two preceding sentences, further undertakes to deliver two further copies of the said forms, or successor applicable forms, or other manner of required certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from a required withholding of United States federal income tax or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Funds Administrator and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Funds Administrator and the Agent, certifying that such Tax Transferee is entitled to receive payments under this Credit Agreement, the Notes and any Letter of Credit without deduction or withholding of any United States federal income taxes, unless any change in a tax treaty to which the United States is a party, or any change in law or regulation or official interpretation thereof has occurred after the effective date of such acquisition or change and prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such

Tax Transferee from duly completing and delivering any such form with respect to it, and such Tax Transferee advises the Funds Administrator and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

        (g) If any Taxes for which any Borrower would be required to make payment under this Section 2.8 are imposed, the applicable Lender or the Agent, as the case may be, shall (A) at the request of the Funds Administrator deliver such validly executed forms or certificates as may be necessary to claim a reduction in the rate of withholding or deduction to which the Lender or Agent, as the case may be, is entitled and (B) use its best efforts to avoid or reduce such Taxes by taking any other appropriate action (including assigning its rights hereunder to a related entity or a different office) which would not in the sole opinion of such Lender or the Agent be otherwise disadvantageous to such Lender or the Agent, as the case may be.

        (h) If any Lender, Agent or Tax Transferee receiving an indemnification payment hereunder with respect to Taxes shall subsequently receive a refund from any taxing authority which is attributable to such indemnification payment, such Person shall promptly pay such refund (together with any interest paid with respect to such refund) to the Borrowers.

        (i) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.8 shall survive the payment in full of the Obligations.

        (j) Each Lender shall cause each of its Serving Affiliates that is a Foreign Lender to take the actions required to be taken by such Serving Affiliate as a Foreign Lender under Section 2.8(e), (f), (g) and (h).

        2.9 AFFECTED LENDERS. If any Borrower is obligated to pay to any Lender (whether in its capacity as a Lender or an Issuing Lender) or any Serving Affiliate of such Lender any amount under Sections 2.8 or 4.9, or if any Lender is a Defaulting Lender, the Borrowers may, if no Default or Event of Default then exists, replace such Lender or Serving Affiliate with another lender reasonably acceptable to the Agent, and such Lender hereby agrees to be so replaced or to cause such Serving Affiliate to be replaced, subject to the following:

        (a)     (i)     The Obligations of the Borrowers hereunder then due to
the Lender to be replaced (in its capacity as a Lender, and including such increased or additional costs incurred from the date of notice to the Funds Administrator of such increase or additional costs through the date such Lender is replaced hereunder) shall be paid in full to such Lender concurrently with such replacement; and

                (ii) the Obligations of the Borrowers hereunder to the Lender to be replaced in its capacity as an Issuing Lender, or to its Serving Affiliate in such capacity, shall continue until (A) each Letter of Credit issued by that Person has expired or been drawn in full, (B) all outstanding reimbursement obligations with respect to such Letters of Credit, together with interest thereon at the LC Interest Rate, shall have been paid in full, and (C) all other Obligations in respect of Letters of Credit (other than contingent indemnification Obligations to the extent that no claim giving rise thereto has been asserted and remains unresolved or unsatisfied), to the

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extent then due and payable, have been paid in full and, to the extent not then due and payable, been secured to the satisfaction of such Person.

        (b) If such replacement is a result of increased costs under Sections 2.8 or 4.9, the replacement Lender shall be a bank or other financial institution that is not subject to such increased costs which caused the Borrowers' election to replace any Lender hereunder, and each such replacement Lender shall execute and deliver to the Agent such documentation satisfactory to the Agent pursuant to which such replacement Lender is to become a party hereto, conforming to the provisions of Section 11.6, with a Commitment equal to that of the Lender being replaced and shall make Loans in the aggregate principal amount equal to the aggregate outstanding principal amount of the Loans of the Lender being replaced;

        (c) Upon such execution of such documents referred to in clause (b) and repayment of the amounts referred to in clause (a), the replacement lender shall be a "Lender" with a Commitment as specified herein above and the Lender being replaced shall cease to be a "Lender" hereunder, except with respect to Sections 2.9(c), 3.6, 4.9, 11.7 and 11.8 of this Credit Agreement, which shall survive as to such replaced Lender and except to the extent such Lender continues to be an Issuing Lender pursuant to Section 2.9(a)(ii);

        (d) The Agent shall reasonably cooperate in effectuating the replacement of any Lender under this Section 2.9, but at no time shall the Agent be obligated to initiate any such replacement;

        (e) Any Lender replaced under this Section 2.9 shall be replaced at the Borrowers' sole cost and expense and at no cost or expense to the Agent or any of the Lenders; and

        (f)     If the Borrowers propose to replace any Lender pursuant to this
Section 2.9 because the Lender seeks reimbursement under either Section 2.8 or 4.9, then it must also use reasonable efforts to replace any other Lender who seeks similar levels of reimbursement (as a percentage of such Lender's Commitment) under such Sections.

        2.10    SHARING OF PAYMENTS. (a) (i) If any Lender (including a
Lender in its capacity as an Issuing Lender) shall obtain any payment (whether voluntary, involuntary, and whether through the exercise of any right of set-off by virtue of its claim in any applicable bankruptcy, insolvency or other similar proceeding being deemed secured by a Liability owed by it to any Credit Party, including a claim deemed secured under Section 506 of the Bankruptcy Code, or otherwise) (each a "Payment"), on account of (A) the Loans made by it, (B) its participation interests in Letters of Credit; or (C) any of the other Obligations due and payable to it in excess of its Proportionate Share of payments on account of the Loans or participation interests in Letters of Credit or such other Obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them, in their participation in Letters of Credit or their other such Obligations as shall be then due and payable as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; however, provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (1) the amount of such Lender's required repayment to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

                (ii) For purposes of this Section 2.10, all Unpaid Drawings due and payable to any Issuing Lender shall be deemed to constitute "Loans" made by such Issuing Lender, and such Issuing Lender agrees that it shall apply all Payments received by it in its capacity as an Issuing Lender to the payment or the collateralization of the Obligations that then constitute Unpaid Drawings payable to such Issuing Lender before applying them to any other Obligations due it.

        (b) If an Issuing Lender is an Affiliate of a Lender, such Lender shall cause such Affiliate to comply with the provisions of subsection (a)(i) of
Section 2.10 as fully as though such Affiliate were a Lender subject to such subsection.

        2.11    ALLOCATION OF LOANS AND EXPENSES.

        (a) The Borrowers maintain an integrated cash management system reflecting their interdependence on one another and the mutual benefits shared among them as a result of their respective operations. In order to efficiently fund and operate their respective businesses and minimize the number of Borrowings which they will make under this Credit Agreement and thereby reduce the administrative costs and record keeping required in connection therewith, including the necessity to enter into and maintain separately identified and monitored borrowing facilities, the Borrowers have requested, and the Agent and the Lenders have agreed that, subject to Section 11.21, (i) all Loans will be advanced to and for the account of the Borrowers on a joint and several basis to the Disbursement Account and (ii) all Letters of Credit will be issued pursuant to an LC Application executed by the Funds Administrator on behalf and for the account of the Borrower or Borrowers specified by the Funds Administrator in such application. Each Borrower hereby acknowledges that it will be receiving a direct benefit from each Loan made and each Letter of Credit issued pursuant to this Credit Agreement.

        (b) In order to track more precisely the respective recipients of the proceeds of each Loan and the Borrower or Borrowers receiving the primary benefit from the issuance of each Letter of Credit, and to assist the Funds Administrator, the Borrowers, the Agent and the Lenders in administering the Loans and the Letters of Credit, each Borrower has agreed with the Agent and the Lenders to cause the Funds Administrator to establish and maintain, and the Funds Administrator hereby agrees to establish and maintain, accounts with respect to each Borrower (each Borrower's "Allocation Account") in which the Funds Administrator shall record its good faith allocation to each of the Borrowers of (w) the proceeds, if any, of each Loan received by or for the account of such Borrower, (x) payments made to the Agent on account of the Obligations of such Borrower, (y) the aggregate face amount of all outstanding Letters of Credit issued for the benefit of such Borrower, and (z) all previously unallocated Expenses.

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

        (c) At the request of the Agent, as soon as available, but not later than fifteen (15) Business Days after the last Business Day of each month ending after the Closing Date, the Funds Administrator shall deliver to the Agent and each Borrower a report prepared by or under the supervision of a Responsible Officer of the Funds Administrator, and certified by such Responsible Officer, setting forth with respect to each Borrower the balance of the Allocation Account of such Borrower as of the end of, and all activity occurring in such Allocation Account during, such month. Absent manifest error, each such monthly statement shall be final, conclusive and binding on the respective Borrowers.

                                    ARTICLE 3

                                LETTERS OF CREDIT

        3.1     LETTERS OF CREDIT.

        (a) Subject to and upon the terms and conditions set forth herein, the Funds Administrator may, at any time and from time to time on and after the Closing Date and prior to the 30th day prior to the Expiration Date, request the Agent to (and upon receipt of the applicable Letter of Credit Request, the Agent shall): (i) cause an Issuing Lender to issue for the joint and several account of the Borrowers and for the benefit of (A) any holder (or any trustee, agent or other similar representative for any such holders) of LC Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by the Issuing Lender or in such other form as has been approved by the Issuing Lender, and (B) sellers of goods to a Borrower, an irrevocable trade letter of credit, or (ii) approve the issuance by an Issuing Lender of an irrevocable trade letter of credit upon application made by the Funds Administrator directly to such Issuing Lender pursuant to an application procedure approved by Agent in advance, in each case in a form customarily used by the Issuing Lender or in such other form as has been approved by the Issuing Lender, (each such letter of credit, a "Letter of Credit" and, collectively, the "Letters of Credit"). All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.

        (b) Notwithstanding anything to the contrary set forth in this Credit Agreement, the Agent shall not be under any obligation to cause an Issuing Lender to issue any Letter of Credit, or to approve the issuance by an Issuing Lender of any Letter of Credit, if at the time of such issuance or approval, any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it.

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        3.2     MAXIMUM LETTER OF CREDIT OUTSTANDINGS; FINAL MATURITIES.
Notwithstanding anything to the contrary contained in this Credit Agreement, (a) no Letter of Credit shall be issued if (x) the Stated Amount thereof, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed $10,000,000, or (y) after giving effect to such issuance, the Total Exposure would exceed the lesser of (I) the Total Commitments and (II) the Borrowing Base; and (b) each Letter of Credit shall by its terms terminate on or before (x) in the case of standby Letters of Credit, the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be extendible for successive periods of up to 12 months on terms reasonably acceptable to the Agent and the applicable Issuing Lender), but in no event later than ten (10) Business Days prior to Expiration Date, and (y) in the case of trade Letters of Credit, on or before the date which occurs 180 days after the date of issuance thereof, but in no event later than the thirtieth (30th) day prior to the Expiration Date.

        3.3     LETTER OF CREDIT REQUESTS; MINIMUM STATED AMOUNT.

        (a) Whenever the Funds Administrator desires the Agent to cause or approve the issuance of a Letter of Credit for the account of the Borrowers (or to amend or modify any existing Letter of Credit), the Funds Administrator shall give the Agent at least five Business Days' (or such shorter period as is acceptable to the Agent) written notice thereof (including by way of facsimile transmission). Each such notice shall be given to Agent in the form attached hereto as Exhibit D (each a "Letter of Credit Request").

        (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Funds Administrator and each of the Borrowers to the Agent and the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.2. Upon receipt by the Agent of a Letter of Credit Request, the Agent shall, subject to the terms and conditions of this Credit Agreement, either cause the applicable Issuing Lender to issue (or amend or modify, as the case may be), or approve the issuance of, the requested Letter of Credit for the account of the Borrowers in accordance with such Issuing Lender's usual and customary practices. Upon the issuance or modification of, or amendment to, any standby Letter of Credit, the applicable Issuing Lender shall promptly provide written confirmation of such issuance, amendment or modification, as the case may be, to the Funds Administrator and the Agent, and such notice shall be accompanied by a copy of such issuance, modification or amendment, as the case may be. Upon receipt of such notice, the Agent shall promptly provide written notice to the LC Participants of such issuance, modification or amendment, and if requested, the Agent shall provide each such LC Participant with copies of any such issuance, modification or amendment. With regard to trade Letters of Credit, the applicable Issuing Lender shall, on the first Business Day of each week, provide the Agent with a report, by facsimile transmission, of the daily aggregate outstanding trade Letters of Credit during the previous week. Upon receipt of such report, the Agent shall provide the LC Participants with the contents of such report. Notwithstanding anything to the contrary contained in this Credit Agreement, in the event that any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue any Letter of Credit unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrowers to eliminate such Issuing Lender's risk with respect to the participation in Letters of Credit by such Defaulting Lender, including by cash

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collateralizing such Defaulting Lender's Proportionate Share of the Letter of
Credit Outstandings.

        3.4     LETTER OF CREDIT PARTICIPATIONS.

        (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender (other than such Issuing Lender in its capacity (if any) as a Lender) and each such Lender (in its capacity under this Section 3.4, an "LC Participant"), shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such LC Participant's Proportionate Share, in such Letter of Credit, each drawing or payment made thereunder and the joint and several obligations of the Borrowers under this Credit Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Proportionate Shares of the respective Lenders pursuant to Section 2.9 or Section 11.6, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.4 to reflect the new Proportionate Shares of the assignor and assignee Lender, as the case may be.

        (b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit issued by it, if taken or omitted to be taken by it in good faith, shall not create for such Issuing Lender any resulting liability to any of the Borrowers, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

        (c) In the event that any Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrowers shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.5(a), such Issuing Lender shall promptly notify the Agent, which shall promptly notify each LC Participant of such failure, and each LC Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such LC Participant's Proportionate Share of such unreimbursed payment in Dollars and in same day funds. If the Agent so notifies, prior to 12:00 Noon on any Business Day, any LC Participant required to fund a payment under a Letter of Credit, such LC Participant shall make available to the applicable Issuing Lender in Dollars such LC Participant's Proportionate Share of the amount of such payment on such Business Day in same day funds. If and to the extent such LC Participant shall not have so made its Proportionate Share of the amount of such payment available to the applicable Issuing Lender, such LC Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Loans that are maintained as Prime Rate Loans for each day thereafter. The failure of any LC Participant to make available to any Issuing Lender its Proportionate Share of any payment under any Letter of Credit shall not relieve any other LC Participant of its obligation hereunder to make available to such Issuing Lender its Proportionate Share of any payment under such Letter of Credit on the date required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to such Issuing Lender such other LC Participant's Proportionate Share of any such payment.

        (d) Whenever any Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the LC Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such LC Participant which has paid its Proportionate Share thereof, in Dollars and in same day funds, an amount equal to such LC Participant's share (based upon the proportionate aggregate amount originally handed by such LC Participant to the aggregate amount funded by all LC Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

        (e) Upon the request of any LC Participant, each Issuing Lender shall furnish to such LC Participant copies of any Letter of Credit issued by it and such other documentation with respect thereto as may reasonably be requested by such LC Participant.

        (f) The obligations of the LC Participants to make payments to an Issuing Lender with respect to Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Credit Agreement under all circumstances, including, without limitation, any of the following circumstances:

                (i) any lack of validity or enforceability of this Credit Agreement or any of the other Credit Documents;

                (ii) the existence of any claim, setoff, defense or other right which any Credit Party or any Subsidiary of any Credit Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, any LC Participant, or any other Person, whether in connection with this Credit Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Credit Party or any Subsidiary of any Credit Party and the beneficiary named in any such Letter of Credit);

                (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

                (v)     the occurrence of any Default or Event of Default.

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        3.5     AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS.

        (a) The Borrowers jointly and severally agree to reimburse each Issuing Lender, by making payment to the Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount so paid, until reimbursed, an "Unpaid Drawing"), not later than one Business Day following receipt by the Funds Administrator of notice of such payment or disbursement (provided that no such notice shall be required to be given if an Event of Default under Section 9.1(e) shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Funds Administrator and each of the Borrowers, to the extent such waiver is permitted pursuant to applicable law)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrowers therefor at a rate per annum equal to the Prime Lending Rate in effect from time to time plus one percent (1.00%); provided, that, to the extent such amounts are not reimbursed prior to 12:00 Noon on the third Business Day following the receipt by the Funds Administrator of notice of such payment or disbursement or following the occurrence and during the continuance of a Default or an Event of Default, interest shall thereafter accrue on the amounts so paid or disbursed by the applicable Issuing Lender (and until reimbursed by the Borrowers) at a rate per annum equal to the Prime Lending Rate in effect from time to time plus three percent (3.0%), with such interest to be payable on demand. Each Issuing Lender shall give the Funds Administrator prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the obligations of the Borrowers hereunder (except to the extent otherwise expressly provided herein).

        (b) The obligations of the Borrowers under this Section 3.5 to reimburse each Issuing Lender with respect to Drawings under Letters of Credit issued by it (each a "Drawing") (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower, any Subsidiary of any Borrower or any other Credit Party may have or have had against any Lender (including in its capacity as an Issuing Lender or as a LC Participant), including, without limitation, any defense based upon the failure of any Drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided that the Borrowers shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

        3.6 INCREASED COSTS. If at any time after the Closing Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any LC Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either
(i) impose, modify or make applicable any

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reserve, deposit, capital adequacy or similar requirement (excluding imposition of Taxes, which shall be governed by Section 2.8, and excluding any reserve requirement reflected in the Adjusted LIBOR Rate) against letters of credit issued by such Issuing Lender or participated in by such LC Participant, or (ii) impose on such Issuing Lender or such LC Participant any other conditions relating, directly or indirectly, to this Credit Agreement or any Letter of Credit (excluding imposition of Taxes, which shall be governed by Section 2.8, and excluding any reserve requirement reflected in the Adjusted LIBOR Rate); and the result of any of the foregoing is to increase the cost to such Issuing Lender or such LC Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by such Issuing Lender or such LC Participant hereunder or reduce the rate of return on such Person's capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Issuing Lender or such LC Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon the delivery of the certificate referred to below to the Funds Administrator by such Issuing Lender or such LC Participant within ninety days after an officer of such Issuing Lender or such LC Participant, as the case may be, responsible for overseeing the transactions contemplated by this Credit Agreement knows or had reason to know that such amount is payable by the Borrowers pursuant to this Section 3.6 (a copy of which certificate shall be sent by such Issuing Lender or such LC Participant to the Agent), the Borrowers jointly and severally agree to pay to such Issuing Lender or such LC Participant, as the case may be, such additional amount or amounts as will compensate such Issuing Lender or LC Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or LC Participant, upon determining that any additional amounts will be payable to such Person pursuant to this Section 3.6, will give prompt written notice thereof to the Funds Administrator, which notice shall include a certificate submitted to the Funds Administrator by such Issuing Lender or LC Participant (a copy of which certificate shall be sent by such Issuing Lender or such LC Participant, as the case may be, to the Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Person. The certificate required to be delivered pursuant to this Section 3.6 shall, absent manifest error, be final and conclusive and binding on the Funds Administrator and each of the Borrowers.

                                   ARTICLE 4

                           INTEREST, FEES AND EXPENSES

        4.1     INTEREST ON LIBOR RATE LOANS. Subject to the provisions of
Section 4.4, each LIBOR Rate Loan shall bear interest on its unpaid principal amount at a rate per annum equal to the applicable Adjusted LIBOR Rate plus the Applicable Margin, as the same may be adjusted pursuant to the provisions of the definition of Applicable Margin. Such interest shall be payable on the last day of each Interest Period with respect to such LIBOR Rate Loan (or, in the case of Interest Periods in excess of three months on each of the ninetieth (90th) day and the last day of such Interest Period), at the date of Conversion of such LIBOR Rate Loan (or a portion thereof) to a Prime Rate Loan and at maturity of such LIBOR Rate Loan, and after maturity of such LIBOR Rate Loan (whether by acceleration or otherwise), upon demand. The Agent upon

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

determining the Adjusted LIBOR Rate for any Interest Period shall promptly notify the Funds Administrator and the Lenders by telephone (confirmed promptly in writing) or in writing thereof. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

        4.2     INTEREST ON PRIME RATE LOANS. Subject to the provisions of
Section 4.4, each Prime Rate Loan shall bear interest on its unpaid principal amount at a rate per annum equal to the Prime Lending Rate plus the Applicable Margin, as the same may be adjusted pursuant to the provisions of the definition of Applicable Margin. Such interest shall be payable in arrears on the first day of each calendar quarter and at maturity of such Prime Rate Loan, and after maturity of such Prime Rate Loan (whether by acceleration or otherwise), upon demand. In the event of any change in said Prime Lending Rate, the rate hereunder shall change, effective as of the day the Prime Lending Rate changes. Each determination by the Agent of any interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

        4.3     NOTICE OF CONTINUATION AND NOTICE OF CONVERSION.

        (a) With respect to any Borrowing consisting of LIBOR Rate Loans, the Borrowers may (so long as no Default or Event of Default has occurred and is continuing, subject to the provisions of Section 4.3(c)), elect to maintain such Borrowing or any portion thereof as consisting of LIBOR Rate Loans by selecting a new Interest Period for such Borrowing, which new Interest Period shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period (a "Continuation") shall be made by notice given not later than 12:00 noon on the third Business Day prior to the date of any such Continuation relating to LIBOR Rate Loans, by the Funds Administrator to the Agent. Such notice by the Funds Administrator of a Continuation (a "Notice of Continuation") shall be in substantially the form of Exhibit C-1, specifying (i) the date of such Continuation, (ii) the type of Loans subject to such Continuation, (iii) the aggregate amount of Loans subject to such Continuation and (iv) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. The Borrowers may elect to maintain more than one Borrowing consisting of LIBOR Rate Loans by combining such Borrowings into one Borrowing and selecting a new Interest Period pursuant to this Section 4.3(a); provided that each of the Borrowings so combined shall consist of Loans having Interest Periods ending on the same date. If the Borrowers shall fail to select a new Interest Period for any Borrowing consisting of LIBOR Rate Loans in accordance with this Section 4.3(a), such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Prime Rate Loans.

        (b) The Borrowers may on any Business Day (so long as no Default or Event of Default has occurred and is continuing), upon notice (each such notice, a "Notice of Conversion") given by the Funds Administrator to the Agent, and subject to the provisions of Section 4.3(c), Convert the entire amount of or a portion of all Loans of one Type comprising the same Borrowing into Loans of another Type; however, provided that any Conversion of any LIBOR Rate Loans into Loans of another Type shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loans and, upon Conversion of any Loans into Loans of another Type, the Borrowers shall pay accrued interest to the date of Conversion on the principal amount Converted. Each such Notice of Conversion shall be given not later than 12:00 noon on

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

the Business Day prior to the date of any proposed Conversion into Prime Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Rate Loans. Subject to the restrictions specified above, each Notice of Conversion shall be in substantially the form of Exhibit C-2 hereto specifying (i) the requested date of such Conversion, (ii) the Type of Loans to be Converted, (iii) the portion of such Type of Loan to be Converted, (iv) the Type of Loan such Loans are to be Converted into and (v) if such Conversion is into LIBOR Rate Loans, the duration of the respective Interest Periods of each of such Loans. Each Conversion shall be in an aggregate amount for the Loans of all Lenders of not less than $2,000,000 or any integral multiple of $1,000,000 in excess thereof. The Borrowers may elect to Convert the entire amount of or a portion of all Loans of one Type comprising more than one Borrowing into Loans of another Type by combining such Borrowings into one or more Borrowings consisting of Loans of another Type; provided that if the Borrowings so combined consist of LIBOR Rate Loans, each of such Loans so combined shall have Interest Periods ending on the same date.

        (c) Notwithstanding anything contained in subsections (a) and (b) above or elsewhere in this Credit Agreement to the contrary,

                (i)     (A)     if the Agent is unable to determine the LIBOR
                                Rate for LIBOR Rate Loans comprising any requested Borrowing, Continuation or Conversion, the right of the Borrowers to select or maintain
                                LIBOR Rate Loans for such Borrowing or any subsequent Borrowing shall be suspended until the Agent shall notify the Funds Administrator and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be a loan of a Type that is unaffected by such circumstances, as selected by the Borrowers pursuant to this Credit Agreement;

                        (B) if a Lender shall, at any time, notify the Agent that, because of a change in applicable law after the date such Lender became a Lender, it has become unlawful for such Lender to participate in any requested Borrowing, Continuation or Conversion of LIBOR Rate Loans, to continue its LIBOR Rate Loans, or to comply with its obligations hereunder in respect thereof, that Lender's obligation to participate in any such requested Borrowing, Continuation or Conversion shall be discharged by such Lender's making its participation therein in the form of a Prime Rate Loan, and any of such Lender's LIBOR Rate Loans not otherwise being converted shall be converted into Prime Rate Loans on the earlier of (1) the last day of the applicable Interest Period and (2) the last day such Lender may lawfully continue to maintain LIBOR Rate Loans, provided that any Prime Rate Loan that, but for this clause (B), would have been a LIBOR Rate Loan shall constitute part of the Borrowing of which any such LIBOR Rate Loan was or would have been a part;

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

                (ii) if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, Continuation or Conversion, notify the Agent that the Adjusted LIBOR Rate for Loans comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Loans for such Borrowing, the right of the Borrowers to select LIBOR Rate Loans for such Borrowing shall be suspended until the Agent shall notify the Funds Administrator and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be a Loan of a Type that is unaffected by such circumstances, as selected by the Borrowers pursuant to this Credit Agreement; and

                (iii) the Borrowers shall borrow, prepay, convert and continue Loans in a manner such that (A) the aggregate principal amount of LIBOR Rate Loans having the same Interest Period shall at all times be not less than $2,000,000, (B) there shall not be, at any one time, more than five Interest Periods in effect with respect to LIBOR Rate Loans and (C) no payment of LIBOR Rate Loans will have to be made prior to the last day of an applicable Interest Period in order to repay the Loans in the amounts and on the date specified in
Section 2.4(b)(i).

        (d) Each Notice of Continuation and Notice of Conversion shall be irrevocable by and binding on the Borrowers.

        4.4 INTEREST AFTER EVENT OF DEFAULT. Interest on any amount of overdue interest on or overdue principal of the Loans, and interest on the amount of principal under the Loans outstanding as of the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (a) all Obligations (other than contingent indemnification Obligations to the extent that no claim giving rise thereto has been asserted and remains unresolved or unsatisfied) have been paid and satisfied in full or (b) such Event of Default shall not be continuing, shall be payable on demand at a rate per annum equal to the rate at which the Loans are bearing interest pursuant to Sections 4.1 and 4.2 above, plus two percent (2.0%). In the event of any change in said applicable interest rate, the rate hereunder shall change, effective as of the day the applicable interest rate changes, so as to remain two percent (2.0%) per annum above the then applicable interest rate.

        4.5 UNUSED LINE FEE. The Borrowers shall pay to the Agent, for the ratable benefit of the Lenders, a non-refundable fee (the "Unused Line Fee") equal to one-half of one percent (0.50%) per annum of the unused portion of the Line of Credit (with any outstanding Letters of Credit constituting usage of the Line of Credit). The Unused Line Fee shall accrue daily from the Closing Date until the Expiration Date, and shall be due and payable quarterly in arrears, on the first Business Day of calendar quarter and on the Expiration Date.

        4.6     LETTER OF CREDIT FEES.

        (a) The Agent shall be entitled to charge for the account of the Funds Administrator on the first Business Day of each calendar quarter, a fee payable by the Borrowers for the ratable benefit of the Lenders, in an amount equal to the Applicable Margin with respect to LIBOR Rate Loans in effect from time to time of the Stated Amount of all Letters of Credit outstanding during the immediately preceding calendar quarter (the "Letter of Credit Fee").

        (b) The Agent shall also be entitled to charge to the account of the Funds Administrator as and when incurred by the Agent or any Lender, the customary charges, fees, costs and expenses charged to the Agent or any Lender for the Funds Administrator's account by any Issuing Lender (the "Issuing Lender Fees") in connection with the issuance, transfer, drawing, amendment or negotiation of any Letters of Credit by the Issuing Lender thereof. Each determination by the Agent of Letter of Credit Fees and Issuing Lender Fees shall be conclusive and binding for all purposes, absent manifest error.

        (c) Agent shall also be entitled to charge for the account of the Funds Administrator the applicable fee with respect to each Letter of Credit set forth in the Fee Letter.

        (d) Upon notice from Agent, after the occurrence of an Event of Default until the earlier of the date upon which (i) all Obligations shall have been paid and satisfied in full or (ii) such Event of Default shall not be continuing, the Letter of Credit Fee payable with respect to Letters of Credit shall be payable on demand at a rate per annum equal to the Letter of Credit Fee then in effect pursuant to clause (a) above plus two percent (2.0%). In the event of any change in such Letter of Credit Fee, the Letter of Credit Fee hereunder shall change, effective as of the date of such change so as to remain two percent (2.0%) per annum above the then applicable Letter of Credit Fee.

        4.7     REIMBURSEMENT OF EXPENSES.

        (a) From and after the Closing Date, the Borrowers shall promptly reimburse the Agent for all Expenses of the Agent as the same are incurred by the Agent and upon receipt of invoices therefor and, if requested by the Funds Administrator, such reasonable backup materials and information as any Borrower shall reasonably request.

        (b) The Borrowers shall pay to each Lender, upon request, such amount or amounts as such Lender determines in good faith are necessary to compensate it for any loss, cost or expense incurred by it as a result of (i) any payment, prepayment or conversion of a LIBOR Rate Loan on a date other than the last day of an Interest Period for such LIBOR Rate Loan or (ii) a LIBOR Rate Loan for any reason not being made or converted, or any payment of principal thereof or interest thereon not being made, on the date therefor determined in accordance with the applicable provisions of this Credit Agreement. At the election of such Lender, and without limiting the generality of the foregoing, but without duplication, such compensation on account of losses may include an amount equal to the excess of (A) the interest that would have been received from the Borrowers under and in accordance with the terms of this Credit Agreement on any amounts to be reemployed during an Interest Period or its remaining portion, as the case may be, over (B) the interest component of the return that such Lender reasonably determines it could have obtained had it placed such amount on deposit with DBTCo in the interbank Dollar market for a period equal to such Interest Period or its remaining portion, as the case may be.

        4.8 AUTHORIZATION TO CHARGE BORROWERS' ACCOUNT. Each Borrower hereby authorizes the Agent to charge the Borrowers' Account with the amount of all principal, interest, Fees, Expenses and other amounts to be paid hereunder, under the Fee Letter and under the other Credit Documents as and when such payments become due and payable (without giving effect to any grace period applicable thereto pursuant to Section 9.1(a)(ii)), including, without limitation, all Unpaid Drawings. Each Borrower confirms that any charges which the Agent may so make to the Borrowers' Account as herein provided will be made as an accommodation to the Borrowers and solely at the Agent's discretion.

        4.9 INDEMNIFICATION IN CERTAIN EVENTS. If after the Closing Date, either (a) any change in or in the interpretation of any law or regulation is introduced, including with respect to reserve requirements, applicable to DBTCo, Deutsche Bank AG or any other banking or financial institution from whom any of the Lenders borrows funds or obtains credit (a "Funding Bank"), the Agent or any of the Lenders (excluding imposition of Taxes, which shall be governed by Section 2.8, and excluding any reserve requirement reflected in the Adjusted LIBOR Rate), or (b) the Agent, a Funding Bank or any of the Lenders complies with any future guideline or request from any central bank or other Governmental Authority (excluding imposition of Taxes, which shall be governed by Section 2.8, and excluding any reserve requirement reflected in the Adjusted LIBOR Rate) or (c) the Agent, a Funding Bank or any of the Lenders determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or the Agent, a Funding Bank or any of the Lenders complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (c), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any of the Lenders' capital as a consequence of its obligations hereunder or with respect to any participation interest in any Letter of Credit (excluding imposition of Taxes, which shall be governed by Section 2.8, and excluding any reserve requirement reflected in the Adjusted LIBOR Rate) to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Agent's or such Funding Bank's or Lender's policies as the case may be with respect to capital adequacy) by an amount deemed by such Lender to be material, or any of the foregoing events described in clauses (a), (b) or (c) increases the cost to the Agent, or any of the Lenders of (i) funding or maintaining the Line of Credit; or (ii) acquiring or maintaining any participation interest in any Letter of Credit, or reduces the amount receivable in respect thereof, or in respect of such Letter of Credit, by the Agent or any Lender, then the Borrowers shall promptly upon receipt from the Agent of the certificate referred to in the following sentence, pay to the Agent, for the account of each applicable Lender or, as applicable, a Funding Bank, additional amounts sufficient to indemnify such Person against such increase in cost or reduction in amount receivable. A certificate as to the amount of such increased cost and setting forth in reasonable detail the calculation thereof shall be submitted to the Funds Administrator by the Person making such claim, and shall be conclusive absent manifest error.

        4.10    CALCULATIONS AND DETERMINATIONS.

        (a) All calculations of (i) interest hereunder and (ii) Fees, shall be made by the Agent, on the basis of a year of 360 days, or, if such computation would cause the interest and fees chargeable hereunder to exceed the Highest Lawful Rate, 365/366 days, in each case to the extent applicable for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.

        (b) In making the determinations contemplated by Sections 4.7, 4.8 and 4.9, the Agent and each Lender, as the case may be, may make such estimates, assumptions, allocations and the like that such Person in good faith determines to be appropriate.

        (c) Each determination by the Agent of an interest rate or payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

        4.11 MITIGATION. If a condition or event occurs which requires the payment of any additional amounts or increased costs with respect to any Lender or Issuing Lender pursuant to Sections 2.8 or 4.9, such Lender or Issuing Lender, as the case may be, shall promptly take such steps as may reasonably be available to it to mitigate the effects of such condition or event; provided, that no Lender or Issuing Lender (as the case may be) shall be required to take any step that, in its reasonable judgment, would be disadvantageous to it in any material respect or would require it to incur material additional costs.

                                    ARTICLE 5

                              CONDITIONS PRECEDENT

        5.1 CONDITIONS TO INITIAL CREDIT EVENT. The Initial Credit Event is subject to the satisfaction or waiver, immediately prior thereto or concurrently therewith, of the following conditions precedent:

        (a) Closing Document List. The Agent shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the Closing Document List attached hereto as Annex I, including, without limitation, a copy of the solvency letter provided for in
Section 5.13 of the BCO Acquisition Merger Agreement (on which the Agent and the Lenders shall be entitled to rely).

        (b) Fees and Expenses. The Agent and each of the Lenders shall have received payment in full of those Fees and Expenses referred to in the Fee Letter and in Article 4 payable to them concurrently with or prior to the Initial Credit Event (or an irrevocable authorization to pay such Fees or Expenses out of the proceeds of the initial Loans).

        (c) Changes in Market. There shall not have occurred and be continuing a material adverse change in the market for syndicated bank credit facilities, or a material disruption of, or material adverse change in, financial, banking or capital market conditions, in each case since September 30, 2002, as reasonably determined by the Agent.

        (d) Borrowing Base; Unused Availability. After giving pro forma effect to the funding of the initial Loans, the issuance of the initial Letters of Credit, if any, and the payment of all costs, fees and expenses incurred by or for the account of the Borrowers in connection with the execution and delivery of this Credit Agreement, the other Credit Documents and the Related Transactions which are due and payable on the Closing Date, there shall be unused availability under the Borrowing Base of at least $35,000,000.

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        (e)     Related Transactions Documents. There shall have been delivered to the Agent true, correct and complete copies of the following documents:

                (i)     all Merger Documents;

                (ii)    all Equity Financing Documents;

                (iii)   all Existing Note Repurchase Documents;

                (iv)    all Subordinated Note Documents;

                (v)     the Securityholders' Agreement;

                (vi)    all Management Agreements;

                (vii)   all Employment Agreements;

                (viii)  all Management Change of Control Agreements; and

                (ix)    all Kelso Agreements;

all of which Merger Documents, Equity Financing Documents, Existing Note Repurchase Documents, Subordinated Note Documents, Management Agreements, Management Change of Control Agreements, Employment Agreements and Kelso Agreements, together with the Securityholders' Agreement, shall be in form and substance reasonably satisfactory to the Agent and shall be in full force and effect (it being understood and agreed that each of the foregoing agreements, instruments and documents are satisfactory to the Agent).

        (f) Consummation of Certain Related Transactions. The Agent shall be reasonably satisfied that the Mergers, the Equity Financing and the Existing Note Repurchase shall have been in each case consummated in accordance with the Merger Documents, the Equity Financing Documents and the Existing Note Repurchase Documents, respectively, and all material applicable Requirements of Law, and each of the material conditions precedent to the consummation of the Mergers, the Equity Financing and the Existing Note Repurchase, respectively, shall have been satisfied in all material respects and not waived, except with the consent of the Agent (each of which consents shall not be unreasonably withheld or delayed).

        (g) Payment of Indebtedness Under BCO Holding Promissory Note. BWAY shall have received in immediately available Dollars payment in full of the aggregate outstanding principal balance under that certain Promissory Note dated November 27, 2002, executed by BCO Holding and payable to BWAY.

        (h) Issuance of Subordinated Notes. BWAY shall have assumed the obligations of BWAY Finance with respect to the Subordinated Notes pursuant to and in accordance with the Supplemental Indenture and gross proceeds thereof in an aggregate amount not less than $200,000,000 shall be available in immediately available funds for the account of BWAY.

The occurrence of the Initial Credit Event shall be deemed to constitute an acknowledgement by the Agent and each Lender that each of the conditions precedent thereto set forth in this Section 5.1 have been satisfied.

        5.2 CONDITIONS TO EACH CREDIT EVENT. On the date of each Credit Event (including the Initial Credit Event), both immediately before and immediately after giving effect thereto and to the application of the proceeds therefrom, the following statements shall be true to the reasonable satisfaction of the Agent (and each request for a Credit Event, shall constitute a representation and warranty by each Borrower that on the date of such Credit Event, immediately before and immediately after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

                (a) The representations and warranties contained in this Credit Agreement and in each other Credit Document are true and correct in all material respects on and as of the date of such Credit Event as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); and

                (b) No Default or Event of Default has occurred and is continuing, or could reasonably be expected to result from such Credit Event or the application of the proceeds thereof.

                                    ARTICLE 6

                         REPRESENTATIONS AND WARRANTIES

        To induce the Agent and the Lenders to enter into this Credit Agreement and each Issuing Lender to issue Letters of Credit, each Borrower, with respect to itself, each of the other Borrowers and each of their respective Subsidiaries, hereby represents and warrants to the Agent, the Lenders and each Issuing Lender:

        6.1 ORGANIZATION AND QUALIFICATION. Each Credit Party and each Subsidiary of each Credit Party: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where it presently is, or proposes to be, engaged in business, except for any failures to be so qualified, authorized or in good standing which singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Schedule B, Part 6.1 lists all jurisdictions in which each Credit Party and each Subsidiary of each Credit Party are qualified to do business as foreign corporations.

        6.2 SOLVENCY. The fair saleable value of the assets of each Credit Party and each Subsidiary of each Credit Party exceeds all its probable liabilities, including those to be incurred pursuant to this Credit Agreement and the other Credit Documents. Each Credit Party and each Subsidiary of each Credit Party: (a) does not have unreasonably small capital with which to

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conduct the business in which it is engaged and (b) has not incurred, and does not believe that it will incur after giving effect to the transactions contemplated by this Credit Agreement and the other Credit Documents, debts beyond its ability to pay such debts as they become due.

        6.3 PRIORITY OF LIENS. The Liens granted pursuant to the Credit Documents constitute the valid and enforceable first priority and perfected Liens on Collateral of the type in which a security interest may be perfected by filing, except, in the case of priorities, for Permitted Liens, and except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or law).

        6.4 NO CONFLICT. The execution, delivery and performance by each Credit Party and each Subsidiary of each Credit Party of each Credit Document or Related Transactions Document to which it is a party: (a) are within its corporate or other organizational power; (b) have been duly authorized by all necessary corporate or other organizational action; (c) except as set forth on Schedule B, Part 6.4, are not in contravention in any material respect of any material Requirement of Law or any Related Transaction Document or Material Contract, and do not require any Credit Party to obtain any consent of any other Person thereto under any Related Transaction Document or Material Contract; and
(d) will not, except as contemplated herein, result in the imposition of any Liens upon any of its properties (except for Permitted Liens).

        6.5 ENFORCEABILITY. This Credit Agreement, each other Credit Document and each Related Transactions Document to which any Credit Party or any Subsidiary of any Credit Party is a party are the legal, valid and binding obligations of such Credit Party or Subsidiary, as the case may be, and are enforceable against such Credit Party or Subsidiary, as the case may be, in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or law).

        6.6 CONSENTS. Except as set forth on Schedule B, Part 6.6, no consent or authorization of or filing or registration with any Governmental Authority is required to be obtained or made by any Credit Party in connection with any Credit Event hereunder, the grant of the Liens pursuant to the Credit Documents, or the execution, delivery or performance by any Credit Party of this Credit Agreement, the Notes, the other Credit Documents or the Related Transactions Documents, except for (a) authorizations which have been duly obtained or filings which have been duly made and which, in each case, are in full force and effect, (b) filings to perfect the Liens created by the Collateral Documents, and (c) filings pursuant to the Assignment of Claims Act of 1940 (31 U.S.C. Section 3727 et seq.).

        6.7 FINANCIAL DATA. The Borrowers have furnished or caused to be furnished to the Lenders the following Financial Statements, which have been prepared in accordance with GAAP consistently applied throughout the periods involved, except as otherwise noted therein (and, with respect to the Financial Statements referred to in clause (b) below, except for the absence of footnotes and subject to normal year-end adjustments): (a) balance sheets as of, and statements of operations, shareholder's equity and cash flows for the 2002 Fiscal Year, audited by independent certified public accountants and accompanied by an unqualified opinion thereof;

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and (b) an unaudited balance sheet as of, and unaudited statements of operations, shareholder's equity and cash flows for the Fiscal Quarter ending in December, 2002.

        6.8 JURISDICTIONS OF ORGANIZATION; LOCATIONS OF COLLATERAL. The jurisdiction of incorporation or other organization of each Borrower and each Subsidiary of each Borrower is set forth on Schedule B, Part 6.8. There is no location at which any Borrower or any Subsidiary of any Borrower has any Collateral (except for vehicles and Inventory in transit for processing in the ordinary course of business) other than those locations identified on Schedule B, Part 6.8. Schedule B, Part 6.8 also contains a complete list of the legal names and addresses of each warehouse at which Inventory of any Borrower is stored. None of the receipts received by any Borrower from any warehouseman states that the goods covered thereby are to be delivered to bearer or to the order of a named person or to a named person and such named person's assigns. Except as set forth on Schedule B, Part 6.8, no Borrower nor any of its Subsidiaries sells any Inventory on consignment (as such term is defined in Section 9-102(a) of the UCC).

        6.9     FICTITIOUS BUSINESS NAMES. Except as set forth on Schedule B,
Part 6.9, no Borrower and no Subsidiary of any Borrower has used any corporate or fictitious name (including d/b/a's, tradenames or the like) during the five
(5) years preceding the date hereof, other than the corporate name under which it has executed this Credit Agreement.

        6.10 SUBSIDIARIES. The only Subsidiaries of each Credit Party are those listed on Schedule B, Part 6.10. Upon consummation of the Related Transactions, BCO Holding will be the record and beneficial owner of all of the issued and outstanding Capital Securities of BWAY, and a Borrower or a Wholly-Owned Subsidiary of a Borrower will be the record and beneficial owner of all of the issued and outstanding Capital Securities of each of the other Subsidiaries, in each case listed on Schedule B, Part 6.10. Upon consummation of the Related Transactions, there will be no proxies, irrevocable or otherwise, with respect to such Capital Securities, and no Capital Securities of any Borrower or any Subsidiary of any Borrower will be, or may become, required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, Capital Securities of any Borrower or any Subsidiary of any Borrower, and there will be no contracts, commitments, understandings or arrangements by which any Borrower or any Subsidiary of any Borrower will be, or may become, bound to issue additional Capital Securities convertible into or exchangeable for such Capital Securities. All of such shares listed on Schedule B, Part 6.10 are owned by the applicable Credit Party free and clear of any Liens, other than Permitted Liens.

        6.11 NO JUDGMENTS OR LITIGATION. Except (a) as set forth on Schedule B, Part 6.11, or (b) with respect to matters that singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect, and in any event do not constitute an Event of Default pursuant to Section 9.1(j), no judgments, orders, writs or decrees are outstanding against any Credit Party or any Subsidiary of any Credit Party nor is there now pending or, to any Borrower's knowledge, threatened any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against any Credit Party or any Subsidiary of any Credit Party.

        6.12 NO DEFAULTS. No Credit Party and no Subsidiary of any Credit Party is in default under any term of any Related Transactions Document or Material Contract, except (a) as set

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forth on Schedule B, Part 6.12 and (b) for any such defaults which singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule B, Part 6.12, as of the date hereof, no Borrower knows of any material dispute regarding any Related Transaction Document or Material Contract.

        6.13    LABOR MATTERS.

        (a) Except as set forth on Schedule B, Part 6.13, there is no labor related litigation, contested claim, investigation or proceeding before any Governmental Authority pending or, to the knowledge of any Borrower, threatened between any Credit Party or any Subsidiary of any Credit Party and any of their respective employees, except for any of the foregoing which singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

        (b) No Credit Party and no Subsidiary of any Credit Party is engaged in any unfair labor practice, except for any such practices which singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against any Credit Party or any Subsidiary of any Credit Party or, to the knowledge of any Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or significant arbitration proceeding arising out of or under collective bargaining agreements is so pending against any Credit Party or any Subsidiary of any Credit Party or, to the knowledge of any Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any Credit Party or any Subsidiary of any Credit Party or, to the knowledge of any Borrower, threatened against any of them and (iii) no union representation question with respect to the employees of any Credit Party or any Subsidiary of any Credit Party and no union organizing activities, except (with respect to any matter specified in the foregoing clauses (i), (ii) or (iii)) for any of the foregoing which singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

        6.14    COMPLIANCE WITH LAWS.

        (a) Except as set forth on Schedule B, Part 6.14 and for other matters that singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect, no Credit Party and no Subsidiary of any Credit Party has (i) violated or failed to comply with any Requirement of Law or (ii) any Liability of which any Borrower has knowledge or reasonably should have knowledge in connection with any release, generation, storage, use, transportation, disposal or other handling of any hazardous or toxic waste, substance or constituent into the environment, or (iii) received any notice, letter or other indication of potential Liability arising from the release, generation, storage, use, transportation, disposal or other handling of any hazardous or toxic waste, substance or constituent into the environment.

        (b) Except as set forth on Schedule B, Part 6.14 and for other matters that singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect, none of the operations of any Credit Party or any Subsidiary of any Credit Party is the subject of any federal or state investigation evaluating whether such Borrower or Subsidiary disposed of any hazardous or toxic waste, substance or constituent at any site that may require remedial action, or any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent into the environment.

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        6.15    ERISA. No Credit Party, no Subsidiary of any Credit Party and no
ERISA Affiliate maintains or contributes to any Benefit Plan or Multiemployer Plan other than those listed on Schedule B, Part 6.15.

        6.16 INTELLECTUAL PROPERTY. Each Credit Party and each Subsidiary of each Credit Party possesses such patents, patent applications, copyrights, service marks, trademarks and trade names (or licenses thereof) as are required to continue to conduct its present business activities, except for any failures to so possess which singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

        6.17 LICENSES AND PERMITS. Each Credit Party and each Subsidiary of each Credit Party has obtained and holds in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, easements, rights of way and other similar rights and approvals which are required to continue to conduct its present business activities, except for any such failures to obtain or hold in full force and effect which singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect. No Borrower and no Subsidiary of any Borrower is in violation of the terms of any such franchise, license, permit, certificate, authorization, qualification, easement, right of way, or other similar right or approval, except for any such violations which singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

        6.18 TITLE TO COLLATERAL. All Real Estate is identified on Schedule B, Part 6.18. Each Credit Party and each Subsidiary of each Credit Party has good and marketable title in fee simple to, or a valid leasehold interest in, all its Real Estate, and has good title to all other material items of Collateral, except as otherwise set forth on Schedule B, Part 8.4(b), and no Collateral is subject to any Lien, except Permitted Liens.

        6.19 INVESTMENT COMPANY. No Credit Party and no Subsidiary of any Credit Party is (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, or
(b) a holding company or a subsidiary company of a holding company, or an affiliate of a holding company or of a subsidiary company of a holding company, within the meaning of the Public Utility Holding Company Act of 1935.

        6.20    BORROWERS' TAXES AND TAX RETURNS.

        (a) Except as set forth on Schedule B, Part 6.20, each Credit Party and each Subsidiary of each Credit Party (and any affiliated group of which any Credit Party or any Subsidiary of any Credit Party is now or has been a member) have timely filed (inclusive of any permitted extensions) with the appropriate taxing authorities all material returns (including information returns) in respect of Credit Party Taxes required to be filed through the date hereof.

        (b) All material taxes, assessments, fees and other governmental charges payable by any Credit Party and any Subsidiary of any Credit Party (and any affiliated group of which any Credit Party or any Subsidiary of any Credit Party is now or has been a member) in respect of their incomes, franchises, businesses, properties or otherwise ("Credit Party Taxes") in respect of periods beginning prior to the date hereof, have been timely paid, or will be timely paid, or an

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

adequate reserve has been established therefor, as set forth in Schedule B, Part
6.20 or in the Financial Statements.

        (c) As of the date hereof, except as set forth in Schedule B, Part 6.20, no material deficiencies for Credit Party Taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against any Credit Party or any Subsidiary of any Credit Party and no Tax Liens have been filed. As of the date hereof, except as set forth in Schedule B, Part 6.20, there are no pending or, to the best of the knowledge of any Credit Party, threatened audits, investigations or claims for or relating to any material liability in respect of Credit Party Taxes, and there are no matters under discussion with any governmental authorities with respect to Credit Party Taxes which are likely to result in a material additional liability for Credit Party Taxes. As of the date hereof, either the federal income tax returns of each Credit Party and each Subsidiary of each Credit Party have been audited by the Internal Revenue Service and such audits have been closed, or the period during which any assessments may be made by the Internal Revenue Service has expired without waiver or extension, for all years up to and including the 1995 Fiscal Year. As of the date hereof, except as set forth in Schedule B, Part 6.20, no extension of a statute of limitations relating to Credit Party Taxes is in effect with respect to any Credit Party or any Subsidiary of any Credit Party.

        (d) No Credit Party and no Subsidiary of any Credit Party has any obligation under any written tax sharing agreement or agreement regarding payments in lieu of Credit Party Taxes.

        6.21 STATUS OF ACCOUNTS. Except as expressly disclosed with reasonable specificity in the most recent Borrowing Base Certificate delivered to the Agent hereunder, each Account of each Borrower is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by such Borrower in the ordinary course of its businesses; the goods and inventory being sold by any Borrower and the Accounts created thereby are the exclusive property of such Borrower and are not and shall not be subject to any Lien whatsoever, other than Permitted Liens, and such Borrower's customers have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without any dispute, offset, defense or counterclaim or contra.

        6.22 MATERIAL CONTRACTS. Schedule B, Part 6.22 contains a true, correct and complete list of all Related Transaction Documents and all Material Contracts in effect on the date hereof. As of the date hereof, none of the Material Contracts contains any restrictions on any Credit Party or any Subsidiary of any Credit Party or any of their respective properties which singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.

        6.23    AFFILIATE TRANSACTIONS. Except for (a) the Related Transactions,
(b) transactions expressly permitted pursuant to Section 8.10, and (c) transactions set forth on Schedule B, Part 6.23, no Credit Party and no Subsidiary of any Credit Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of such Credit Party or Subsidiary, as the case may be, is a party, other than (i) in the ordinary course of and pursuant to the reasonable requirements of such Person's business and (ii) upon terms no less favorable to such Person than could be obtained in a comparable arms-length transaction with an unaffiliated Person.

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        6.24    ACCURACY AND COMPLETENESS OF INFORMATION. All factual
information (other than Financial Statements and Projections) furnished by or on behalf of any Credit Party or any Subsidiary of any Credit Party in writing to the Agent, any Lender, or the Auditors for purposes of or in connection with this Credit Agreement or any of the other Credit Documents, or any transaction contemplated hereby or thereby, including without limitation, the Related Transactions, taken as a whole, will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact known to any Credit Party or any Subsidiary of any Credit Party necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. All Projections furnished by or on behalf of any Credit Party or any Subsidiary of any Credit Party to the Agent or any Lender after the Closing Date will be prepared in good faith based upon assumptions believed by such Person at the time of preparation to be reasonable; it being understood that Projections are subject to significant uncertainties and contingencies (many of which are beyond such Person's control) and that no assurances can be given that such Projections will be realized.

        6.25 NO ADVERSE CHANGE OR EVENT. Since the last day of Fiscal Year 2002, no event relating to or affecting any of the Credit Parties has occurred or failed to occur, that has had or could reasonably be expected to have, either alone or in conjunction with all other such changes, events and failures, a Material Adverse Effect. Such an event may have occurred or failed to occur at any particular time notwithstanding the fact that at such time no Default or Event of Default shall have occurred and be continuing.

        The Borrowers may, at any time and from time to time, upon written notice to the Agent, amend any one or more of the Schedules referred in this
Article 6, or create any Schedule with respect to any representation or warranty in this Article 6, and any representation or warranty contained herein to which any such Schedule relates shall from and after the date of any such amendment or creation, as the case may be, refer to such Schedule as so amended or created, provided, that in no event may any Borrower amend or create any such Schedule if such amendment or creation would reflect or evidence a Default or Event of Default, except for any such Default or Event of Default waived pursuant to
Section 11.10.

                                    ARTICLE 7

                              AFFIRMATIVE COVENANTS

        Until the Expiration Date and payment and satisfaction of all Obligations (other than contingent indemnification Obligations to the extent that no claim giving rise thereto has been asserted and remains unresolved or unsatisfied):

        7.1 FINANCIAL INFORMATION. The Borrowers shall furnish or cause to be furnished to the Lenders the following information within the following time periods:

        (a) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year (i) audited Financial Statements as of the close of such Fiscal Year and for such Fiscal Year, together with comparisons to the Financial Statements for the prior year and to the most recent projections with respect to such Fiscal Year delivered pursuant to clause (d) of this
Section 7.1, in each case accompanied by (A) an opinion of the Auditors (which shall be

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unqualified as to scope and otherwise in form and substance reasonably satisfactory to the Agent), (B) such Auditors' "Management Letter" to BWAY, (C) a written statement signed by the Auditors stating that, in the course of the regular audit of the business of the Credit Parties, which audit was conducted by the Auditors in accordance with generally accepted auditing standards, the Auditors have not obtained any knowledge of the existence of any Default or Event of Default under any provision of this Credit Agreement, or, if such Auditors shall have obtained from such examination any such knowledge, they shall disclose in such written statement the existence of the Default or Event of Default and the nature thereof, it being understood that such Auditors shall have no liability, directly or indirectly, to anyone for failure to obtain knowledge of any such Default or Event of Default, and (ii) a narrative discussion of the consolidated and consolidating financial condition and results of operations and the consolidated and consolidating liquidity and capital resources of Credit Parties for such fiscal year prepared by a Responsible Officer of BWAY. To the extent that BWAY's annual report on Form 10-K contains any of the foregoing items, the Lenders will accept such Form 10-K in lieu of such items;

        (b) as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter (except the last Fiscal Quarter of any Fiscal Year) (i) Financial Statements as at the end of and for such period and for the current Fiscal Year to date, together with comparisons to the Financial Statements for the same periods in the prior year and to the most recent projections with respect to such periods delivered pursuant to clause (d) of this Section 7.1, all in reasonable detail and duly certified (subject to the absence of footnotes and normal year-end audit adjustments) by a Responsible Officer of BWAY as having been prepared substantially in accordance with GAAP, and (ii) a narrative discussion of the consolidated and consolidating financial condition and results of operations and the consolidated and consolidating liquidity and capital resources of the Credit Parties for such period and for the Fiscal Year to date prepared by a Responsible Officer of BWAY. To the extent that BWAY's quarterly report on Form 10-Q contains any of the foregoing terms, the Lenders will accept such Form 10-Q in lieu of such items;

        (c) as soon as available and in any event within thirty (30) days after the end of each Fiscal Month (except the last Fiscal Month of any Fiscal Quarter, with respect to which such reports shall be delivered within forty-five
(45) days after the end of such Fiscal Month (other than the last Fiscal Quarter of any Fiscal Year with respect to which such reports shall be delivered within ninety (90) days after the end of such Fiscal Month)), Financial Statements as at the end of such Fiscal Month and Financial Statements for the current Fiscal Year to date, together with a comparison to the Financial Statements for the same periods in the prior Fiscal Year, all in reasonable detail and duly certified (subject to the absence of footnotes and normal year-end audit adjustments) by a Responsible Officer of BWAY as having been prepared substantially in accordance with GAAP;

        (d) not later than forty-five (45) days prior to the end of each Fiscal Year commencing with the 2003 Fiscal Year, monthly projections of the financial condition and results of operations of the Consolidated Entity for the following Fiscal Year and annual projections for each subsequent Fiscal Year through and including the Fiscal Year in which the Expiration Date occurs, including, but not limited to, projected consolidating balance sheets, consolidated and consolidating statements of operations and consolidated and consolidating

                                     - 69 -

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statements of cash flows and consolidated and consolidating statements of changes in shareholders' equity for such Fiscal Years;

        (e) a copy of the state and federal income tax returns of each Borrower and each Subsidiary of each Borrower within sixty (60) days after they are filed with the appropriate taxing authorities, if and when requested by any Lender;

        (f) upon request by the Agent at any time and in any event not later than 12:00 Noon on the third Business Day of each week (other than the last week of any month covered by a monthly certificate), and within eight (8) Business Days after the last Business Day of each month, a borrowing base certificate (the "Borrowing Base Certificate") in the form of Exhibit F, duly completed, detailing each Borrower's Eligible Accounts Receivable and Eligible Inventory as of each Friday of the immediately preceding week and as of the last day of such month, as applicable (or such other date as the Agent may specify in such request), and certified by a Responsible Officer of BWAY and subject only to adjustment upon completion of the normal year-end audit of physical inventory (provided that no weekly certificate need be delivered unless at the time such delivery would otherwise be required pursuant to the terms of this clause (f), based on the most recent Borrowing Base Certificate delivered by the Borrowers to the Agent hereunder, there shall be unused availability under the Borrowing Base of less than $25,000,000). In addition, each Borrowing Base Certificate shall have attached to it such additional schedules and/or other information as the Agent may reasonably request;

        (g) together with each delivery of Financial Statements required pursuant to Sections 7.1(a), (b) and (c), respectively, a compliance certificate substantially in the form of Exhibit E along with a schedule in form and substance reasonably satisfactory to the Agent of the calculations used in determining, as of the end of the applicable fiscal period covered thereby, whether the Borrowers were in compliance with the covenants set forth in Article 8 of this Credit Agreement for such fiscal period;

        (h) promptly and in any event within five (5) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of a Responsible Officer of BWAY specifying the nature thereof and the proposed response thereto, each in reasonable detail;

        (i) promptly upon the earlier of the mailing or filing thereof, copies of all 10-Ks, 10-Qs, 8-Ks, proxy statements, annual reports, quarterly reports, registration statements and any other filings or other communications made by any Borrower to holders of its publicly traded securities or the Securities Exchange Commission from time to time pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended;

        (j) from time to time, such further information regarding the Collateral, business affairs and prospects and financial condition of each Borrower and each Subsidiary of each Borrower as the Agent may reasonably request; and

        (k) within ten (10) Business Days after the occurrence thereof, notice of any Casualty Loss.

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        7.2     CERTAIN COLLATERAL. Promptly, upon the request of the Agent from time to time, each Borrower shall provide to the Agent written statements listing items of Inventory and Equipment in reasonable detail as requested by the Agent. Each Borrower shall conduct or cause to be conducted annually (in a manner consistent with the requirements for the physical count of the Inventory in connection with the Borrowers' annual audit conducted by the Auditors) a physical count of the Inventory and, if requested by the Agent, a copy of such count shall be promptly supplied to the Agent accompanied by a report of the value (valued at FIFO) of such Inventory. Upon the occurrence and during the continuance of an Event of Default, each Borrower shall conduct such a physical count of the Inventory at such other times and as of such other dates as the Agent shall reasonably request. In addition to, and not in limitation of, the foregoing, at any time and from time to time the Agent may conduct (or engage third parties to conduct) such field examinations, appraisals, verifications and evaluations of the Collateral as the Agent shall deem necessary or appropriate in the exercise of its sole discretion; provided, that, so long as an Event of Default shall not have occurred and be continuing, the Agent shall not conduct (or engage third parties to conduct) field examinations, appraisals, verifications and evaluations of the Collateral more than twice in any Fiscal Year. If any Inventory of a Borrower is at any time hereafter stored or located at any warehouse not owned or leased by such Borrower, then such Borrower shall promptly deliver to such warehouseman notification of the Agent's Lien on such Inventory and shall take such other steps as the Agent reasonably requires to perfect its Liens thereon.

        7.3 CORPORATE EXISTENCE. Each Borrower shall, and shall cause each of its Subsidiaries to, (i) except as otherwise expressly permitted pursuant to
Section 8.6, maintain its corporate or other existence and maintain in full force and effect all licenses, bonds, franchises, and qualifications to do business, and all other rights, in each case required to continue to conduct its business activities, and (ii) continue in, and limit their operations to, the same general lines of business as presently conducted by it (and reasonable extensions thereof).

        7.4 ERISA. Each Borrower shall deliver to the Agent and each of the Lenders, at such Borrower's expense, the following information at the times specified below:

        (a) within thirty (30) days after the filing thereof with the DOL, Internal Revenue Service or PBGC, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

        (b) within thirty (30) days after receipt by such Borrower, any Subsidiary of such Borrower or any ERISA Affiliate of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

        (c) within thirty (30) days after the occurrence thereof, notification of (i) any increase in the benefits of any existing Benefit Plan,
(ii) the establishment of any new Benefit Plan and (iii) the commencement of contributions to any Benefit Plan or Multiemployer Plan not set forth on Schedule B, Part 6.15; and

        (d) within ten (10) days after the occurrence thereof, a statement describing the material details of any event or condition referred to in clauses
(i) through (vii) of Section 9.1(i), whether or not such event or condition shall constitute an Event of Default.

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        Except for any such failures to comply which singly or in the aggregate could reasonably be expected to have a Material Adverse Effect, each Borrower and its Subsidiaries shall establish, maintain and operate all employee benefit plans (as defined in Section 3(3) of ERISA) to comply in all respects with the provisions of ERISA, the Code, and all other Requirements of Law, other than to the extent that such Borrower or any such Subsidiary (i) is in good faith contesting by appropriate proceedings the validity or application of any such Requirement of Law and (ii) has made an adequate reserve or other appropriate provision therefor as required in order to be in conformity with GAAP.

        7.5 BOOKS AND RECORDS. Each Borrower agrees to maintain, and to cause each of its Subsidiaries to maintain, books and records, including those pertaining to the Collateral, in such detail, form and scope as is consistent with good business practice, and agrees that such books and records will reflect the Agent's and Lenders' respective interests in its Accounts. Each Borrower agrees that the Agent or its agents may enter upon the premises of such Borrower or any Subsidiary of such Borrower at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all on and after the occurrence and during the continuance of a Default or an Event of Default for the purposes of (a) inspecting the Collateral and/or copying (at such Borrower's expense) any and all records pertaining thereto and (b) discussing the business affairs and prospects and financial condition of such or any other Borrower and each Subsidiary of such or any other Borrower with any officers, employees and directors of such Borrower or such Subsidiary or with the Auditors. Each Borrower shall give the Agent thirty (30) days prior written notice of any change in the location of any Collateral from the locations specified on Schedule B, Part 6.8, and each Borrower shall execute in advance of such change and cause to be delivered to the Agent any Collateral Access Agreements or other documents reasonably required by the Agent, all in form and substance reasonably satisfactory to the Agent. Each Borrower agrees to advise the Agent promptly, in sufficient detail, of any substantial changes relating to the type, quantity or quality of the Collateral, or any event which singly or in the aggregate could reasonably be expected to have a material adverse effect on the value of the Collateral or on the Liens granted for the benefit of the Agent, the Lenders and the Issuing Lenders thereon.

        7.6 COLLATERAL RECORDS. Each Borrower agrees to execute and deliver promptly, and to cause each of its Subsidiaries to execute and deliver promptly, to the Agent, from time to time, such written statements and schedules as the Agent may reasonably require, including those described in Section 7.1 of this Credit Agreement, designating, identifying or describing the Collateral. The failure by any Borrower or any Subsidiary of any Borrower, however, to promptly give the Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Credit Documents.

        7.7 SECURITY INTERESTS. Each Borrower shall, and shall cause each of its Subsidiaries to, defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein (other than with respect to Permitted Liens). Each Borrower shall, and shall cause each of its Subsidiaries to, comply with the requirements of all state and federal laws in order to grant to the Agent, the Lenders and the Issuing Lenders valid and perfected first priority security interests in the Collateral, subject to Permitted Liens, with perfection, in the case of any investment property, being effected by giving the Agent control of such investment property, rather than by the filing of a UCC financing statement with respect to such investment property. The Agent is hereby authorized by each Borrower to file any UCC financing statements covering the Collateral in appropriate jurisdictions whether or not such Borrower's signatures appear thereon. Each Borrower shall, and shall cause each of its Subsidiaries to, do whatever the Agent may reasonably request, from time to time, to effect the purposes of this Credit Agreement and the other Credit Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with the Agent's representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgagees; and, paying claims which might, if unpaid, become a Lien on the Collateral.

        7.8     INSURANCE; CASUALTY LOSS.

        (a) Each Borrower agrees to maintain, and to cause each of its Subsidiaries to maintain, public liability insurance, third party property damage insurance and replacement value insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are at all times satisfactory to the Agent in its commercially reasonable judgment. All policies covering the Collateral are to name the Agent as an additional insured and the loss payee in case of loss, and are to contain such other provisions as the Agent may reasonably require to fully protect the interest of the Lenders in the Collateral and to any payments to be made under such policies. Each Borrower shall diligently file and prosecute, or cause to be filed and prosecuted, all claims for any award or payment in connection with a Casualty Loss with respect to such Borrower or any Subsidiary of such Borrower. Each Borrower and each Subsidiary of a Borrower shall receive in trust and pay to the Agent, promptly upon receipt thereof, the Net Disposition Proceeds of all Casualty Losses with respect to such Person, for application to the Loans. After the occurrence and during the continuance of an Event of Default, (A) no settlement on account of any such Casualty Loss with respect to any Borrower shall be made without the consent of the Agent and (B) the Agent may participate in any such proceedings and the applicable Borrower shall deliver to the Agent such documents as may be reasonably requested by the Agent to permit such participation and shall consult with the Agent, its attorneys and agents in the making and prosecution of such claim or claims. Each Borrower hereby irrevocably authorizes and appoints the Agent its attorney-in-fact, and agrees that, upon request, it will cause each Subsidiary of such Borrower to authorize and appoint the Agent its attorney-in-fact, after the occurrence and during the continuance of an Event of Default, to collect and receive any such award or payment and to file and prosecute such claim or claims, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest, and each Borrower shall, upon demand of the Agent, make, execute and deliver, and cause each of its Subsidiaries to make, execute and deliver, any and all assignments and other instruments sufficient for the purpose of assigning any such award or payment to the Agent for the benefit of the Agent, the Lenders and the Issuing Lenders, free and clear of any encumbrances of any kind or nature whatsoever.

        (b) Notwithstanding anything to the contrary contained herein, upon the occurrence of any Casualty Loss with respect to any Equipment or other fixed assets of any Borrower or any Subsidiary of any Borrower, the Agent shall establish a reserve against unused availability under the Borrowing Base in an amount equal to the orderly liquidation value of such fixed assets (as determined by the Agent in its sole discretion). Each such reserve shall remain in effect until such time as the Net Disposition Proceeds of such Casualty Loss are received by the Agent for

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

application to the Loans, at which time the Fixed Asset Sublimit shall be automatically and permanently reduced by an amount equal to the greater of (i) such Net Disposition Proceeds and (ii) such orderly liquidation value; provided, that, with respect to no more than $7,500,000 of such Net Disposition Proceeds received in cash in any Fiscal Year, so long an Event of Default shall not have occurred and be continuing, within 90 days following receipt by the Agent thereof, the Funds Administrator may deliver to the Agent a certificate of a Responsible Officer of BWAY setting forth (x) that portion of such Net Disposition Proceeds that the applicable Borrower or Subsidiary, as the case may be, intends to reinvest in the purchase of Equipment or other fixed assets used in the business of the Borrowers within two (2) years of such date of receipt, and (y) the proposed use of such portion of such Net Disposition Proceeds (and, in connection therewith, shall thereafter promptly provide such other information with respect to such reinvestment as the Agent may from time to time reasonably request) and, pending such reinvestment, the Agent shall continue to maintain a reserve against unused availability under the Borrowing Base in the amount of such Net Disposition Proceeds (which reserve shall remain in effect until reduced from time to time at the written request of the Funds Administrator upon the Agent's receipt of evidence reasonably satisfactory to the Agent of the purchase of such Equipment or other fixed assets) and shall not reduce the Fixed Asset Sublimit in the amount thereof (although an immediate reduction in the Fixed Asset Sublimit shall occur in any event to the extent that such Net Disposition Proceeds are less than the orderly liquidation value of the Equipment or other fixed assets with respect to which such Casualty Loss occurred, as determined by the Agent in its sole discretion); provided, further, that if (A) within 365 days after the date of receipt by the Agent of such Net Disposition Proceeds, the Borrowers have not so used such Net Disposition Proceeds, or in the alternative have not delivered to the Agent evidence reasonably satisfactory to the Agent that one or more of the Borrowers has entered into one or more binding contractual commitments to so use such Net Disposition Proceeds, or, in any event (B) within two (2) years after the date of the Agent's receipt of such Net Disposition Proceeds, the Borrowers have not so used all or any portion of such Net Disposition Proceeds not required to be applied to reduce the Fixed Asset Sublimit pursuant to the preceding proviso, or pursuant to clause (A) of this proviso, the Fixed Asset Sublimit shall be promptly reduced by an amount equal to such remaining portion on the last day of such 365 day period or two year period, as the case may be.

        7.9 TAXES. Each Borrower agrees to pay, when due and payable, and to cause each of its Subsidiaries to pay when due and payable, all Credit Party Taxes lawfully levied or assessed against such Borrower, any Subsidiary of such Borrower or any of their properties, including any of the Collateral, before any penalty or interest accrues thereon; provided that, unless such Credit Party Taxes have become a federal tax or ERISA Lien on any of the assets of such Borrower or any such Subsidiary, no such Credit Party Taxes need be paid if the same are being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision shall have been made therefor as required in order to be in conformity with GAAP.

        7.10    COMPLIANCE WITH LAWS.

        (a) Except for any such failures to comply which singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect, each Borrower agrees to comply, and

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

to cause each of its Subsidiaries to comply, with all Requirements of Law applicable to its business or its operations or to the Collateral or any part thereof.

        (b) Within fifteen (15) days after any Borrower learns of the enactment or promulgation of any Requirement of Law which could reasonably be expected to have a Material Adverse Affect, such Borrower shall provide the Agent with notice thereof.

        (c) At the request of the Agent from time to time, but in any event not more frequently than once in any twelve month period, and at the sole cost and expense of the Borrowers, each Borrower shall retain an environmental consulting firm, satisfactory to Agent in its commercially reasonable judgment, to conduct an environmental review, audit or investigation of the specific items as reasonably requested by the Agent relating to the properties of such Borrower and its Subsidiaries located in the United States and provide to the Agent and each Lender a copy of any reports delivered in connection therewith. At the request of the Agent, each Borrower shall provide the Agent with any additional information relating to environmental matters and any potential related liability resulting therefrom as the Agent may reasonably request.

        7.11 USE OF PROCEEDS. The Loans made to the Borrowers hereunder shall be used solely by the Borrowers to pay the costs and expenses of the Related Transactions and the transactions contemplated by this Credit Agreement and for working capital and other general corporate purposes of the Borrowers, including Investments consisting of Acquisitions, to the extent permitted pursuant to
Section 8.9(d). The Borrowers shall not use any portion of the proceeds of any such Loans for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

        7.12 FISCAL YEAR. Each Borrower agrees to maintain its Fiscal Year as a year ending on the Sunday closest to September 30th of the applicable year unless otherwise required by law, in which case such Borrower will give the Agent at least thirty (30) days prior written notice of any change therein.

        7.13 NOTIFICATION OF CERTAIN EVENTS. Each Borrower agrees that it shall promptly notify the Agent of:

        (a) any Material Contract of such Borrower or any of its Subsidiaries that is terminated or amended, restated, supplemented or otherwise modified (in any material and adverse respect) or any new Material Contract that is entered into (in which event such Borrower shall provide the Agent with a true, correct and complete copy of such Material Contract);

        (b) any material and adverse change or amendment of the material terms upon which any material supplier of such Borrower or any of its Subsidiaries does business with such Borrower or Subsidiary;

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

        (c) the entry of any order, judgment or decree in excess of $1,000,000 against such Borrower or any of its Subsidiaries or any of their respective properties or assets;

        (d) receipt by such Borrower or any of its Subsidiaries of any notification of violation in any material respect of any material Requirement of Law from any Governmental Authority;

        (e) the occurrence of any event which in the good faith determination of such Borrower has had or could reasonably be expected to have a Material Adverse Effect;

        (f) any proceedings being instituted or, to the knowledge of any Credit Party, threatened to be instituted by or against such Borrower or any of its Subsidiaries, before any Governmental Authority, involving liability or potential liability of $500,000 or more, in the case of any one such proceeding, and $1,000,000 or more, in the aggregate for all such proceedings instituted or threatened to be instituted by or against the Borrowers and their Subsidiaries combined;

        (g) the occurrence of an "Event of Default" (as such term is defined in the Subordinated Note Indenture); and

        (h) the occurrence of an "Event of Default" (as such term is defined in the Existing Note Indenture).

        7.14 INTELLECTUAL PROPERTY. Except for any such failures to preserve and keep in full force and effect which singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect, each Borrower shall, and shall cause each of its Subsidiaries to, do and cause to be done all things necessary to preserve and keep in full force and effect all registrations of patents, copyrights, trademarks, service marks and other marks, trade names or other trade rights required in the conduct of its business.

        7.15 MAINTENANCE OF PROPERTY. Each Borrower agrees to keep, and to cause each of its Subsidiaries to keep, all property useful and necessary to its respective businesses in good working order and condition in all material respects (ordinary wear and tear excepted) in accordance with their past operating practices.

        7.16 FURTHER ASSURANCES. Each Borrower shall take promptly, and shall cause each of its Subsidiaries to take promptly, all such further actions and execute all such further documents and instruments as the Agent may at any time reasonably determine to be necessary or desirable to further carry out and consummate the transactions contemplated by the Credit Documents, to cause the execution, delivery and performance of the Credit Documents to be duly authorized and to perfect or protect the Liens (and the priority status thereof) of the Agent on the Collateral (subject to Permitted Liens).

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                                   ARTICLE 8

                               NEGATIVE COVENANTS

        Until the Expiration Date and payment and satisfaction of all Obligations (other than contingent indemnification Obligations to the extent that no claim giving rise thereto has been asserted and remains unresolved or unsatisfied), each Borrower agrees that:

        8.1 CONSOLIDATED FIXED CHARGE COVERAGE RATIO. Upon the occurrence of a Trigger Event, (a) if such Trigger Event is the event described in clause (a) of the definition thereof, the Borrowers shall not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1:00 to 1:00 as determined as of the last day of the most recent Fiscal Month with respect to which the Borrowers have delivered Financial Statements to the Agent (whether pursuant to Section 7.1(a),
(b), or (c)) for the twelve (12) Fiscal Months ending on such last day; and (b) if such Trigger Event is the event described in clause (b) of the definition thereof, (i) the occurrence of such Trigger Event shall constitute an Event of Default, and (ii) whether or not such Event of Default is subsequently waived by the Majority Lenders, the Borrowers shall not permit the Fixed Charge Coverage Ratio, as determined as of the last day of each Fiscal Quarter ending thereafter, in each case for the twelve (12) Fiscal Months ending on such date, to be less than 1:00 to 1:00.

        8.2 CAPITAL EXPENDITURES. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, make payments for Capital Expenditures in any Fiscal Year in excess of (a) $17,000,000, plus (b) fifty percent (50%) of the amount permitted to be spent on Capital Expenditures pursuant to clause (a) of this Section 8.2 in the immediately preceding Fiscal Year and not so used, plus (c) to the extent that, in the absence of such allocation, the aggregate amount of all such payments for Capital Expenditures in any such Fiscal Year would exceed the aggregate amount permitted pursuant to foregoing clauses (a) and (b), that portion of the Excess Cash Flow Allowance, if any, allocated to Capital Expenditures in such Fiscal Year pursuant to a certificate of a Responsible Officer of the Funds Administrator delivered to the Agent (any such allocation to be irrevocable and binding upon the Funds Administrator and the Borrowers).

        8.3 NO ADDITIONAL INDEBTEDNESS. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, incur, create, assume or suffer to exist any Indebtedness other than:

        (a) (i) Indebtedness secured by Purchase Money Liens, and (ii) Indebtedness consisting of regularly scheduled rental payments under Capital Leases (such Capital Leases in any event to be entered into on commercially reasonable terms); provided that the Indebtedness described in the foregoing clauses (i) and (ii) shall not exceed, in the aggregate for the Borrowers and their respective Subsidiaries combined, $5,000,000 outstanding at any one time;

        (b) Indebtedness arising under this Credit Agreement and the other Credit Documents;

        (c) Indebtedness of any Borrower to any other Borrower; provided, that, in each case, if and to the extent that any such Indebtedness is evidenced by a promissory note or similar

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instrument such promissory note or other instrument shall be duly endorsed and delivered to the Agent as additional Collateral;

        (d) (i) Indebtedness evidenced by the Subordinated Notes in an original principal amount not exceeding $200,000,000 (as reduced from time to time by any repayments of principal thereof made on or after the Closing Date) and (ii) Indebtedness evidenced by the Existing Notes in an outstanding principal amount not exceeding $1,000,000 (as reduced from time to time by any repayments of principal thereof made on or after the Closing Date);

        (e)     Indebtedness described on Schedule B, Part 8.3(e);

        (f) Indebtedness to any Lender in respect of Derivative Transactions entered into by any Borrower or any Subsidiary of any Borrower in the ordinary course and pursuant to the reasonable requirements of such Person's business and not for speculation;

        (g) obligations or other Liabilities incurred in connection with Acquisitions permitted pursuant to Section 8.9 in respect of usual and customary provisions regarding post-closing purchase price adjustment, earnouts and indemnification in the agreements governing such Acquisitions;

        (h) (i) Indebtedness in an aggregate outstanding principal amount not exceeding $5,000,000, assumed by any Borrower or any Subsidiary of any Borrower in connection with any Acquisition otherwise permitted pursuant to
Section 8.9(d), including Indebtedness of a Person that becomes a Borrower as a result of such Acquisition, to the extent such Indebtedness was not incurred in contemplation of or in connection with such Acquisition and consists solely of Capital Lease Obligations, Indebtedness secured by mortgage Liens on real property, or Liens on Equipment, in each case of the Acquisition Target, and obligations under real property and other ordinary course operating leases, and
(ii) unsecured Indebtedness in an aggregate outstanding principal amount not exceeding $20,000,000, assumed or incurred by any Borrower or any Subsidiary of any Borrower in connection with any Acquisition otherwise permitted pursuant to
Section 8.9(d), which was incurred in contemplation of or in connection with such Acquisition, to the extent that all Indebtedness assumed or incurred by any Borrower or any Subsidiary of any Borrower pursuant this clause (ii) shall not require any scheduled payment of principal with respect thereto prior to one hundred eighty (180) days after the Expiration Date;

        (i) unsecured Indebtedness incurred in the ordinary course of business to finance insurance premiums;

        (j) Indebtedness in respect of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

        (k) Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and other similar services in connection with deposit accounts and Indebtedness in connection with drafts payable for payroll and other ordinary course expense items;

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        (l)     unsecured Indebtedness evidenced by Management Notes in an aggregate principal amount not exceeding $2,000,000, incurred in any Fiscal
Year;

        (m) Indebtedness of Foreign Subsidiaries incurred solely for working capital purposes in an aggregate principal amount not to exceed $5,000,000 outstanding at any time;

        (n)     Indebtedness in respect of Guaranties expressly permitted under
Section 8.7;

        (o) unsecured Indebtedness of any Borrower or any Subsidiary of any Borrower, in addition to other Indebtedness permitted under clauses (a) through
(n) above, in an aggregate principal amount, when aggregated with the Investments made pursuant to Section 8.9(l) and Indebtedness Guaranteed by any Borrower or any Subsidiary of any Borrower pursuant to Sections 8.7(g) and (h), respectively, not to exceed $7,500,000 outstanding at any time, provided, that such Indebtedness (a) may not be assumed or incurred by any Borrower or any Subsidiary of any Borrower in connection with or in contemplation of any Acquisition, and (b) shall not require any scheduled payment of principal with respect thereto prior to one hundred eighty (180) days after the Expiration Date; and

        (p) extensions, renewals and replacements of any Indebtedness described in clauses (a) through (o) above, in each case to the extent that such extension, renewal or replacement, as the case may be, does not in any case increase the aggregate outstanding principal amount thereof and is on terms no more onerous in any material respect to the respective obligors in respect thereof.

        8.4 NO LIENS; JUDGMENTS. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, mortgage, assign, pledge, transfer, create, incur, assume, suffer to exist or otherwise permit any Lien (whether as a result of a purchase money or title retention transaction, or other security interest, judgment or otherwise) to exist on any of its property, assets, revenues or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for the following (the "Permitted Liens"):

        (a) Liens granted by such Borrower or Subsidiary pursuant to any Credit Document;

        (b) Liens in existence on the Closing Date which are listed (and the property subject thereto described) on Schedule B, Part 8.4(b);

        (c)     Purchase Money Liens;

        (d) Liens of warehousemen, mechanics, material men, workers, repairmen, common carriers, landlords and other similar Liens arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not overdue by more than forty-five (45) days or which are being diligently contested in good faith by such Borrower or Subsidiary by appropriate proceedings;

        (e) Attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 9.1(j);

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

        (f) Liens for Credit Party Taxes not yet due and payable or Liens for Credit Party Taxes which are being diligently contested in good faith by such Borrower by appropriate proceedings, provided that an adequate reserve with respect thereto has been established in accordance with GAAP;

        (g) Deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance incurred in the ordinary course of business;

        (h) Deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

        (i) Easements, covenants, licenses, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which (i) appear as exceptions on the title insurance policies delivered to the Agent in connection with the execution and delivery of the Existing Credit Agreement, and
(ii) other easements, covenants, licenses, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not detract in any material respect from the value of the property subject thereto or interfere in any material respect with the ordinary conduct of the business of any Borrower or any Subsidiary of any Borrower;

        (j) leases or subleases granted to third Persons not materially interfering with the conduct of the business of any Borrower or any Subsidiary of any Borrower;

        (k) Liens existing on any property or assets acquired in connection with an Acquisition permitted pursuant to Section 8.9 prior to the acquisition thereof by a Borrower, including any such Liens on any property or assets of any Person that becomes a Borrower as a result of such Acquisition, so long as such Liens are not granted in contemplation of or in connection with such Acquisition and secure Indebtedness permitted pursuant to Section 8.3(h)(i);

        (l) Liens on assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 8.3(m);

        (m) Liens of landlords or mortgages of landlords arising by operation of law securing lease obligations that are not overdue by more than forty-five (45) days or are being contested in good faith by appropriate proceedings, or any possessory rights of a lessor to the leased property under the provisions of any lease expressly permitted by the terms of this Credit Agreement;

        (n) any encumbrance or restriction (including, without limitation, put and call agreements) with respect to the Capital Securities of any Joint Venture expressly permitted by the terms of this Credit Agreement pursuant to the Joint Venture or similar agreement with respect to such Joint Venture;

        (o) Liens on intellectual property to the extent such Liens arise from the granting of licenses to use such intellectual property to any Person in the ordinary course of business;

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        (p)     Liens on property subject to Sale-Leaseback Transactions
permitted under Section 8.5(f) and general intangibles related thereto;

        (q) Liens on individual items of Collateral consisting of Equipment, real property or other fixed assets in addition to those permitted under clauses
(a) through (p) above as the Agent may approve in writing in its sole discretion, to the extent securing aggregate Indebtedness in an outstanding principal amount not greater than $2,000,000; and

        (r) Extensions and renewals of the foregoing permitted Liens; provided that the aggregate amount of such extended or renewed Liens is not increased and such extended or renewed Liens are on terms and conditions no more restrictive than the terms and conditions of the Liens being extended or renewed.

        8.5 NO SALE OF ASSETS. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of any assets other than:

        (a)     Inventory in the ordinary course of business;

        (b) individual items of Collateral (other than any Capital Securities of any of its Subsidiaries), with a book value of less than, in the aggregate for all Borrowers and their respective Subsidiaries combined, during any Fiscal Year, $250,000;

        (c)     the Permitted Dispositions;

        (d) outdated and worn out property disposed of in the ordinary course of business;

        (e) property no longer used or useful in the conduct of the business of such Person and disposed of in the ordinary course of business;

        (f) Sale-Leaseback Transactions, so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) each such sale is in an arm's-length transaction and such Borrower or Subsidiary, as the case may be, receives fair value in consideration therefor, (iii) the total consideration received by such Person is in immediately available Dollars and is paid at the time of the closing of such sale, (iv) the Net Disposition Proceeds thereof are applied as a reduction in the Fixed Asset Sublimit as (and to the extent) required by clause (e) of the definition thereof, and (v) the aggregate consideration for all Sale-Leaseback Transactions consummated after the Closing Date does not exceed $2,000,000 in the aggregate for all Borrowers and their respective Subsidiaries combined;

        (g) the sale or discount, in each case without recourse and in the ordinary course of business, of Accounts of such Person, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

        (h) sales, transfers and dispositions of non strategic assets purchased as part of an Acquisition permitted pursuant to Section 8.9;

        (i)     as expressly permitted pursuant to Section 8.6; and

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        (j)     other sales, leases, assignments, transfers or other
dispositions of assets in addition to those described in the foregoing clauses
(a) through (i);

provided that, (i) in the case of any sale, lease, assignment, transfer or other disposition described in foregoing clauses (e) and (j), respectively, (A) each such sale, lease, assignment, transfer or other disposition shall be for fair value, (B) no less than ninety percent (90%) of the total consideration for each such sale, lease, assignment, transfer or other disposition is received by the applicable Borrower or Subsidiary, as the case may be, in the form of immediately available Dollars at the closing of such sale, lease, assignment, transfer or other disposition, and (ii) in the case of sales, leases, assignments, transfers and other dispositions described in foregoing clauses
(d), (e) and (j), respectively, the aggregate consideration for all such sales, leases, assignments, transfers or other dispositions does not exceed, in the aggregate for all Borrowers and their respective Subsidiaries combined, for any Fiscal Year, $2,500,000.

        8.6 NO CORPORATE CHANGES. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, merge, consolidate, liquidate, wind up, dissolve or otherwise alter or modify such Borrower's or such Subsidiary's Governing Documents, corporate name, mailing addresses, structure, status or existence, provided that (a) the Related Transactions occurring on or prior to the Closing Date shall be permitted, (b) any Borrower or any Subsidiary of a Borrower may be merged, consolidated or liquidated with or into, as the case may be, such or any other Borrower so long as (i) a Borrower shall be the continuing or surviving corporation and (ii) no Default or Event of Default shall exist or result therefrom; (b) may alter or modify such Person's Governing Documents, except for any such alterations or modifications, as the case may be, that singly or in the aggregate could reasonably be expected to have a material adverse impact on the rights, remedies and other interests of the Agent or Lenders under the Credit Documents taken as a whole; and (c) may alter its corporate name and mailing addresses upon not less than thirty (30) days' prior written notice to the Agent.

        8.7 NO GUARANTIES. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, issue or assume any Guaranty with respect to the Liabilities of any other Person, including any Subsidiary or Affiliate of such or any other Borrower, except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (b) by the giving of usual and customary indemnities in connection with the sale of Inventory or other asset dispositions permitted hereunder, (c) by the giving of usual and customary indemnities in connection with Acquisitions permitted pursuant to Section 8.9, (d) Guaranties of Indebtedness permitted to be incurred pursuant to Section 8.3; (e) Guaranties of surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (f) obligations to insurance carriers in respect of workmen's compensation and other insurance coverage arising in the ordinary course of business, (g) Guaranties of Indebtedness of directors, officers and employees of BCO Holding, any Borrower or any Subsidiary of any Borrower; and
(h) Guaranties in respect of Indebtedness of a Person in connection with a Joint Venture; provided that, in no event shall (i) the aggregate principal amount of Indebtedness outstanding at any time that is Guaranteed pursuant to clause (g) and (h) of this Section 8.7, when aggregated with the amount of Investments then outstanding under Section 8.9(l), exceed $5,000,000, and (ii) the aggregate principal amount of Indebtedness outstanding at any time that is Guaranteed pursuant to clause (g) and (h) of this Section 8.7,

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when aggregated with the amount of Indebtedness then outstanding under Section
8.3(o), exceed $7,500,000.

        8.8 NO RESTRICTED PAYMENTS. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly make any Restricted Payment, provided, that:

        (a) (i) any Borrower may declare and pay dividends and make other distributions to any other Borrower, (ii) any Borrower may make payments required pursuant to the Merger Documents (in each case as in effect on the date hereof), and (iii) any Subsidiary of any Borrower which is not itself a Borrower may declare and pay dividends and make other distributions to its shareholders or other equity holders generally, so long as such Borrower receives at least its proportionate share thereof (based upon its relative holding of the equity interest in the Subsidiary paying such dividend, or making such distribution as the case may be, and taking into account the relative preferences, if any, of the various classes of equity interest of such Subsidiary);

        (b)     BWAY may make Restricted Payments to BCO Holding:

                (i) to permit BCO Holding to repurchase or redeem issued and outstanding Management Notes or Capital Securities of BCO Holding (or options to purchase Capital Securities of BCO Holding) held by former officers, directors or employees of BCO Holding, any Borrower or any Subsidiary of any Borrower following the death, retirement, disability or termination of employment or service as a director of such officers, directors or employees, so long as (to the extent such Restricted Payment is paid in cash, as opposed to through the issuance of a Management Note): (i) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and there shall be unused availability under the Borrowing Base of at least $20,000,000; and (ii) the aggregate amount of all such payments made in cash after the Closing Date does not exceed $10,000,000;

                (ii)    to permit BCO Holding to pay BCO Holding Related Taxes;

                (iii) to permit BCO Holding to pay (substantially contemporaneously with, and in the same amount of, such distributions) (x) obligations under or in respect of director and officer insurance policies, and
(y) indemnification obligations owing to directors, officers, employees and other Persons under its Governing Documents, the Employment Agreements and the Kelso Agreements (in the case of all such agreements and documents, as in effect on the date hereof) or any other written agreements with any such Person entered into after the Closing Date by BCO Holding in the ordinary course of business;

                (iv) to permit BCO Holdings (substantially contemporaneously with, and in the same amount of, such distributions) to pay reasonable and customary directors' fees and expenses, reasonable legal and accounting expenses and other similar reasonable expenses necessary or advisable to the maintenance of BCO Holding's corporate existence and good standing;

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                (v)     to permit BCO Holding (substantially contemporaneously
with, and in the same amount of, such distributions) to pay fees and expenses incurred by BCO Holding in connection with the Related Transactions Documents;

                (vi) to permit BCO Holding to pay (substantially contemporaneously with, and in the same amount of, such distributions), reasonable and customary fees, compensation and benefits paid to officers, directors, employees of BCO Holding for services rendered to BCO Holding in the ordinary course of business; and

                (vii) to permit BCO Holdings to make payments required pursuant to the Merger Documents (in each case as in effect on the date hereof);

        (c) so long as immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, BWAY may repurchase or redeem up to 35% of the aggregate principal amount of the Subordinated Notes outstanding on the Closing Date at a redemption price of no more than 110% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of such repurchase or redemption with the Net Equity Proceeds of any capital contribution to BWAY by BCO Holdings;

        (d) BWAY may repurchase or redeem 100% of the Existing Notes at a purchase or redemption price of no more than 105.125% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of such purchase or redemption; and

        (e) BWAY may make regularly scheduled payments of interest under the Subordinated Notes, at the respective times and in the respective amounts required under the Subordinated Note Indenture, to the extent permitted pursuant to Article 10 and Article 12 of the Subordinated Note Indenture, as in effect on the Closing Date.

        8.9 NO INVESTMENTS. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, make any Investment in any Person other than:

        (a) Investments in existence on the Closing Date which are set forth on Schedule B, Part 8.9;

        (b) Advances or loans to employees made in the ordinary course of business;

        (c) Interest-bearing demand or time deposits (including certificates of deposit) which are insured by the Federal Deposit Insurance Corporation ("FDIC") or a similar federal insurance program; however, provided that such Borrower may, in the ordinary course of its business, maintain in its disbursement accounts from time to time accounts in excess of then applicable FDIC or other program insurance limits;

        (d)     Investments in connection with Acquisitions, provided that:

                (i) on the date of consummation of each such Acquisition, Agent shall have received a certificate duly executed by a Responsible Officer of BWAY certifying that the financial condition referred to in clause (ii) below with respect thereto is satisfied, together with evidence thereof reasonably satisfactory to the Agent,

                                     - 84 -

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                (ii)    the Consolidated Fixed Charge Coverage Ratio, determined
on a pro forma basis (after giving effect to any Permitted Pro Forma Acquisition Adjustments in connection with such Acquisition) for the period of four (4) consecutive Fiscal Quarters ending on the last day of the last completed Fiscal Quarter immediately preceding the proposed date of consummation of such Acquisition (on the assumption such Acquisition occurred on the first day of such four Fiscal Quarter period and using historical results of the Consolidated Entity and the related Acquisition Target for such period), shall be at least equal to the minimum ratio with respect to such period required pursuant to
Section 8.1,

                (iii) each such Acquisition shall be consummated (x) in accordance with all material applicable Requirements of Law and the applicable Borrower and Acquisition Target shall have obtained all material consents and approvals of Governmental Authorities necessary in connection therewith and with the business operations of the related Acquisition Target after such Acquisition and (y) pursuant to such agreements, documents and instruments as shall be in each case in form and substance reasonably satisfactory to the Agent,

                (iv) the related Acquisition Target shall be engaged in the same or substantially similar lines of business being conducted by the Borrowers on the Closing Date (or reasonable extensions thereof),

                (v) no Default or Event of Default shall exist at the time of consummation thereof or would result therefrom,

                (vi) after giving effect to each such Acquisition, the ratio of Consolidated Total Indebtedness as of the last day of the Fiscal Quarter ending immediately prior to the Fiscal Quarter in which such Acquisition is consummated, to Consolidated EBITDA for the twelve month period ending as of such day, is less than 4.0 to 1.00, and

                (vii) proceeds of Revolving Loans may be used to consummate (or make cash earnout payments in respect of) an Acquisition after the Closing Date only to the extent that (A) after giving effect to such Acquisition (or cash earnout payment, as the case may be), unused availability under the Borrowing Base is at least equal to the greater of (x) $20,000,000 and (y) the aggregate proceeds of Revolving Loans used to consummate such Acquisition (or make such cash earnout payment, as the case may be), and (B) the aggregate proceeds of Revolving Loans used to consummate all Acquisitions (or make cash earnout payments, as the case may be) after the Closing Date does not exceed $35,000,000;

        (e)     extensions of trade credit in the ordinary course of business;

        (f) Investments expressly permitted pursuant to Sections 8.3, 8.7, 8.8, 8.10 and 8.17;

        (g) non-cash consideration issued in connection with the sale, lease, transfer or other disposition of assets, to the extent expressly permitted by Section 8.5;

        (h) Investments received in connection with the bankruptcy or reorganization of suppliers and customers, and Investments received in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

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        (i)     Cash Equivalents, to the extent the Agent has a perfected, first priority Lien thereon securing all Obligations;

        (j)     Investments by any Borrower in any other Borrower;

        (k) Investments consisting of payments made by any Borrower in respect of indemnification obligations then due and payable to directors, officers, employees and other Persons under such Borrower's Governing Documents, any Employment Agreements or any other written agreements with any such Person entered into after the Closing Date by BWAY in the ordinary course of business;

        (l) Investments (including Investments consisting of Joint Ventures) in addition to those permitted under clauses (a) through (k) above; provided, that (i) before and after giving effect to each such Investment, no Default or Event of Default shall have occurred and be continuing, (ii) the aggregate amount, without duplication, of all Investments made by Borrowers and their respective Subsidiaries on or after the Closing Date pursuant to this clause (l) shall not exceed $3,000,000, and (iii) the aggregate amount, without duplication, of all such Investments, when aggregated with the outstanding principal amount of Indebtedness Guaranteed by any Borrower or any Subsidiary of any Borrower pursuant to Section 8.7(g) or (h), respectively, shall not exceed $5,000,000; and

        (m) Investments in addition to those permitted under clauses (a) through (l) above as the Agent may approve in writing in its sole discretion.

        8.10 NO AFFILIATE TRANSACTIONS. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, enter into any transaction with, including the purchase, sale or exchange of property or the rendering of any service to any Subsidiary of a Borrower or other Affiliate of a Borrower and whether or not such transaction would otherwise be permitted under any of the other provisions of the Credit Documents, except (a) in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business, as the case may be, and upon terms no less favorable to such Borrower or such Subsidiary than could be obtained in a comparable arms-length transaction with an unaffiliated Person; and (b) for (i) transactions set forth on Schedule B, Part 8.10, (ii) the Related Transactions (including the payment of fees and expenses in connection therewith, to the extent payment thereof by a Borrower is required pursuant to the Related Transactions Documents), (iii) employment agreements entered into in the ordinary course of business with officers of any Borrower or any Subsidiary of any Borrower, (iv) reasonable and customary compensation and benefits paid to, and indemnity provided on behalf of, officers, directors, employees or Affiliates of any Borrower or any Subsidiary of any Borrower in the ordinary course of business, (v) transactions by or among any Borrower and any other Borrower, (vi) transactions expressly permitted pursuant to Section 8.3, 8.6, 8.7, 8.8 or 8.9, (vii) except to the extent such payments constitute Permitted Management Fees, the making of required payments to Kelso pursuant to any of the Kelso Agreements (in each case as in effect on the date hereof), (viii) to the extent that before and after giving effect to each such payment of Permitted Management Fees, no Default or Event of Default shall have occurred and be continuing, the payment by any Borrower to Kelso of Permitted Management Fees in an aggregate amount not exceeding $500,000 in any Fiscal Year, provided, that, to the extent that any payments of Permitted Management Fees are not made at

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

any time because a Default or an Event of Default has occurred and is continuing, the amount of all such unpaid Permitted Management Fees shall continue to accrue and, when any such Default or Event of Default is no longer continuing, BWAY may make payments to Kelso in an amount equal to the total amount of all such unpaid Permitted Management Fees (to the extent that before and after giving effect to each such payment, no other Default or Event of Default shall have occurred and be continuing).

        8.11 LIMITATION ON TRANSACTIONS UNDER ERISA. (a) No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly amend a Benefit Plan resulting in an increase in current liability for the plan year such that any of such Borrower, any Subsidiary of such Borrower or any ERISA Affiliate is required to provide security to such a Benefit Plan under Section 401(a)(29) of the Code.

        8.12 NO ADDITIONAL BANK ACCOUNTS. Except with the prior written consent of the Agent, no Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than the Disbursement Account, the Depositary Accounts and the other accounts set forth on Schedule B, Part 8.12.

        8.13 AMENDMENTS OF RELATED TRANSACTIONS DOCUMENTS. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, amend, modify, cancel or terminate or permit the amendment, modification, cancellation or termination of, any of the Related Transaction Documents to which it is a party, except for any such amendments, modifications, cancellations or terminations, as the case may be, that singly or in the aggregate could not reasonably be expected to have a material adverse impact on the rights, remedies and other interests of the Agent or Lenders under the Credit Documents taken as a whole.

        8.14 ADDITIONAL RESTRICTIVE COVENANTS. Except for Permitted Restrictive Covenants and restrictions existing under or by reason of (a) applicable Requirements of Law, (b) the Subordinated Note Documents, (c) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Borrower or any Subsidiary of any Borrower, (d) restrictions on the transfer of any asset subject to a Lien permitted pursuant to Sections 8.4(c) and (k), and (e) customary restrictions in agreements relating to the sale of a Subsidiary of any Borrower, pending consummation of such sale, no Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective: (i) any consensual restriction limiting the ability (whether by covenant, event of default, subordination or otherwise and including any such the effect of which is to require the providing of equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Agent and the Lenders) to (A) pay dividends or make any other distributions on shares of its Capital Securities held by any Borrower or any other Subsidiary of any Borrower; (B) pay any obligation to any Borrower or any other Subsidiary of any Borrower; (C) make any loans or advances to or other Investments in any Borrower or in any other Subsidiary of any other Borrower; or (D) create or permit to exist any Lien upon the assets of any Borrower or any Subsidiary of any Borrower, other than Liens permitted under Section 8.4; or (ii) any contractual obligation which could reasonably be expected to restrict or otherwise inhibit in any material

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

respect the Agent's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default.

        8.15 NO ADDITIONAL SUBSIDIARIES. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, form or acquire any new Subsidiaries after the Closing Date, except for (a) Wholly-Owned Subsidiaries which are Foreign Subsidiaries, to the extent that the Investment therein is permitted pursuant to Section 8.9(l), (b) Wholly-Owned Subsidiaries which are Domestic Subsidiaries formed or acquired by a Borrower in connection with the consummation of an Acquisition permitted pursuant to Section 8.9(d), and (c) Joint Ventures, to the extent that the Investment therein is permitted pursuant to Section 8.9(k); provided, that, (i) in the case of any such Wholly-Owned Subsidiary which is a Domestic Subsidiary formed or acquired in connection with the consummation of an Acquisition, upon or immediately following such consummation, (x) such Wholly-Owned Subsidiary shall be joined as a party to this Credit Agreement, the Borrower Security Agreement and all other applicable Credit Documents and shall have taken such further actions and executed such additional agreements, documents and instruments as the Agent may reasonably determine to be necessary or desirable to further carry out and consummate the provisions contemplated by the Credit Documents with respect to such Wholly-Owned Subsidiary, including, without limitation, the granting to the Agent for the benefit of the Agent and Lenders of an enforceable, first (subject to Permitted Liens) and perfected Lien on substantially all properties and assets of such Wholly-Owned Subsidiary and (y) the Agent shall have been granted for the benefit of the Agent and Lenders an enforceable, first (subject to Permitted Liens) and perfected Lien on all Capital Securities of any kind therein, (ii) in the case of any such Wholly-Owned Subsidiary which is a Foreign Subsidiary, the Agent shall have been granted for the benefit of the Agent and Lenders an enforceable, first (subject to Permitted Liens) and perfected Lien on sixty-five percent (65%) of the total combined voting power of all classes of Capital Securities therein, and in the case of both clauses (i) and (ii) above, the Agent shall have received duly executed copies of all agreements, instruments and documents as the Agent may reasonably deem necessary or desirable in connection therewith.

        8.16 DESIGNATED SENIOR DEBT. No Borrower shall, or shall permit any of its Subsidiaries to designate any Indebtedness (other than the Obligations) as "Designated Senior Debt" for purposes of, and as defined in the Subordinated
Note Indenture.

        8.17 LIMITATION ON DERIVATIVE TRANSACTIONS. Except for Derivative Transactions which are entered into in the ordinary course and pursuant to the reasonable requirements of such Person's business, the Indebtedness in respect of which is permitted pursuant to Section 8.3(f), no Borrower shall, or shall permit any of its Subsidiaries to, enter into any Derivative Transaction.

                                   ARTICLE 9

                         EVENTS OF DEFAULT AND REMEDIES

        9.1 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an Event of Default hereunder (whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of any Borrower, any Subsidiary of any

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

Borrower or any other Credit Party, or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or nongovernmental body):

        (a) failure of the Borrowers to pay (i) any Obligation in respect of principal of any Loan when due and payable, whether at stated maturity, by acceleration or otherwise, or (ii) any interest on any Loan, or any Fees, Expenses or other Obligations, in each case within three (3) Business Days of when due and payable, whether at stated maturity, by acceleration or otherwise; or

        (b) failure of any Borrower or any Subsidiary of any Borrower to perform, comply with or observe any term, covenant or agreement applicable to it contained in Article 7 (other than Sections 7.3, 7.9, 7.12 and 7.15) or Article 8; or

        (c)     (i)     any representation or warranty made by any Borrower, any
Subsidiary of any Borrower or any other Credit Party under this Credit Agreement or under any other Credit Document shall prove to have been incorrect in any material respect when made or deemed made; or

                (ii) any Borrower, any Subsidiary of any Borrower or any other Credit Party shall fail to comply with any covenant contained in this Credit Agreement or the other Credit Documents (other than under a provision covered by Section 9.1(a) or (b) above), which failure to comply is not cured within thirty (30) days after notice thereof from the Agent to the Funds Administrator; or

        (d) except as otherwise expressly permitted hereunder, dissolution, liquidation, winding up or cessation of any Credit Party's businesses, or the failure of any Credit Party to meet its debts generally as they mature, or the calling of one or more meetings of any Credit Party's major creditors for purposes of obtaining a moratorium on payment or a compromise of such Credit Party's debts; or

        (e)     any Credit Party shall become the subject of an Insolvency
Event; or

        (f)     the occurrence of a Change of Control; or

        (g)     (i)     the occurrence of an Event of Default (as such term is
defined in the Subordinated Note Indenture); or

                (ii) occurrence of a default or event of default (in each case which shall continue beyond the expiration of any applicable grace periods) which permits the acceleration of the maturity of any note, agreement or instrument evidencing any other Indebtedness of any Borrower or any Subsidiary of any Borrower, and the aggregate principal amount of all such Indebtedness with respect to which such a default or event of default has occurred, or the maturity of which is permitted to be accelerated, exceeds $1,000,000; or

        (h) any covenant, agreement or obligation of any party contained in or evidenced by any of the Credit Documents shall cease to be enforceable in accordance with its terms, or any party (other than the Agent or the Lenders, in its capacity as such, and not in its capacity as an

                                     - 89 -

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Issuing Lender) to any Credit Document shall deny or disaffirm its obligations under any of the Credit Documents, or any Credit Document shall be cancelled, terminated, revoked or rescinded without the express prior written consent of the Agent, or any action or proceeding shall have been commenced by any Person (other than the Agent or a Lender, in its capacity as such, and not in its capacity as an Issuing Lender) seeking to cancel, revoke, rescind or disaffirm the obligations of any party to any Credit Document, or any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to any Credit Document are illegal, invalid or unenforceable; or

        (i) (i) any Termination Event shall occur with respect to any Benefit Plan, (ii) any Accumulated Funding Deficiency, whether or not waived, shall exist with respect to any Benefit Plan, (iii) any Person shall engage in any Prohibited Transaction involving any Benefit Plan, (iv) any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate shall be in "default" (as defined in ERISA Section 4219(c)(5)) with respect to payments owing to any Benefit Plan that is a Multiemployer Plan as a result of such Person's complete or partial withdrawal (as described in ERISA Section 4203 or 4205) therefrom,
(v) any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate shall fail to pay when due and payable an amount that is payable by it to the PBGC or to any Benefit Plan under Title IV of ERISA, (vi) a proceeding shall be instituted by a fiduciary of any such Benefit Plan against any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate to enforce ERISA Section 515 and such proceeding shall not have been dismissed within 30 days thereafter or
(vii) any Person shall engage in any breach of fiduciary duty under Section 404 of ERISA involving any Benefit Plan, except that no event of default or non-compliance with law referred to in clauses (i) through (vii) shall constitute an Event of Default if it, together with all other such events or conditions at the time existing, has not subjected, and in the reasonable determination of the Agent will not subject, any Borrower or any Subsidiary of any Borrower to any liability that, alone or in the aggregate with all such liabilities for all such Persons, exceeds $1,000,000; or

        (j) One or more judgments or decrees shall be entered against any Borrower or any Subsidiary of any Borrower involving a liability of $500,000 or more, in the case of any one such judgment or decree, and $1,000,000 or more, in the aggregate for all such judgments and decrees for the Borrowers and their Subsidiaries combined (in each case, to the extent not paid or covered by a reputable and solvent insurance carrier that has acknowledged such coverage in writing) and such judgments or decrees shall not have been vacated, discharged or stayed pending appeal within thirty (30) days from the entry date thereof; or

        (k) BCO Holding engages in any type of business activity other than the ownership of the Capital Securities of BWAY and the performance of its respective obligations under the Related Transactions Documents and the Credit Documents.

        9.2 ACCELERATION AND CASH COLLATERALIZATION. Upon the occurrence of an Event of Default and which is continuing, the Agent shall, upon the request of the Majority Lenders, and by delivery of notice to the Funds Administrator from the Agent, take any or all of the following actions, without prejudice to the rights of the Agent, any Lender or the holder of any Note to enforce its claims against any Borrower: (a) declare all Obligations (other than contingent indemnification Obligations to the extent that no claim giving rise thereto has been asserted and remains unresolved or unsatisfied) to be immediately due and payable (except with respect to

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any Event of Default set forth in Section 9.1(e), in which case all such
Obligations (including, without limitation, all accrued but unpaid interest, fees and Expenses) shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of the Agent or any Lender; and (b) immediately terminate the Commitments hereunder.

        In addition, upon demand by the Agent or the Majority Lenders upon the occurrence of any Event of Default and which is continuing, the Borrowers shall deposit with the Agent with cash or Cash Equivalents in an amount equal to 105% of the Letter of Credit Outstandings (in each case to the extent the same are such by virtue of clause (a) of the definition thereof). Such deposit shall be held by the Agent as security for, and to provide for the payment of, Letter of Credit Outstandings.

        If at any time after acceleration of the maturity of the Obligations, the Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due and payable otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in Section 4.4) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Loans and other Obligations due and payable solely by virtue of acceleration) shall be remedied or waived, then by written notice to the Funds Administrator, the Majority Lenders may elect, in the sole discretion of such Majority Lenders, to rescind and annul the acceleration and its consequences and return any cash collateral; but such action shall not affect any subsequent Default or Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Majority Lenders; they are not intended to benefit the Borrowers and do not give any Borrower the right to require the Lenders to rescind or annul any acceleration hereunder or to return any cash collateral, even if the conditions set forth herein are met.

        9.3 REMEDIES. From and after the occurrence of any Event of Default and which is continuing, the Agent may, to the extent permitted by applicable law: (a) remove from any premises where same may be located any and all documents, instruments, files and records (including the copying of any computer records), and any receptacles or cabinets containing same, relating to any or all of the Collateral, or the Agent may use (at the expense of the Borrowers) such of the supplies or space of any Borrower at any Borrower's place of business or otherwise, as may be necessary to properly administer and control any or all of the Collateral or the handling of collections and realizations thereon; (b) bring suit, in the name of a Borrower or the Lenders and generally shall have all other rights respecting any or all of the Collateral, including the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any or all of the Collateral and issue credits in the name of a Borrower or the Lenders; and (c) foreclose the security interests created pursuant to the Credit Documents by any available judicial procedure, or to take possession of any or all of the Collateral without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing same. To the extent permitted by applicable law, the Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of a Borrower or the Lenders, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker's board, in lots

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or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and the Agent or any other Lender shall have the right to purchase at any such sale. If any Collateral shall require rebuilding, repairing, maintenance or preparation, the Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting such Collateral in such saleable form as the Agent shall deem appropriate. Each Borrower agrees, at the request of the Agent, to assemble the Collateral and to make it available to the Agent at places which the Agent shall select, whether at the premises of such or any other Borrower or elsewhere, and to make available to the Agent the premises and facilities of such Borrower for the purpose of the Agent's taking possession of, removing or putting the Collateral in saleable form. However, if notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification. Unless expressly prohibited by the licensor thereof, if any, the Agent is hereby granted a license to use, upon the occurrence and during the continuance of an Event of Default, all computer software programs, data bases, processes and materials used by each Borrower in connection with its businesses or in connection with the Collateral. The net cash proceeds resulting from the Agent's exercise of any of the foregoing rights (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by the Agent to the payment of the Obligations (other than contingent indemnification Obligations to the extent that no claim giving rise thereto has been asserted and remains unresolved or unsatisfied), whether due and payable or to become due and payable, in such order as the Agent may elect, and pending such payment shall be held as security for such payment. All of such net cash proceeds remaining after the payment of all Obligations (other than contingent indemnification Obligations to the extent that no claim giving rise thereto has been asserted and remains unresolved or unsatisfied), unless otherwise required pursuant to applicable law, shall be paid by the Agent to the Funds Administrator. Each Borrower shall remain liable to the Agent and the Lenders for any deficiencies. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

                                   ARTICLE 10

                                    THE AGENT

        10.1    APPOINTMENT OF AGENT.

        (a) Each Lender hereby designates DBTCo as its contractual representative to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of a Note or a participation interest in a Letter of Credit by the acceptance of such Note or participation interest shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Credit Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent shall hold all Collateral and all payments of principal, interest, Fees, charges and Expenses received pursuant to this Credit Agreement or any other Credit Document for the benefit of the Lenders and the Issuing Lenders to be distributed as provided herein. The Agent may perform any of its duties hereunder by or through its agents or employees.

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        (b)     The provisions of this Article 10 are solely for the benefit of the Agent, the Lenders and the Issuing Lenders, and none of the Credit Parties shall have any rights as a third party beneficiary of any of the provisions hereof (other than Section 10.9). In performing its functions and duties under this Credit Agreement, the Agent shall act solely as agent of the Lenders and the Issuing Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party.

        10.2 NATURE OF DUTIES OF AGENT. The Agent shall have no duties or responsibilities except those expressly set forth in this Credit Agreement and the other Credit Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Credit Agreement or the other Credit Documents a fiduciary relationship in respect of any Lender or any Issuing Lender, and nothing in this Credit Agreement or the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Credit Agreement or the other Credit Documents except as expressly set forth herein or therein.

        10.3    LACK OF RELIANCE ON THE AGENT.

        (a) Independently and without reliance upon the Agent, any Lender or any Issuing Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of each Credit Party in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of (A) the creditworthiness of each Credit Party, and (B) the Collateral, and, except as expressly provided in this Credit Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender or any Issuing Lender with any credit or other information with respect thereto, whether coming into its possession before the Initial Credit Event or at any time or times thereafter.

        (b) The Agent shall not be responsible to any Lender or Issuing Lender for any recitals, statements, information, representations or warranties herein or in any other Credit Document or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Credit Agreement or any other Credit Document or the financial or other condition of any Credit Party. The Agent shall not be required to make any inquiry concerning either the performance or observance, of any of the terms, provisions or conditions of this Credit Agreement or any other Credit Document, or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender or Issuing Lender, as the case may be.

        10.4 CERTAIN RIGHTS OF THE AGENT. The Agent shall have the right to request instructions from the Lenders at any time. If the Agent shall request instructions from the Lenders with respect to any act or action (including the failure to act) in connection with this Credit Agreement, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Majority Lenders (or, to the extent required pursuant to Section 11.10, all Lenders), and the Agent shall not incur liability to

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any Person by reason of so refraining. Without limiting the foregoing, no Lender or Issuing Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Majority Lenders.

        10.5 RELIANCE BY THE AGENT. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex or facsimile transmission, E-mail, telecopier message, cablegram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Agent may consult with legal counsel (including counsel for the Borrowers with respect to matters concerning the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts. The Agent may, but shall not be required to, rely on Borrowing Base Certificates and any other schedules or reports delivered to the Agent in connection herewith in determining the amount of the Borrowing Base and the then eligibility of Accounts and Inventory of the respective Borrowers. Reliance thereon by the Agent from time to time shall not be deemed to limit the right of the Agent to revise advance rates or standards of eligibility to the extent provided in the definition of the term "Borrowing Base" set forth herein.

        10.6 INDEMNIFICATION OF AGENT. To the extent the Agent is not reimbursed and indemnified by the Borrowers, each Lender will reimburse and indemnify the Agent, in proportion to its respective Commitment, for and against any and all Liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever (including all Expenses) which may be imposed on, incurred by or asserted against the Agent, in any way relating to or arising out of this Credit Agreement or any other Credit Document; provided that no Lender, shall be liable for any portion of such Liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent it is determined by a judgment of a court that is binding on the Agent, final and not subject to review on appeal, to be the result of acts or omissions on the part of the Agent, constituting gross negligence or willful misconduct.

        10.7 THE AGENT IN ITS INDIVIDUAL CAPACITY. With respect to its obligation to lend under this Credit Agreement, the Loans made by it and the Notes issued to it, and its participation in Letters of Credit, the Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms "Lenders," "Majority Lenders," "holders of Notes," or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with any Borrower or any Affiliate of any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Credit Agreement and otherwise without having to account for the same to the Lenders or any Issuing Lender.

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        10.8    HOLDERS OF NOTES.

        (a) The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

        10.9    SUCCESSOR AGENT.

        (a) The Agent may, upon five (5) Business Days' notice to the Lenders and the Funds Administrator, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this Section 10.9) by giving written notice thereof to the Lenders and the Funds Administrator. Upon such resignation, the Majority Lenders shall have the right, upon five (5) days' notice to the Funds Administrator (and with the consent of the Borrowers, which consent shall not be unreasonably withheld or delayed), to appoint a successor Agent. If no successor Agent (i) shall have been so appointed by the Majority Lenders and (ii) shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then, upon five (5) days' notice, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent.

        (b) Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Credit Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement.

        (c) In the event of a material breach by the Agent of its duties hereunder, the Agent may be removed by the Majority Lenders for cause and the provisions of this Section 10.9 shall apply to the appointment of a successor Agent. Such removal of the Agent shall also operate, if at the time any such Person is serving as such, as a removal of DBTCo and each of its Serving Affiliates, if any, as an Issuing Lender, subject to Section 10.9(d).

        (d) No removal of DBTCo, Deutsche Bank AG or any of its Serving Affiliates pursuant to Section 10.9(c), as an Issuing Lender, shall be effective unless its Liabilities under each Letter of Credit are secured with cash or by letters of credit in form and substance, and issued by issuers, reasonably satisfactory to DBTCo, Deutsche Bank AG or such Serving Affiliate.

        10.10   COLLATERAL MATTERS.

        (a) Each Lender and each Issuing Lender authorizes and directs the Agent to enter into the Collateral Documents for the benefit of such Person. Each Lender and each Issuing Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 11.10, any action taken by the Majority

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

Lenders in accordance with the provisions of this Credit Agreement or the Collateral Documents, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and all the Issuing Lenders. The Agent is hereby authorized on behalf of all of the Lenders and all the Issuing Lenders, without the necessity of any notice to or further consent from any Lender or any Issuing Lender from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

        (b) Each Lender and each Issuing Lender hereby authorizes the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or disposed of upon receipt of the proceeds of such sale by the Agent, if the Funds Administrator certifies to the Agent that such sale or disposition is made in compliance with Section 8.5 (and the Agent may rely conclusively on any such certificate, without further inquiry) or (iii) if approved, authorized or ratified in writing by the Majority Lenders, unless such release is required to be approved by all of the Lenders pursuant to Section 11.10. Upon request by the Agent at any time, each Lender and each Issuing Lender will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 10.10.

        (c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Credit Agreement, or consented to in writing by the Majority Lenders (or all Lenders, if such release is required to be approved by all of the Lenders pursuant to Section 11.10), and upon at least five (5) Business Days' prior written request by the Funds Administrator, the Agent shall (and is hereby irrevocably authorized by each Lender and each Issuing Lender, to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Agent, the Lenders and the Issuing Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's good faith determination would expose the Agent to or create any Liability or entail any consequence, other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Borrower or any Credit Party in respect of) all interests retained by any Borrower or any Credit Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the Expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

        (d) The Agent shall have no obligation whatsoever to any Lender, any Issuing Lender or any other Person to assure that the Collateral exists or is owned by any Borrower or any Subsidiary thereof or is cared for, protected or insured or that the Liens granted to the Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care,

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

disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section 10.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

        10.11 ACTIONS WITH RESPECT TO DEFAULTS. In addition to the Agent's right to take actions on its own accord as permitted under this Credit Agreement, the Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Majority Lenders; provided that until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders and the Issuing Lenders; and, further, provided that the Agent shall not be required under any circumstances to take any action that, in its judgment, (a) is contrary to any provision of the Credit Documents or applicable law or (b) will expose it to any liability or expense against which it has not been indemnified to its satisfaction.

        10.12 DELIVERY OF INFORMATION. The Agent shall not be required to deliver to any Lender or any Issuing Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from the Funds Administrator, any Borrower, any Subsidiary of any Borrower, the Majority Lenders, any Lender, any Issuing Lender or any other Person under or in connection with this Credit Agreement or any other Credit Document except (a) as specifically provided in this Credit Agreement or any other Credit Document and (b) as specifically requested from time to time in writing by any Lender, or any Issuing Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.

                                   ARTICLE 11

                                  MISCELLANEOUS

        11.1 SUBMISSION TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

        (a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NONEXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE LOCATED IN NEW YORK, NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

        (b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW

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OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH
COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

        (c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS OF SUCH PARTY SET FORTH IN SECTION 11.5 OR AT SUCH OTHER ADDRESS OF WHICH THE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

        (d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST ANY BORROWER, OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS; AND

        (e) IN THE CASE OF EACH CREDIT PARTY, WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT.

        11.2 JURY TRIAL. THE CREDIT PARTIES, THE AGENT, EACH ISSUING LENDER AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS CREDIT AGREEMENT, THE OTHER CREDIT DOCUMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO.

        11.3 GOVERNING LAW. THE RIGHTS AND DUTIES OF THE CREDIT PARTIES, THE AGENT, EACH ISSUING LENDER AND THE LENDERS UNDER THIS CREDIT AGREEMENT, THE NOTES (INCLUDING MATTERS RELATING TO THE MAXIMUM PERMISSIBLE RATE) AND THE OTHER CREDIT DOCUMENTS SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

        11.4 DELAYS; PARTIAL EXERCISE OF REMEDIES. No delay or omission of Agent, any Issuing Lender, any Lender or any Credit Party to exercise any right or remedy hereunder or under any of the other Credit Documents, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by the Agent, any Issuing Lender, any Lender or any Credit Party of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

        11.5 NOTICES. Except as otherwise provided herein, all notices and correspondence hereunder shall be in writing and sent by certified or registered mail, return receipt requested, or by overnight delivery service, with all charges prepaid, to the following addresses, (a) if to the

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Agent, or any of the Lenders, then to Deutsche Bank Trust Company Americas, 31
West 52nd Street, New York, New York 10019, Attention Credit Department (with a copy to Deutsche Bank Trust Company Americas, 233 South Wacker Drive, Suite 8400, Chicago, Illinois 60606, Attention: Credit Department); (b) if to any Issuing Lender, to the address specified in the applicable Letter of Credit Request; and (c) if to the Funds Administrator or any Borrower, then to such Person at 8607 Roberts Drive, Suite 250, Atlanta, GA 30350, Attention: Treasurer (with a copy to Debevoise & Plimpton, 919 Third Avenue, New York, New York, 10022, Attention: Stephen Hertz, Esq.) or by facsimile transmission, promptly confirmed in writing sent by first class mail, (i) if to the Agent, or any of the Lenders, at (212) 250-2500, (with a copy to (312) 993-8139); (ii) if to an
Issuing Lender, as specified in the applicable Letter of Credit Request; and
(iii) if to the Funds Administrator or any Borrower at (770) 587-0186 (with a copy to Debevoise & Plimpton, (212) 909-6836, Attention: Stephen Hertz, Esq., and to Kelso & Company, L.P., 320 Park Avenue, New York, New York 10022,
Attention: James J. Connors II). All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, three (3) Business Days after being postmarked, (b) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused and (c) if sent by facsimile transmission, when receipt of such transmission is acknowledged.

        11.6    ASSIGNABILITY.

        (a) The Borrowers shall not have the right to assign this Credit Agreement or any interest therein except with the prior written consent of the Agent.

        (b) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrowers.

        (c) Each Lender may assign to one or more banks, other financial institutions or investment funds all or a portion of its rights and obligations under this Credit Agreement, the Notes and the other Credit Documents; provided that, except in the case of an assignment to a Federal Reserve Bank (which may be made without condition or restriction, provided that no such assignment to a Federal Reserve Bank shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto),
(i) such assignment shall be for a fixed and not varying percentage of the assigning Lender's Loans, participation interests in Letters of Credit and Commitment, (ii) the Agent (after prior consultation with the Funds Administrator) shall consent to such assignment), (iii) for each such assignment, the parties thereto shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Assumption Agreement, together with any Note or Notes subject to such assignment and a processing and recordation fee of $5,000 and (iv) except for any assignment covering all or the remaining portion of an assigning Lender's rights and obligations under this Credit Agreement, the Notes and the other Credit Documents, no such assignment shall be for less than $10,000,000 of the assigning Lender's Commitment, unless such assignment is to a then-current holder of a Note. Upon such execution and delivery of the Assignment and Assumption Agreement to the Agent, from and after the date specified as the effective date in the Assignment and Assumption Agreement (the "Acceptance Date"), (A) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption Agreement,

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such assignee shall have the rights and obligations of a Lender hereunder and
(B) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption Agreement, relinquish its rights (other than any rights it may have pursuant to Section 11.8, which rights will survive) and be released from its obligations (other than any obligations it may have pursuant to Section 11.7, which obligations will survive under this Credit Agreement (and, in the case of an Assignment and Assumption Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto).

        (d) By executing and delivering an Assignment and Assumption Agreement, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or any other Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the Notes, or any other Credit Document; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, any other Credit Parties or any Issuing Lender, the value of the Collateral, or the performance or observance by (A) any Borrower or any other Credit Parties of any of its obligations under this Credit Agreement or any other Credit Document, or
(B) any Issuing Lender of any of its obligations in respect of any Letter of Credit; (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the Financial Statements referred to in
Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement; (iv) such assignee represents and warrants that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution that makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder; (v) such assignee will continue, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, to make its own credit decisions in taking or not taking action under this Credit Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Credit Documents as are delegated to the Agent by their terms, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.

        (e)     The Agent shall maintain at its address referred to in Section
11.5 a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Funds Administrator, each of the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit

Agreement. The Register and copies of each Assignment and Assumption shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

        (f) Upon its receipt of an Assignment and Assumption Agreement executed by an assigning Lender, together with the Note or Notes subject to such assignment (which Note or Notes the Agent shall promptly mark "substituted and amended"), the Agent shall, if such Assignment and Assumption Agreement has been completed and is in substantially the form of Exhibit A hereto and otherwise complies with this Section 11.6, (i) accept such Assignment and Assumption Agreement, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Funds Administrator. Within five (5) Business Days after its receipt of such notice, if so requested by the Agent, the Borrowers shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note or Notes to the order of the assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Assumption Agreement and, if the assigning Lender has retained a Commitment hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall re-evidence the Indebtedness outstanding under the old Note or Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the Closing Date and shall otherwise be in substantially the form of the Note or Notes subject to such assignments.

        (g) Each Lender may sell participations (without the consent of the Agent, any Borrower or any other Lender) to one or more parties in or to all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment, the Loans owing to it and the Note or Notes held by it); provided that (i) such Lender's obligations under this Credit Agreement (including its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Credit Agreement, (iv) the Funds Administrator, the Borrowers, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement and such Notes and
(v) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Credit Agreement except to the extent such amendment or waiver would (A) extend the final maturity date or the date for the payments of any installment of fees or principal or interest of any Loans or Letter of Credit reimbursement obligations in which such participant is participating; (B) reduce the amount of any installment of principal of the Loans or the amount of any Drawing under any Letter of Credit in which such participant is participating; (C) except as otherwise expressly provided in this Credit Agreement, reduce the interest rate applicable to the Loans or the amount of any Drawing under any Letter of Credit in which such participant is participating; or (D) except as otherwise expressly provided in this Credit Agreement, reduce any Fees payable hereunder. Each Lender selling or granting a participation, including a participation sold pursuant to Section 2.10, shall indemnify the Borrowers and the Agent for any Taxes and Liabilities that either may sustain as a result of such Lender's failure to withhold and pay any Taxes applicable to payments by such Lender to its participant in respect of such participation.

        (h) Each Lender agrees that, without the prior written consent of the Borrowers and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.

        (i) Subject to Section 11.7(e), in connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding any Borrower.

        11.7 CONFIDENTIALITY. Each Lender agrees that it will use its reasonable best efforts not to disclose without the prior consent of the Borrowers (other than to its employees, auditors, advisors, Affiliates and counsel, or to another Lender if the disclosing Lender or such disclosing Lender's holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to any Borrower or any of its Subsidiaries, which is furnished pursuant to this Credit Agreement or any other Credit Document (or the respective transactions contemplated hereby or thereby, as the case may be) and which is designated by such Borrower to the Lenders in writing as confidential, provided that any Lender may disclose any such information (a) as has become generally available to the public, other than as a result of a breach of this Section 11.7, (b) as may be required in any report, statement or testimony submitted to or examination conducted by any Governmental Authority having or claiming to have jurisdiction over such Lender, (c) as may be required in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any Requirement of Law, (e) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender which prospective transferee or participant shall have agreed in writing to be subject to the confidentiality provisions of this Section 11.7, (f) to other financial institutions with respect to which the respective Lender has a contractual relationship in accordance with such Lender's regular banking procedures, provided that each such other financial institution agrees to be bound by the confidentiality provisions contained in this Section 11.7, (g) as may be required in protecting, preserving, exercising or enforcing any of its rights in, under or related to the Collateral or the Credit Documents and (h) as may be required in consulting with any Person with respect to any of the foregoing matters, provided that, to the extent permitted pursuant to applicable Requirements of Law, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Lender, in the case of any disclosure pursuant to the foregoing clauses (b), (c) or (d), such Lender will use its reasonable best efforts to notify the Funds Administrator in advance of such disclosure so as to afford the Funds Administrator or the relevant Borrower the opportunity to protect the confidentiality of the information proposed to be so disclosed.

        11.8 INDEMNIFICATION. The Borrowers shall and hereby agree jointly and severally to indemnify, defend and hold harmless the Agent, each Issuing Lender and each of the Lenders (in each case acting in their respective capacities as such), and their respective directors, officers, agents, employees, counsel, advisors and Affiliates (in each case to the extent incurred or arising as a result of or in connection with actions taken or omitted to be taken by such Person for or on behalf of the Agent, Issuing Lender or Lender, as the case may be, acting in their respective capacities as such), from and against (a) any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses (other than with respect to Taxes which shall be governed by Section 2.8) incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct or from the gross negligence or willful misconduct of their directors, officers, agents, employees, counsel, advisors or Affiliates, as the case may be) arising out of or by reason of any litigations, investigations, claims or proceedings which arise out of or are in any way related to (i) this Credit Agreement or the transactions contemplated thereby; (ii) the issuance of Letters of Credit; (iii) the failure of an Issuing Lender to honor a Drawing under any Letter of Credit, as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority; (iv) any actual or proposed use by any Borrower of (A) the proceeds of any Loans or (B) any Letter of Credit; (v) the Agent's, the Lenders' or any Issuing Lender's entering into this Credit Agreement, the other Credit Documents or any other agreements and documents relating thereto, including amounts paid in any settlement consented to by the Borrower (which consent shall not be unreasonably withheld or delayed), court costs and the reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing; or (vi) any of the Related Transactions Documents or Related Transactions; and (b) any such losses, claims, damages, liabilities, deficiencies, judgments or expenses that arise directly or indirectly from or in connection with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines (except to the extent that such losses, claims, damages, liabilities, deficiencies, judgments or expenses are finally judicially determined to have resulted from the gross negligence or willful misconduct of the Person seeking such indemnification, defense or holding harmless, or the gross negligence or willful misconduct of such Person's directors, officers, agents, employees, counsel, advisors or Affiliates). If and to the extent that the Obligations of the Borrowers under this Section 11.8 are unenforceable for any reason, the Borrowers hereby jointly and severally agree to make the maximum contribution to the payment and satisfaction of such Obligations which is permissible under applicable law. The Borrowers' joint and several Obligations under this Section
11.8 shall survive any termination of this Credit Agreement and the other Credit Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of its Obligations. In addition, the Borrowers shall, upon demand, pay to the Agent and each Lender all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Agent or such Lender in (i) enforcing or defending its rights under or in respect of this Credit Agreement, the other Credit Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (ii) collecting the Loans, (iii) foreclosing or otherwise collecting upon the Collateral or any part thereof and
(iv) obtaining any legal, accounting or other advice in connection with any of the foregoing.

        11.9 ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS. This Credit Agreement and the other Credit Documents constitute the entire agreement among the Funds Administrator, the Borrowers, the Agent and the Lenders (in their capacities as such and not in their capacity, if any, as an Issuing Lender), supersedes any prior agreements among them, and shall bind and benefit the Funds Administrator, the Borrowers, the Agent and the Lenders and their respective successors and permitted assigns.

        11.10 AMENDMENTS, ETC. No amendment or waiver of any provision of this Credit Agreement or any Collateral Document, nor consent to any departure by any Credit Party

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

therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Agent on their behalf), or if the Lenders shall not be parties thereto, by the parties thereto and consented to by the Majority Lenders (or by the Agent on their behalf), and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, notwithstanding the foregoing:

        (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) increase the Commitments of the Lenders or subject the Lenders to any additional obligations; (ii) except as otherwise expressly provided in this Credit Agreement, reduce the principal of the Notes, or interest on the Notes, or any Drawing under any Letter of Credit or any fees hereunder; (iii) postpone any date fixed for any payment in respect of principal of, or interest on, the Notes or any Drawing under any Letter of Credit or any fees hereunder; (iv) change the percentage of the Commitments, or any minimum requirement necessary for the Lenders or the Majority Lenders to take any action hereunder; (v) amend or waive this Section 11.10, or change the definition of Majority Lenders; (vi) increase the advance rates set forth in clauses (a)(ii), (iii) and (iv) of the definition of the term "Borrowing Base" from the advance rates in effect on the Closing Date, or increase the Fixed Asset Sublimit; (vii) except in connection with the financing, refinancing, sale or other disposition of any Collateral of a Borrower permitted under this Credit Agreement, or as otherwise expressly provided in this Credit Agreement, release Agent's Liens on all or substantially all of the Collateral and, provided that no amendment, waiver or consent affecting the rights or duties of the Agent or any Issuing Lender under, (x) in the case of the Agent, any term or provision of this Credit Agreement and (y) in the case of any Issuing Lender, (1) Article 3 of this Credit Agreement, (2) any Letter of Credit or (3) any application in respect of any Letter of Credit, shall in any event be effective, unless in writing and signed by the Agent or such Issuing Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

The Borrowers and the Lenders hereby authorize the Agent to modify this Credit Agreement by unilaterally amending or supplementing Annex II from time to time in the manner requested by the Borrowers, the Agent or any Lender solely in order to reflect any assignments or transfers of the Loans as provided for hereunder and to the extent in accordance with the terms of this Credit Agreement; however, provided that the Agent shall promptly deliver a copy of any such modification to the Funds Administrator and each Lender.

        11.11 NONLIABILITY OF AGENT AND LENDERS. The relationship between the Borrowers and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent, any Lender or any Issuing Lender shall have any fiduciary responsibilities to any Credit Party. Neither the Agent, any Lender or any Issuing Lender undertakes any responsibility to any Credit Party to review or inform such Credit Party of any matter in connection with any phase of any other Credit Party's business or operations.

        11.12 COUNTERPARTS. This Credit Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

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

        11.13 EFFECTIVENESS. This Credit Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent pursuant to Section 11.5 or, in the case of the Lenders, shall have given to the Agent written or facsimile notice (actually received) at such a office that the same has been signed and mailed to it.

        11.14 SEVERABILITY. In case any provision in or obligation under this Credit Agreement or the Notes or the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

        11.15 HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Credit Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

        11.16 MAXIMUM RATE. Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, the Borrowers, the Agent and the Lenders hereby agree that all agreements among them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrowers and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrowers. All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of the Borrowers to the Agent or any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness until payment in full so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Credit Agreement and all agreements among the Borrowers, the Agent and the Lenders.

        11.17 RIGHT OF SETOFF. In addition to and not in limitation of all rights of offset that any Lender may have under applicable law, each Lender shall, upon the occurrence and during the continuance of any Event of Default and whether or not such Lender has made any demand or all of the Obligations of any Credit Party are matured, have the right to appropriate and apply to the payment of the Obligations (other than contingent indemnification Obligations to the extent that no claim giving rise thereto has been asserted and remains unresolved or unsatisfied) of such Credit Party then due and payable all deposits (general or special, time or demand, provisional or final) then or thereafter held by and other Indebtedness or property then or thereafter owing by such Lender, including any and all amounts in any Depositary Account, the DBTCo Account or the Disbursement Account. For purposes of this Section 11.17, the Obligations of a Credit Party to a Lender shall include, as fully as though such Obligations were the direct Obligations of such Credit Party to such Lender, the Obligations of such Credit Party in which such Lender has a participation interest in any Letter of Credit pursuant to Article 3, in each case, to the extent of such participation. Each Lender exercising such rights shall notify the Agent thereof and any amount received as a result of the exercise of such rights shall be reallocated as set forth in Section 2.10.

        11.18   DEFAULTING LENDER.

        (a) Unless the Agent shall have received notice from a Lender, prior to the time specified in such Section, that such Lender will not make available to the Agent a Loan required to be made by it pursuant to Section 2.2 or its funding with respect to any participation interest in any Letter of Credit pursuant to Article 3, the Agent may assume that such Lender has made such amounts available to the Agent in accordance with such Sections and the Agent in its sole discretion may, in reliance upon such assumption, make available to the Borrowers or the applicable Issuing Lender a corresponding amount on behalf of such Lender.

        (b)     If any amount referred to in subsection (a) of this Section
11.18 or in Section 2.3 is not made available to the Agent by a Lender (a "Defaulting Lender") and the Agent has made such amount available to the Borrowers or an Issuing Lender, the Agent shall be entitled to recover such amount on demand from such Defaulting Lender together with interest as hereinafter provided. If such Defaulting Lender does not pay such amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Funds Administrator and the Borrowers shall immediately (but in no event later than five Business Days after such demand) pay such amount to the Agent together with interest calculated as hereinafter provided. The Agent shall also be entitled to recover from such Defaulting Lender and/or the Borrowers, as the case may be, (i) interest on such amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrowers to the date such amount is recovered by the Agent, at a rate per annum equal to either (A) if paid by such Defaulting Lender, the overnight Federal Funds Rate or (B) if paid by the Borrowers, the then applicable rate of interest, calculated in accordance with Section 4.1 or Section 4.2, plus (ii) in each case, an amount equal to any costs (including reasonable legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Credit Agreement. Nothing herein shall be deemed to relieve any Lender from its duty to fulfill its obligations hereunder or to prejudice any rights which the Borrowers or any Issuing Lender, may have against any Lender as a result of any default by such Lender hereunder, including the right of the Borrowers to seek reimbursement from any Defaulting Lender for any amounts paid by the Borrowers under clause (ii) above on account of such Defaulting Lender's default.

        (c)     (i)     Notwithstanding anything contained herein to the
contrary, so long as any Lender is a Defaulting Lender or has rejected its Commitment, the Agent shall not be obligated to transfer to such Lender (and such Lender shall not be entitled to seek payment directly from

                                     - 106 -

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the Borrowers of): (A) any payments made by the Borrowers to the Agent for the benefit of such Lender or (B) any amounts contemplated by Section 2.3(b)(i); and, such Lender shall not be entitled to the sharing of any payments pursuant to Section 2.10. Amounts otherwise payable to such Lender under Section 2.10 shall instead be paid to the Agent.

                (ii) For purposes of voting or consenting to matters with respect to the Credit Documents and determining Proportionate Share, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero (0).

                (iii) This Section 11.18(c) shall remain effective with respect to a Defaulting Lender until (A) the Obligations under this Credit Agreement shall have been declared or shall have become immediately due and payable or (B) the Majority Lenders, the Agent and the Borrowers shall have waived such Lender's default in writing.

                (iv) No Lender's Commitment shall be increased or otherwise affected, and performance by the respective Borrowers shall not be excused, by the operation of this Section 11.18(c). Any payments of principal or interest which would, but for this subsection (c), be paid to any Lender, shall be paid to the Lenders who shall not be in default under their respective Commitments and who shall not have rejected any Commitment, for application to the Loans then due and payable or to the other Obligations (other than contingent indemnification Obligations to the extent that no claim giving rise thereto has been asserted and remains unresolved or unsatisfied) then due and payable or to provide cash collateral to secure Obligations (other than contingent indemnification Obligations to the extent that no claim giving rise thereto has been asserted and remains unresolved or unsatisfied) not then due and payable in such manner and order as shall be determined by the Agent. The amount of any such payments remaining after the payment of all Obligations (other than contingent indemnification Obligations to the extent that no claim giving rise thereto has been asserted and remains unresolved or unsatisfied), unless otherwise required pursuant to applicable law, shall be paid by the Agent to the Funds Administrator.

        11.19 RIGHTS CUMULATIVE. Each of the rights and remedies of the Agent, each Issuing Lender, the Lenders and the Credit Parties under the Credit Documents shall be in addition to all of their other rights and remedies under the Credit Documents and applicable law, and nothing in the Credit Documents shall be construed as limiting any such rights or remedies.

        11.20 THIRD PARTY BENEFICIARIES. Each Issuing Lender shall be deemed to be a third party beneficiary of its rights under this Credit Agreement, provided that, except as otherwise provided in Section 11.10, such rights may be amended or waived, and any departure therefrom by any Credit Party consented to, without their respective consents.

        11.21 JOINT AND SEVERAL LIABILITY OF BORROWERS. Each of the Borrowers shall be jointly and severally liable hereunder and under each of the other Credit Documents with respect to all Obligations, regardless of which of the Borrowers actually receives the proceeds of the Loans or the benefit of any other extensions of credit hereunder, or the manner in which the Funds Administrator, the Borrowers, the Agent, the Lenders or any of the Issuing Lenders account therefor in their respective books and records. In furtherance and not in limitation of the foregoing, (i) each Borrower's obligations and liabilities with respect to proceeds of Loans which

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it receives or Letters of Credit issued on its behalf, and related fees, costs and expenses, and (ii) each Borrower's obligations and liabilities arising as a result of the joint and several liability of the Borrowers hereunder with respect to proceeds of Loans received by, or Letters of Credit issued for the account of, any of the other Borrowers, together with the related fees, costs and expenses, shall be separate and distinct obligations, both of which are primary obligations of such Borrower. Neither the joint and several liability of, nor the Liens granted to the Agent under the Collateral Documents by, any of the Borrowers shall be impaired or released by (A) the failure of the Agent, any Lender or any Issuing Lender, any successors or assigns thereof, or any holder of any Note or any of the Obligations to assert any claim or demand or to exercise or enforce any right, power or remedy against the Funds Administrator, any Borrower, any Subsidiary of any Borrower, any other Person, the Collateral or otherwise; (B) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the Obligations or the release or compromise of any obligation of any nature of any Person with respect thereto; (C) the surrender, release or exchange of all or any part of any property (including, without limitation, any Collateral consisting of property of any other Borrower) securing payment, performance and/or observance of any of the Obligations or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property; (D) except to the extent such action or inaction constitutes a breach of any Credit Document (as determined by a court of competent jurisdiction in a final and non-appealable decision), or any action or inaction on the part of the Agent, any Lender or any Issuing Lender, or any other event or condition with respect to any other Borrower, including any such action or inaction or other event or condition, which might otherwise constitute a defense available to, or a discharge of, such Borrower, or a guarantor or surety of or for any or all of the Obligations; and
(E) any other act, matter or thing (other than payment or performance of the Obligations) which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of such or any other Borrower.

        11.22   APPOINTMENT AND AUTHORIZATION OF FUNDS ADMINISTRATOR.

        (a) Each Borrower hereby designates, appoints, authorizes and empowers BWAY as its agent to act as specified in the capacity of Funds Administrator under this Credit Agreement and each of the other Credit Documents and BWAY hereby acknowledges such designation, authorization and empowerment, and accepts such appointment. Each Borrower hereby irrevocably authorizes and directs the Funds Administrator to take such action on its behalf under the respective provisions of this Credit Agreement and the other Credit Documents, and any other instruments, documents and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Funds Administrator by the respective terms and provisions hereof and thereof, and such other powers as are reasonably incidental thereto, including, without limitation, to take the following actions for and on such Borrower's behalf:

                (i) to submit Notices of Borrowing, Notices of Conversion and Notices of Continuation to Agent in accordance with the provisions of this Credit Agreement, each such notice to be submitted by the Funds Administrator to Agent as soon as practicable after its receipt of a request to do so from such Borrower; and

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                (ii)    to receive the proceeds of the Loans in accordance with
the provisions of this Credit Agreement, such proceeds to be disbursed to such Borrower by the Funds Administrator as soon as practicable after its receipt thereof; and

                (iii) to submit requests for the issuance of Letters of Credit in accordance with the provisions of this Credit Agreement, each such request for the issuance of a Letter of Credit to be submitted by the Funds Administrator as soon as practicable after its receipt of a request to do so from such Borrower.

The Funds Administrator is further authorized and directed by each of the Borrowers to take all such actions on behalf of such Borrower necessary to exercise the specific powers granted in clauses (i) through (iii) above and to perform such other duties hereunder and under the other Credit Documents, and deliver such documents as delegated to or required of the Funds Administrator by the terms hereof or thereof.

        (b) The Funds Administrator may perform any of its duties hereunder or under any of the other Credit Documents by or through its agents or employees.

                  -Remainder of Page Intentionally Left Blank-
                            -Signature Page Follows-

        IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

                                            BORROWERS:

                                            ARMSTRONG CONTAINERS, INC.
                                            BWAY CORPORATION
                                            BWAY MANUFACTURING, INC.,
                                            each a Delaware corporation

                                            By: /s/ Kevin C. Kern
                                                -------------------------------
                                            Name: Kevin C. Kern
                                            Title: Vice President and Treasurer


                                            FUNDS ADMINISTRATOR:

                                            BWAY CORPORATION, in its capacity
                                            as Funds Administrator

                                            By: /s/ Kevin C. Kern
                                                -------------------------------
                                            Name: Kevin C. Kern
                                            Title: Chief Financial Officer

                                            AGENT AND LENDER:

                                            DEUTSCHE BANK TRUST COMPANY
                                            AMERICAS, in the respective
                                            capacities of Agent and Lender

                                            By: /s/ Albert Fischetti
                                                -------------------------------
                                            Name: Albert Fiscetti
                                            Title: Director

                                            LENDER:

                                            BANK OF AMERICA, N.A

                                            By: /s/ Perri H. Love
                                                -------------------------------
                                            Name: Perri H. Love
                                            Title: Assistant Vice President

                                            LENDER:

                                            FLEET CAPITAL CORPORATION

                                            By: /s/ David A. Gozdecki
                                                -------------------------------
                                            Name: David A Gozdecki
                                            Title: Assistant Vice President

                                            LENDER:

                                            HELLER FINANCIAL, INC., a GE Capital
                                            Company

                                            By: /s/ Dwayne L. Coker
                                                -------------------------------
                                            Name: Dwayne L. Coker
                                            Title: Duly Authorized Signer

                                            LENDER:

                                            LASALLE BANK NATIONAL ASSOCIATION

                                            By: /s/ John Mostofi
                                                -------------------------------
                                            Name: John Mostofi
                                            Title: Senior Vice President

                                            LENDER:

                                            TRANSAMERICA BUSINESS CAPITAL
                                            CORPORATION

                                            By: /s/ Ari Kaplan
                                                -------------------------------
                                            Name: Ari Kaplan
                                            Title: Vice President

                                            LENDER:

                                            WHITEHALL BUSINESS CREDIT
                                            CORPORATION

                                            By: /s/ Chris Magnante
                                                -------------------------------
                                            Name: Chris Magnante
                                            Title: Assistant Vice President